   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1998
                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                               VERTICALNET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ----------------

      PENNSYLVANIA                    7319               23-2815834
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL(I.R.S EMPLOYER
    JURISDICTION OF         CLASSIFICATION CODE NO.)   IDENTIFICATION
    INCORPORATION OR                                        NO.)
     ORGANIZATION)

                              2 WALNUT GROVE DRIVE
                               HORSHAM, PA 19044
                                 (215) 328-6100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MARK L. WALSH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              2 WALNUT GROVE DRIVE
                               HORSHAM, PA 19044
                                 (215) 328-6100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

        JAMES W. MCKENZIE, JR.                    BARBARA L. BECKER
     MORGAN, LEWIS & BOCKIUS LLP                CHADBOURNE & PARKE LLP
          1701 MARKET STREET                     30 ROCKEFELLER PLAZA
     PHILADELPHIA, PA 19103-2921                  NEW YORK, NY 10112
            (215) 963-5000                          (212) 408-5100

                                ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                  PROPOSED
           TITLE OF EACH CLASS OF             MAXIMUM AGGREGATE    AMOUNT OF
         SECURITIES TO BE REGISTERED          OFFERING PRICE(1) REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.01 par value.................    $30,000,000         $8,850

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                                ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT +
+SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE         +
+SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion, dated November 27, 1998

PROSPECTUS
                                                                         (LOGO)

                                       SHARES
                               VERTICALNET, INC.
                                  COMMON STOCK

--------------------------------------------------------------------------------

 This is our initial public offering of shares of common stock. We are offering shares.
               No public market currently exists for our shares.

                     We propose to list the shares on the
                       Nasdaq National Market under the
                       symbol "VERT." Price Range $   to
                                $   per share.

     Investing in the shares involves risks. Risk Factors begin on page 8.

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................   $       $
Underwriting Discount..........................................   $       $
Proceeds to VerticalNet........................................   $       $

We have granted the underwriters a 30-day option to purchase up to additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about        , 1999.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

                               HAMBRECHT & QUIST

                                                    VOLPE BROWN WHELAN & COMPANY

       , 1999

            [GRAPHIC SHOWING MULTIPLE SCREEN SHOTS OF HOME PAGES FOR
                        OUR VERTICAL TRADE COMMUNITIES.]

                 [GRAPHIC SHOWING A STOREFRONT ADVERTISEMENT
                  ON ONE OF OUR VERTICAL TRADE COMMUNITIES.]

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    8
Use of Proceeds.....................   19
Dividend Policy.....................   19
Capitalization......................   20
Dilution............................   21
Selected Financial Data.............   22
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   24
Our Business........................   31
Management..........................   49

                                                                       PAGE
                                                                       ----
Certain Transactions..................................................  58
Principal Shareholders................................................  60
Description of Capital Stock..........................................  61
Shares Eligible for Future Sale.......................................  66
Underwriting..........................................................  68
Experts...............................................................  70
Legal Matters.........................................................  70
Additional Information................................................  71
Reports to Security Holders...........................................  71
Index to the Company's Financial Statements........................... F-1

                             ABOUT THIS PROSPECTUS

 Unless otherwise indicated, the information in this prospectus assumes:

  . no exercise of the underwriters' over-allotment option;

  . all outstanding shares of our convertible preferred stock will be converted into shares of common stock at or immediately before the closing of the offering;

  . a -for- reverse stock split of our outstanding capital stock will become effective before the closing of the offering; and

  . no exercise of outstanding options or warrants to purchase common stock.

 You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

 This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of this offering.

  Unless the context in which such terms are used would require a different meaning, all references to "VerticalNet," "we" or "our" refer to VerticalNet, Inc. and its subsidiaries. Our subsidiaries include Boulder Interactive Technology Services Co., known as RF GlobalNet, and Informatrix Worldwide, Inc., both of which we acquired in September 1998. The acquisition of RF GlobalNet is reflected in the financial information contained in this prospectus on a pro forma basis giving effect to the acquisition as if it had occurred on January 1, 1997, and the acquisition of Informatrix as if it had occurred on October 15, 1997 ("on a pro forma basis").

  See the section of this prospectus entitled "Risk Factors" for a discussion of certain factors that you should consider before investing in the common stock offered in this prospectus. All trademarks and trade names appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY


                                  OUR COMPANY
  VerticalNet is the largest creator, owner and operator of vertical trade communities, which are targeted business-to-business communities of commerce on the Internet. Our vertical trade communities are Web sites that act as industry-specific comprehensive sources of information, interaction and electronic commerce, also known as e-commerce. Vertical trade communities combine:

 . product          . directories;
  information;
 . requests for     . classifieds;
  proposals;
 . discussion       . job listings;
  forums;
 . e-commerce       . online professional education courses; and
  opportunities;
 . industry news;   . virtual trade shows.

  Each vertical trade community is individually branded, focuses on one industrial sector and caters to individuals with similar professional interests. We design each of our vertical trade communities to attract technical and purchasing professionals with highly specialized product and specification requirements, and purchasing authority or influence.

  We satisfy a developing market not currently being adequately served through traditional channels, such as trade publishers, trade shows and trade associations. We also believe that this market is not currently being served by Internet companies, which tend to focus on the consumer market and not on the business-to-business market. Our vertical trade communities exploit the interactive features and global reach of the Internet, allowing buyers to research, source, contact and purchase from suppliers.

                                ----------------
                       OUR 29 VERTICAL TRADE COMMUNITIES

ENVIRONMENT & UTILITY                 PROCESS INDUSTRIES
Water Online (wateronline.com)        Chemical Online (chemicalonline.com)
Pollution Online                      Pharmaceutical Online (pharmaceuticalonline.com)
 (pollutiononline.com)                Semiconductor Online
Solid Waste Online (solidwaste.com)    (semiconductoronline.com)
Pulp and Paper Online                 Hydrocarbon Online
 (pulpandpaperonline.com)              (hydrocarbononline.com)
Power Online (poweronline.com)        Paint and Coatings Online
Public Works Online                    (paintandcoatings.com)
 (publicworks.com)                    Food Online (foodonline.com)
ELECTRONICS                           Adhesives and Sealants Online
Computer OEM Online                    (adhesivesandsealants.com)
 (computeroem.com)                    LIFE SCIENCES
Medical Design Online                 Bioresearch Online
 (medicaldesignonline.com)             (bioresearchonline.com)
Test and Measurement Online           Laboratory Network Online
 (testandmeasurement.com)              (laboratorynetwork.com)
SERVICES                              FOOD & PACKAGING
Property and Casualty Online          Food Ingredients Online (foodingredientsonline.com)
 (propertyandcasualty.com)            Packaging Network (packagingnetwork.com)
TELECOMMUNICATIONS                    Beverage Online (beverageonline.com)
RF GlobalNet (rfglobalnet.com)        Bakery Online (bakeryonline.com)
Wireless Design Online                Dairy Network (dairynetwork.com)
 (wirelessdesignonline.com)           Meat and Poultry Online (meatandpoultryonline.com)
Photonics Online
 (photonicsonline.com)
Fiber Optics Online
 (fiberopticsonline.com)

                                                              PROSPECTUS SUMMARY

  We believe we are currently the only company operating a portfolio of business-to-business vertical trade communities. Our portfolio strategy permits us to:

 . offer a comprehensive, consistent set of features and functionality in our existing vertical trade communities, and replicate these offerings to new vertical trade communities;

 . leverage infrastructure, technology, marketing and management resources to achieve economies of scale; and

 . attract an increased audience, making our individual sites more appealing to a broad array of advertisers and e-commerce enabled suppliers.

  Our objective is to continue to be the largest creator, owner and operator of a portfolio of targeted business-to-business vertical trade communities on the Internet. Our strategy includes:

 . expanding our user base and enhancing the user's experience with new features, functionality and content;

 . establishing and expanding multiple revenue streams;

 . continuing to rapidly develop new vertical trade communities;

 . forming strategic alliances for distribution and technology;

 . pursuing strategic acquisitions; and

 . expanding internationally.

  We currently generate most of our revenues from Internet trade advertising, including the development of "storefronts" (Web pages posted on our vertical trade communities that focus on an advertiser's products and provide a link to the advertiser's Web site). As our vertical trade communities expand, we expect to generate increasing revenues from services such as:

 . banner ads;

 . education/career services;

 . sponsored newsletters and discussion forums;

 . virtual trade shows;

 . e-commerce;

 . online industrial auctions; and

 . other special services.

  Internet advertising and e-commerce are projected to experience significant growth in the future:

 . Internet advertising is projected to grow from $1.9 billion in 1998 to $7.7 billion in 2002 (Source: Jupiter Communications);

 . Business-to-business Internet advertising is projected to grow from $290 million in 1998 to $2.6 billion in 2002 (Source: Forrester Research);

 . Business-to-business e-commerce is projected to grow from $17 billion in 1998 to $327 billion in 2002 (Source: Forrester Research); and

 . Online business auctions are projected to grow from $8.7 billion in 1998 to $52.6 billion in 2002 (Source: Forrester Research).

  We believe that the communities of professionals drawn to our vertical trade communities are attractive audiences for targeted business-to-business advertising on the Internet, as well as for the emerging business-to-business e-commerce market. As of October 31, 1998, our advertising customers included, among others, Asea Brown Boveri, FMC Corporation, Hewlett-Packard, Koch Industries, Motorola, Schlumberger and U.S. Filter.

PROSPECTUS SUMMARY

STRATEGIC ALLIANCES

  As part of our strategy to increase the number of users that visit our vertical trade communities and to develop e-commerce activities, we actively pursue strategic alliances. To date, we have entered into several strategic alliances including a content distribution alliance with Excite, Inc. and e-commerce alliances with Junglee Corp. and ONSALE, Inc.

ACQUISITIONS

  As part of our growth strategy, we acquire other vertical trade communities. On September 1, 1998, we acquired RF GlobalNet. RF GlobalNet operates rfglobalnet.com, a vertical trade community focused on professionals in the radio frequency and wireless communications industry. We also acquired Informatrix on September 30, 1998. Informatrix operates a vertical trade community, propertyandcasualty.com, that caters to risk managers, agents, brokers and other professionals in the insurance industry.

ABOUT OUR COMPANY

Principal Executive Offices:

 VerticalNet, Inc.
 2 Walnut Grove Drive
 Horsham, Pennsylvania 19044
 Phone: (215) 328-6100

Incorporation: 1995 in Pennsylvania.

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that address, among other things, e-commerce strategy, acquisition and expansion strategy, development of services, use of proceeds, projected capital expenditures, liquidity, development of additional revenue sources, development and maintenance of profitable strategic alliances, market acceptance of the Internet, acquisition and/or development of profitable new vertical trade communities, technological advancement, ability to develop "brand" identification, and global expansion. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

  This summary highlights some information from this prospectus and may not contain all the information that is important to you.

                                                              PROSPECTUS SUMMARY

                                  THE OFFERING

 Common Stock offered hereby...........    shares
 Common Stock to be outstanding after
  the offering (1).....................    shares
 Use of proceeds....................... to repay debt and for investments in existing and future
                                        vertical trade communities, general
                                        corporate purposes and
                                        potential strategic acquisitions. See
                                        "Use of Proceeds."
 Proposed Nasdaq National Market
  symbol..............................."VERT"

--------
(1) Excludes:

  .    shares of common stock issuable upon the exercise of options outstanding as of October 31, 1998 under our Amended and Restated 1996
    Equity Compensation Plan at a weighted average exercise price of $   per
    share;

  .     shares of common stock issuable upon the exercise of warrants outstanding as of October 31, 1998 at a weighted average exercise price
    of $   per share;

  .    shares reserved for future grants under the equity compensation plan;
    and

  .    shares earned but not yet distributed to the former shareholders of
    Informatrix pursuant to the terms of a purchase agreement with Informatrix.

PROSPECTUS SUMMARY

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                          JULY 28, 1995
                           (INCEPTION)    YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED SEPTEMBER 30,
                               TO       ----------------------------- ----------------------------------------
                          DECEMBER 31,                      1997                                   1998
                              1995       1996    1997   PRO FORMA (1)   1997        1998      PRO FORMA (1)
                          ------------- ------  ------  ------------- ----------  ----------  -------------
STATEMENT OF OPERATIONS DATA:
Revenues................     $   16     $  285  $  792     $ 1,118    $      551  $    1,862     $    2,332
Operating loss..........       (210)      (702) (4,664)     (5,675)       (2,813)     (8,350)        (9,813)
Net loss................       (211)      (709) (4,779)     (5,789)       (2,842)     (8,334)        (9,801)
Basic and diluted net
 loss per share.........
Shares used in basic and
 diluted net loss per
 share calculation......
Pro forma basic and di-
 luted net loss per
 share (2)..............
Shares used in pro forma
 basic and diluted net
 loss per common share
 calculation (2)........

                                                 AS OF SEPTEMBER 30, 1998
                                            -----------------------------------
                                                      PRO        PRO FORMA
                                            ACTUAL FORMA (3) AS ADJUSTED (3)(4)
                                            ------ --------- ------------------
BALANCE SHEET DATA:
Cash and cash equivalents.................. $3,794  $10,794
Working capital............................  1,122    1,122
Total assets...............................  9,158   16,358
Long-term debt, less current portion.......    374      374
Total shareholders' equity.................  4,709    4,909

--------
(1) Pro forma gives effect to our acquisition of RF GlobalNet as if it had occurred on January 1, 1997 and our acquisition of Informatrix as if it had occurred on October 15, 1997 (inception).
(2) See Note 1 to the financial statements for a description of the computation of the pro forma basic and diluted net loss per share and the number of shares used in computing the pro forma basic and diluted net loss per share data.
(3) Pro forma gives effect to the issuance of the notes to ICG and Progress
    Bank and the issuance of    warrants to Internet Capital Group, L.L.C. and
    Progress Bank valued at $200,000.
(4) Adjusted to reflect the sale of     shares of common stock offered hereby
    (at an assumed initial public offering price of $   per share, after
    deducting the estimated underwriting discounts and commissions, and offering expenses) and the anticipated application of the net proceeds therefrom.

                                                              PROSPECTUS SUMMARY

                                  RISK FACTORS

  You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares of our common stock.

OUR LIMITED OPERATING HISTORY

  We launched our first vertical trade community in October 1995. Accordingly, we have a limited operating history upon which you may evaluate us. In addition, our revenue model is evolving. Currently, our revenues are primarily generated from the initial construction of Web sites and from the sale of advertising on our vertical trade communities. In the future, we expect to generate revenue from multiple sources, including e-commerce and business services. We may not be able to sustain our current revenues or successfully generate e-commerce or business services revenue. If we do not generate such revenue, our business will be materially adversely affected.

OUR ANTICIPATED CONTINUED LOSSES

  Our limited operating history makes predicting our future operating results difficult. Although our revenues have grown in recent periods, they may not continue to grow or even continue at their current level. To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. We reported a net loss of $8.3 million for the nine months ended September 30, 1998. We expect to continue to incur significant losses for the foreseeable future. As of September 30, 1998, our accumulated deficit was $14.0 million.

POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS

  As a result of our limited operating history, we do not have historical financial data for any significant period of time on which to base planned operating expenses. Some of our expenses are fixed, including certain non-cancellable agreements with content and navigational service providers, as well as equipment leases and real estate leases. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. In addition, we plan to significantly increase our operating expenses to:

 . launch additional vertical trade communities;

 . increase our sales and marketing operations;

 . enter into additional sponsorship agreements;

 . broaden our customer support capabilities; and

 . pursue strategic alliances.

Expenses may also increase due to the potential impact of goodwill and other charges resulting from completed and future acquisitions.

  Additionally, leading Web sites, browser providers and other distribution channels may begin to charge us to provide access to our products and services. If any of these expenses are not accompanied by increased revenues, our business, financial condition and operating results would be materially adversely affected.

  We expect that our quarterly operating results will fluctuate significantly due to many factors, a number of which are discussed in these "Risk Factors." Many of these factors are beyond our control.

  Due to the limited history of businesses relying on the Internet as a commercial medium, we believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet the securities analysts' or your expectations, the price of our common stock could be materially adversely affected.

RISK FACTORS                           8

SEASONALITY OF OUR REVENUES

  Some of our revenue is seasonal. We experience seasonality in our advertising revenue because advertising and media buying tends to be highest in the first and fourth quarters of each calendar year. We also experience seasonality in our traffic. User traffic on our vertical trade communities and the Web sites of our partners is lower during the summer and year-end vacation and holiday periods, when usage of the Web and our services typically declines.

RELIANCE ON ADVERTISING REVENUES; UNCERTAIN ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM

  We currently rely on revenues generated from the sale of advertising on our vertical trade communities for substantially all of our revenues. To be successful, we must continue to develop advertising and other sources of revenues. Our ability to increase our advertising revenues may depend, among other things, on many factors, including:

 . advertisers' acceptance of the Internet as a legitimate advertising medium;

 . the development of a large base of users on our vertical trade communities who possess demographic characteristics attractive to advertisers; and

 . the expansion of our advertising sales force.

  It is difficult to predict advertising revenues because a wide range of rates are quoted and a variety of pricing models are offered by different vendors for a variety of advertising services. For example, we currently base our storefront advertising rates on a variety of factors including: the maturity of the particular vertical trade community, the number of storefronts and amount of other advertising purchased and the length of the advertising contract. In the future, advertising rates may be based on different parameters such as the number of sales leads or "click throughs" from our vertical trade communities to advertisers' Web sites. Changes in industry pricing practices could materially adversely affect our revenues in the future. Other factors could also affect our revenues. For example, widespread use of "filter" software programs that limit access to storefront advertising from the Internet user's browser could reduce advertising on the Internet, which would materially adversely affect our business, financial condition and operating results.

  The growth of Internet advertising requires validation of the Internet as an effective advertising medium. This validation has yet to fully occur. Acceptance of the Internet among advertisers will also depend on growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our business, financial condition and operating results could be materially adversely affected.

  No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so. Our business, financial condition and operating results would be adversely affected if the market for Internet advertising fails to develop or develops slower than expected.

                                                                   RISK FACTORS

EXPECTATION OF DEVELOPING ADDITIONAL REVENUE SOURCES; POTENTIAL DEPENDENCE ON DEVELOPMENT OF THE E-COMMERCE MARKET

  We plan to generate revenues through revenue-sharing relationships with commerce partners in addition to selling advertising. To date, we have not generated any material revenues from e-commerce. We do not anticipate generating significant revenues from e-commerce until, at the earliest, 2000, if ever. To generate significant e-commerce revenues, we will have to build or license an e-commerce platform. We currently have entered into agreements with certain commerce partners. For example, we have entered into an agreement with ONSALE, to run industrial auction Web sites. To date, we have not earned, and may never earn any revenues under this agreement. Pursuant to our agreement with ONSALE, we may not enter into auction services agreements with other commerce partners. If we do not generate any revenue from commerce related arrangements, it could have a material adverse impact on our business, financial condition and operating results.

  Our long-term success depends on widespread market-acceptance of e-commerce. A number of factors could prevent such acceptance, including the following:

 . e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

 . the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

 . increased government regulation may adversely affect the viability of e-commerce;

 . insufficient availability of telecommunications services or changes in telecommunication services could result in slower response times; and

 . adverse publicity and consumer concern about the security of e-commerce transactions could discourage its acceptance and growth.

  If e-commerce does not grow or grows slower than expected, our business will suffer.

INTENSE COMPETITION

  Competition for Internet products and services, advertising and e-commerce is intense. We expect that competition will continue to intensify. Barriers to entry are minimal, and competitors can launch new Web sites at a relatively low cost. We compete for a share of a customer's advertising budget with online services and traditional off-line media, such as print and trade associations. Although we believe that there may be opportunities for several suppliers of products and services similar to ours, a single supplier may dominate the market. Although to date there are no companies with a portfolio of vertical trade communities, several companies offer competitive vertical trade communities targeting certain of our target markets. We expect that additional companies will offer competing vertical trade communities on a standalone or portfolio basis.

  Our competitors may develop Internet products or services that are superior to or have greater market acceptance than our solutions. If we are unable to compete successfully against our competitors, our business, financial condition and operating results will be adversely affected.

  Many of our competitors have much greater brand recognition and greater financial, marketing and other resources than ours. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

RISK FACTORS

SECURITY OF TRANSACTIONS AND CONFIDENTIAL INFORMATION

  We believe that concern regarding the security of confidential information transmitted over the Internet (such as credit card numbers) prevents many potential customers from engaging in online transactions. We have included basic security features in certain of our products to protect the privacy and integrity of customer data, such as password requirements for access to certain portions of our vertical trade communities. We do not currently use authentication technology (which requires certain passwords and other information to prevent unauthorized persons from accessing a customer's information) or encryption (which transforms information into a "code" designed to be unreadable by third parties) to protect confidential information such as credit card numbers. However, we intend to license encryption technology to protect confidential transaction data.

  Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more prevalent (and consequently becomes the focus of our development of direct marketing products), our customers will become more concerned about security. If we do not add sufficient security features to future product releases, our products may not achieve an acceptable level of market acceptance or if purchased by customers, may result in additional legal exposure. The occurrence of any of the foregoing could materially adversely affect our business, financial condition and operating results.

POTENTIAL DEPENDENCE ON THIRD PARTY RELATIONSHIPS

  We use strategic alliances with other Internet companies to create traffic on our vertical trade communities and consequently, to generate revenues. These strategic alliances allow us to link our vertical trade communities to navigation services such as those offered by Excite, and on other Web sites such as ONSALE. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' Web sites. These arrangements may not generate the expected number of new customers.

  Our agreement with Excite has a term of three years (and is renewable for annual periods thereafter), but is terminable on 15 days prior written notice at the end of any year. Our agreement with ONSALE has a term of two years, but may be terminated on 90 days written notice after completion of the initial six months. If any of these agreements, or other agreements we enter into, are terminated, the traffic on our vertical trade communities could decrease or our advertising revenues derived from the sales of advertising on co-branded pages could decrease. We cannot assure you we will be able to renew successful strategic alliance agreements or enter into new arrangements with others. Additionally, we rely upon relationships with several third parties that are not based upon a written agreement and may be terminated at any time by either party. If any of these relationships are terminated the traffic on our vertical trade communities could decrease. If we are unable to further develop

                                                                   RISK FACTORS
and successfully administer our strategic alliances and advertising campaigns, our business will suffer.

DEPENDENCE ON THE INTERNET

  Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited by a number of reasons, such as:

 . infrastructure;

 . security concerns;

 . inconsistent quality of service; and

 . lack of availability of cost-effective, high-speed service.

  If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline. In addition, Web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our vertical trade communities, could be adversely affected.

UNCERTAIN ACCEPTANCE OF OUR INTERNET CONTENT

  Our future success depends upon our ability to deliver compelling Internet content about various industries to attract users with demographic characteristics valuable to our advertising customers. We may be unable to anticipate or respond to rapidly changing buyer preferences to attract enough users to our vertical trade communities. Internet users can freely navigate and instantly switch among a large number of Internet sites. Many of these Internet sites offer original content. Thus, it is difficult for us to distinguish our content and attract users. If we are unable to develop Internet content that attracts a loyal user base possessing demographic characteristics attractive to advertisers, it could have a material adverse effect on our business, financial condition and operating results.

OUR DEPENDENCE ON CONTENT PROVIDERS

  We rely on third party content providers, such as trade publications and news wires. It is critical to our business that we maintain and build our existing relationships with content providers. Many of our agreements with third party content providers are for initial terms of one to two years. The content providers may choose not to renew the agreements or may terminate the agreements early if we do not fulfill our contractual obligations, including our payment obligations. If a significant number of content providers terminate our agreements with them, it could result in decreased traffic on our vertical trade communities and decreased advertising revenue. Because our agreements with certain of our content providers are nonexclusive, a competitor could offer content similar to or the same as ours.

LICENSEE FEES PAYABLE TO CONTENT PROVIDERS

  License fees to content providers may increase as competition for such content increases. Our content providers may not enter into new agreements with us on similar terms as our current agreements. If licensing fees increase, it could materially adversely affect our business, financial condition and operating results.

RISKS ASSOCIATED WITH BRAND DEVELOPMENT

  To be successful, we must establish and strengthen the brand awareness of the "VerticalNet" brand as well as the brands

RISK FACTORS
associated with each individual vertical trade community (e.g. wateronline.com). We believe that brand recognition will become more important in the future with the growing number of Internet sites. Our brand awareness could be diluted, which could adversely affect our business, if users do not perceive our products and services to be of high quality. If our brand awareness is diluted, it could decrease the attractiveness of our audiences to advertisers, thus decreasing advertising revenues.

MANAGEMENT OF OUR GROWTH

  We have grown, and expect to continue to grow rapidly. This growth is likely to place a significant strain on our resources and systems. To manage our growth, we must implement systems and train and manage our employees. Many of our senior management have only recently joined us. These individuals have not previously worked together and are in the process of becoming integrated as a management team. We cannot assure you that they will be able to effectively or successfully manage our growth.

RISKS OF INFRINGEMENT AND PROPRIETARY RIGHTS

  Proprietary rights are important to our success and our competitive position. Although we have applied for several trademarks, none have been issued to date. We currently have two pending trademark applications. Generally, our domain names for our vertical trade communities are not protectible as trademarks because they are too generic. Although we seek to protect proprietary rights, our actions may be inadequate to protect our trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work. We also license content from third parties and it is possible that we could become subject to infringement actions based upon the content licensed from these third parties. We generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect us. Any of these claims, with or without merit, could subject us to costly litigation and the diversion of our technical and management personnel.

RISKS ASSOCIATED WITH DOMAIN NAMES

  We currently hold various Internet domain names relating to our brand. These domain names include wateronline.com, wirelessdesignonline.com, pollutiononline.com and other domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant domain names in all countries where we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks is unclear. We may not be able to prevent third parties from acquiring domain names that are similar to our domain names, which could materially adversely affect our business, financial condition and operating results.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

  We have made and plan to continue to make investments in complementary companies, technologies and assets. Recently

                                                                   RISK FACTORS
we acquired Informatrix and RF GlobalNet. These companies are in an early stage of development and we expect them to incur substantial losses. Our acquisitions may not result in any return on our investment and we may lose our entire investment. Our acquisition strategy is subject to the following risks:

 . we may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices;

 . we may not be able to consummate any acquisition or successfully integrate services products and personnel of any acquisition into our operations;

 . acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures in acquisitions;

 . we may acquire companies in markets in which we have little experience; and

 . we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

POSSIBLE LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET

  We may be subject to legal claims relating to the content in our vertical trade communities, or the downloading and distribution of such content. For example, persons may bring claims against us if material that is inappropriate for viewing by young children can be accessed from our vertical trade communities. Claims could also involve matters such as defamation, invasion of privacy, and copyright infringement. Providers of Internet products and services have been sued in the past (sometimes successfully) based on the content of material. In addition, some of the content provided on our vertical trade communities is drawn from data compiled by other parties, including governmental and commercial sources, and we re-key the data. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Our business financial condition and operating results could suffer a material adverse effect if costs resulting from these claims are not covered by our insurance or exceed our coverage.

RISK OF SYSTEM FAILURE; ABSENCE OF REDUNDANT FACILITIES

  Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. We maintain most of our computer systems in two Web-hosting facilities in New Jersey. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. Any system interruptions that cause our vertical trade communities to be unavailable, and reduce the attractiveness of our vertical trade communities to advertisers, could materially adversely affect our business, financial condition and operating results.

CAPACITY CONSTRAINTS

  As traffic in our vertical trade communities continues to increase, we must expand and upgrade our technology, transaction processing systems and network infrastructure. We may not be able to accurately project the rate of increase in our vertical trade communities. In addition, we may not be able to expand and upgrade our systems and infrastructure capabilities to accommodate increased use of our vertical trade communities. If we do not appropriately upgrade our systems and infrastructure, our business will suffer a material adverse effect.

RAPID TECHNOLOGICAL CHANGE

  Our market is characterized by rapid technological change and frequent new product

RISK FACTORS
announcements. Significant technological changes could render our existing vertical trade community technology obsolete. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, functionality and features of our vertical trade communities and by developing new features to meet customer needs. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the needs of our customers, and respond to technological advances and emerging industry standards in a cost-effective and timely basis. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected.

DEPENDENCE ON OUR KEY PERSONNEL

  We believe that our success will depend on continued employment of our senior management team and key technical personnel. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Most of our senior management do not have employment agreements. We carry key person life insurance on certain, but not on all, of our senior management personnel.

  Our success also depends on having a highly trained sales force and telesales group. Our telesales group was formed recently. We will need to continue to hire additional personnel as our business grows. A shortage in the number of trained salespeople could limit our ability to increase sales in our existing vertical trade communities and to sell as we launch new vertical trade communities.

  We plan to expand our employee base to manage our anticipated growth. Competition for personnel, particularly for employees with technical expertise, is intense. Our business, financial condition and operating results will be materially adversely affected if we cannot hire and retain suitable personnel.

YEAR 2000 COMPLIANCE

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include certain products purchased from third parties, computers, software, telephone systems and other equipment used internally. We are currently in the process of analyzing whether our systems are Year 2000 compliant. We expect to resolve Year 2000 compliance issues primarily through normal upgrades of our software or by replacing existing software with Year 2000 compliant applications. The cost of these upgrades or replacements, is not expected to be material to our financial position or results of operations. However, we cannot assure you that such upgrades and replacements can be completed on schedule or within estimated costs or will successfully address our Year 2000 compliance issues.

  In addition, we are currently conducting an analysis to determine the extent to which key

                                                                   RISK FACTORS
distributors, vendors and suppliers have Year 2000 issues. If they are not yet Year 2000 compliant, we are asking them to provide a description of their plans to become so. If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, financial condition and operating results could be materially and adversely affected.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES

  We are subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to access to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet may be adopted. Such laws and regulations may cover issues such as:

 . user privacy;

 . pricing;

 . content;

 . copyrights;

 . distribution; and

 . characteristics and quality of products and services.

  In addition, the growth of the Internet and e-commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues from e-commerce or otherwise adversely affect our business, financial condition and operating results.

  Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding on-line copyright infringement. Although not yet enacted, the Congress is considering laws regarding Internet taxation. The European Union recently enacted new privacy regulations. These are all recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to e-commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could materially adversely affect us.

  We believe that our use of third party material on our vertical trade communities is permitted under current provisions of copyright law. However, because legal rights to certain aspects of Internet content and commerce are not clearly settled, our ability to rely upon certain exemptions or defenses under copyright law is uncertain.

  Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions are granted, the costs of communicating on the

RISK FACTORS

Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially adversely affect our business, financial condition and operating results.

BENEFITS OF THE OFFERING TO OUR CURRENT SHAREHOLDERS

  Our current shareholders, including members of management, will benefit from the creation of a public market for our common stock and the increase in the market value of any shares they hold. The excess of market value of the publicly traded shares over amounts paid for common stock (including common stock issuable upon conversion of the convertible preferred stock) by our
executive officers and directors is approximately $   million. In addition,
the excess of the assumed initial public offering price over the aggregate exercise price of options and warrants held by our executive officers and
directors is approximately $   million.

SHARES ELIGIBLE FOR FUTURE SALE

  If our shareholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in
the public market. The holders of     shares of common stock,     shares of
convertible preferred stock (that will automatically convert to     shares of
common stock before the offering) and warrants and options exercisable into an
aggregate of     shares of common stock have agreed not to sell any such
securities for 180 days after the offering without the prior written consent of Lehman Brothers Inc. However, Lehman Brothers may, in its sole discretion, release all or any portion of the securities subject to such lock-up agreements.

  The holders of     shares of preferred stock (that will automatically
convert to     shares of common stock prior to the offering) and certain
warrants have demand and piggy-back registration rights. The exercise of such rights could adversely affect the market price of our common stock. We also may shortly file a registration statement to register all shares of common stock under our stock option plans. After such registration statement is effective, shares issued upon exercise of stock options will be eligible for resale in the public market without restriction.

CERTAIN ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK

  VerticalNet is a Pennsylvania corporation. Certain provisions of Pennsylvania law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to shareholders. Our articles of incorporation provide that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a staggered three year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire us.

NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK

  There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market.
                                      17                           RISK FACTORS

POSSIBLE VOLATILITY OF OUR COMMON STOCK PRICE

  The market price of our common stock is likely to be highly volatile. Factors that could cause such volatility may include, among other things:

 . actual or anticipated variations in quarterly operating results;

 . announcements of technological innovations;

 . new sales formats or new products or services;

 . changes in financial estimates by securities analysts;

 . conditions or trends in the Internet industry;

 . changes in the market valuations of other Internet companies;

 . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

 . capital commitments;

 . additions or departures of key personnel; and

 . sales of common stock.

  Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

  In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Investors may not be able to resell their shares following periods of volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. These trading prices may not be sustained.

DILUTION

  The initial public offering price per share will exceed the net tangible book value per share. Accordingly, purchasers of the shares sold in the offering will experience immediate and substantial dilution in their investment. Additional dilution will occur upon exercise of outstanding warrants and options.

NO INTENTION TO PAY DIVIDENDS

  We do not expect to pay any cash dividends on our common stock in the foreseeable future.

RISK FACTORS

                                USE OF PROCEEDS

  We estimate the net proceeds from the offering to be approximately $
million ($ million if the underwriters' exercise their over-allotment option in full), assuming an initial public offering price of $ per share and after deducting estimated underwriting discounts and commissions and expenses of the offering.

  We expect to use the net proceeds from the offering to repay the debt described below and for investments in existing and future vertical trade communities, and for general corporate purposes and potential strategic acquisitions. We expect to use $5.0 million of the net proceeds to repay a convertible note issued to Internet Capital Group, L.L.C. ("ICG"). This note bears interest at the prime rate, which was 7.75% as of November 24, 1998. We also expect to use $2.0 million of the net proceeds to repay a note issued to Progress Bank. This note bears interest at the prime rate plus 1.5%. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the remaining net proceeds we will have upon completion of the offering. Accordingly, our management will have broad discretion in the application of the net proceeds.

  Pending such uses, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                                 USE OF PROCEEDS/DIVIDEND POLICY

                                 CAPITALIZATION

  The following table sets forth our capitalization as of September 30, 1998. Our capitalization is presented:

  (1) on an actual basis;

  (2) on a pro forma basis to give effect to: (a) the automatic conversion of all outstanding shares of preferred stock into common stock at or immediately before the consummation of the offering, (b) the loans from ICG and Progress Bank and (c) the issuance of warrants to ICG and Progress Bank valued at $200,000; and

  (3) on a pro forma basis as adjusted to reflect our receipt of the
     estimated net proceeds from the sale of   shares of common stock offered
     in the offering (at an assumed initial public offering price of $   per
     share), after deducting underwriting discounts and commissions and estimated offering expenses.

  Please read the capitalization table together with the sections of this prospectus entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in this prospectus.

                                                AS OF SEPTEMBER 30, 1998
                                            -----------------------------------
                                                        PRO        PRO FORMA
                                             ACTUAL   FORMA(1)   AS ADJUSTED(1)
                                            --------  --------  ---------------
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt............................ $     --  $  7,000      $
Long-term debt, less current portion....... $    374  $    374      $
Shareholders' equity:
  Preferred stock, $.01 par value;
   40,000,000 shares authorized; 15,221,048
   shares issued and outstanding, actual;
   none issued and outstanding, pro forma
   and pro forma as adjusted...............      152        --
  Common stock, $.01 par value; 40,000,000
   shares authorized; 5,128,497 shares
   issued and outstanding, actual;
   24,111,445 shares issued and
   outstanding, pro forma; and    shares
   issued and     outstanding, pro forma as
   adjusted(1).............................       51       241
Additional paid-in capital.................   18,738    18,900
Deferred compensation......................     (139)     (139)
Accumulated deficit........................  (14,033)  (14,033)
Treasury stock (at cost)...................      (60)      (60)
                                            --------  --------      ------
    Total shareholders' equity.............    4,709     4,909
                                            --------  --------      ------
      Total capitalization................. $  5,083  $  5,283
                                            ========  ========      ======

--------
(1) Excludes:
  .      shares of common stock issuable upon the exercise of options outstanding as of October 31, 1998 under the equity compensation plan at
     a weighted average exercise price of $   per share;
  .      shares of common stock issuable upon the exercise of warrants outstanding as of October 31, 1998 at a weighted average exercise price
     of $   per share;
  .      shares reserved for future grants under the plan; and
  .      shares earned but not yet distributed to the former shareholders of
     Informatrix pursuant to the terms of a purchase agreement with Informatrix. See "Description of Capital Stock--Warrants" and "Management--Amended and Restated 1996 Equity Compensation Plan."

CAPITALIZATION

                                    DILUTION

  As of September 30, 1998, our net tangible book value was $   or $   per
share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of September 30, 1998, our net tangible book value, on a pro forma basis as
adjusted for the sale of the     shares offered in the offering and application
of the net proceeds from such sale of $   million (based on an assumed initial
public offering price of $   per share and after deducting the underwriting
discounts and commissions and other estimated offering expenses), would have
been approximately $   per share. This represents an immediate increase of $
per share to existing shareholders and an immediate dilution of $   per share
to new investors. The following table illustrates this per share dilution:

     Assumed initial public offering price per share..............        $
       Pro forma net tangible book value per share as of September
        30, 1998..................................................  $
                                                                    -----
       Increase per share attributable to new investors...........
     Net tangible book value per share after the offering.........
                                                                          -----
     Dilution per share to new investors..........................        $
                                                                          =====

  The following table summarizes on a pro forma basis as of September 30, 1998 the differences between the total consideration paid and the average price per share paid by the existing shareholders and the new investors with respect to the number of shares of common stock purchased from us (based on an assumed
initial public offering price of $   per share):

                            SHARES PURCHASED     TOTAL CONSIDERATION      AVERAGE
                            ------------------   ----------------------    PRICE
                            NUMBER    PERCENT     AMOUNT      PERCENT    PER SHARE
                            --------  --------   ----------  ----------  ---------
   Existing
    shareholders(1)........                    % $                     %  $
   New investors...........
                             --------   -------  ----------    --------   ------
     Total.................                    % $                     %  $
                             ========   =======  ==========    ========   ======

--------
(1) The above tables exclude:

  .      shares of common stock issuable upon the exercise of options outstanding as of October 31, 1998 under the equity compensation plan at
     a weighted average exercise price of $    per share;

  .      shares of common stock issuable upon the exercise of warrants outstanding as of October 31, 1998 at a weighted average exercise price
     of $   per share;

  .      shares reserved for future grants under the equity compensation plan; and

  .      shares earned but not yet distributed to the former shareholders of
     Informatrix pursuant to the terms of a purchase agreement with Informatrix.

                                                                        DILUTION

                            SELECTED FINANCIAL DATA

  We derived the selected historical and pro forma financial data presented below from our historical and pro forma financial statements (and related notes) included elsewhere in this prospectus. You should read the selected financial data together with our historical and pro forma financial statements and the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  KPMG Peat Marwick LLP, independent certified public accountants, audited our historical financial statements for the period from July 28, 1995 (inception) to December 31, 1995 and as of and for the years ended December 31, 1996 and December 31, 1997. Their report appears elsewhere in this prospectus. Our historical financial statements as of and for the nine months ended September 30, 1997 and September 30, 1998 are unaudited, and in our opinion include all adjustments, consisting of normal adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on unaudited interim results as being indicative of results we may expect for the full year.

  We prepared the unaudited pro forma financial information for the year ended December 31, 1997 and for the nine months ended September 30,1998 by combining the historical results of the two companies we acquired, RF GlobalNet and Informatrix, with our historical results using the purchase method of accounting. This is described in the notes accompanying the information below. We have presented this information to give you a better picture of what our business might have looked like if we had owned RF GlobalNet since January 1, 1997 and Informatrix since October 15, 1997 (inception). These companies may have performed differently if they had actually been combined with our operations. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the acquisitions.

SELECTED FINANCIAL DATA

                                                                          NINE MONTHS ENDED
                         JULY 28, 1995   YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                         (INCEPTION) TO ---------------------------- ------------------------------
                          DECEMBER 31,                      1997                           1998
                              1995      1996    1997    PRO FORMA(1)  1997     1998    PRO FORMA(1)
                         -------------- -----  -------  ------------ -------  -------  ------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................     $  16      $ 285  $   792    $ 1,118    $   551  $ 1,862    $ 2,332
EXPENSES:
Editorial and
 operational............        24        214    1,056      1,234        674    2,101      2,296
Product development.....        22        214      711        740        451      798        874
Sales and marketing.....       147        268    2,301      2,464      1,348    4,406      4,955
General and
 administrative.........        33        292    1,388      2,354        891    2,907      4,020
                             -----      -----  -------    -------    -------  -------    -------
Operating loss..........      (210)      (703)  (4,664)    (5,674)    (2,813)  (8,350)    (9,813)
Interest, net...........        (1)        (6)    (115)      (115)       (29)      15         12
                             -----      -----  -------    -------    -------  -------    -------
Net loss................     $(211)     $(709) $(4,779)   $(5,789)   $(2,842) $(8,335)   $(9,801)
                             =====      =====  =======    =======    =======  =======    =======
Basic and diluted net
 loss per share.........
Shares outstanding used
 in basic and diluted
 net loss per share
 calculation............
Pro forma basic and
 diluted net loss per
 share(2)...............
Shares outstanding used
 in pro forma basic and
 diluted net loss per
 common share
 calculation(2).........

                               AS OF
                            DECEMBER 31,        AS OF SEPTEMBER 30, 1998
                            ------------  -------------------------------------
                                                                  PRO FORMA
                            1996  1997    ACTUAL PRO FORMA(3) AS ADJUSTED(3)(4)
                            ---- -------  ------ ------------ -----------------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents..............  $329 $   755  $3,794   $10,794
Working capital
 (deficit)................   150  (2,536)  1,122     1,122
Total assets..............   637   2,104   9,158    16,358
Short-term borrowings.....   --    2,500     --      7,000
Deferred revenues.........   216     710   1,507     1,507
Long-term debt, less
 current portion..........   167     400     374       374
Total shareholders' equity
 (deficit)................   105  (2,424)  4,708     4,909

--------
(1) Pro forma gives effect to our acquisition of RF GlobalNet as if it had occurred on January 1, 1997, and our acquisition of Informatrix as if it had occurred on October 15, 1997 (inception).
(2) See Note 1 to the financial statements for a description of the computation of the pro forma basic and diluted net loss per share and the number of shares used in the pro forma basic and diluted net loss per share calculation.
(3) Pro forma gives effect to the issuance of the notes to ICG and Progress
    Bank and the issuance of     warrants to ICG and Progress Bank valued at
    $200,000.
(4) Adjusted to reflect the sale of   shares of common stock offered hereby (at
    an assumed initial offering price of $ per share, after deducting the estimated underwriting discounts and commissions and offering expenses) and the anticipated application of the net proceeds therefrom.

                                                         SELECTED FINANCIAL DATA

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results of operations should be read together with the financial statements and the related notes thereto included in another part of this prospectus and which are deemed to be incorporated into this section. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and included in other portions of this prospectus.

  We are the largest creator, owner and operator of targeted business-to-business vertical trade communities on the Internet. Our vertical trade communities are Web sites that act as industry-specific comprehensive sources of information, interaction and e-commerce. From our founding and incorporation on July 28, 1995 to October 1995, our principal operating activities consisted primarily of recruiting employees, performing product and technology development, raising capital and engaging in marketing activities. We currently operate 29 vertical trade communities, which include seven major industrial groups: environment and utility; electronics; services; telecommunications; process industries; life sciences; and food and packaging.

  To date, most of our revenues have been derived from selling storefronts to industry suppliers in our vertical trade communities, which generally include a 12-month advertising commitment. Advertising revenues and Web site development fees contributed most of the revenues for the period from July 28, 1995 to December 31, 1995 (the "Inception Period") and in the years ended December 31, 1996 and December 31, 1997. We sell storefront advertisements, banner advertising and event sponsorships on our vertical trade communities. Currently, the duration of the storefront advertisements is typically a period of one year and the banner advertisements are typically for a period of three months. All advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that the collection is reasonably assured. As of September 30, 1998, we had approximately $1.5 million of deferred revenue. In addition to advertising revenues, we generate revenues from career services, education and e-commerce, specifically the sale of books and third party software.

  We incurred net losses of approximately $211,000 for the Inception Period, $709,000 for the year ended December 31, 1996, $4.8 million for the year ended December 31, 1997, and $8.3 million for the nine months ended September 30, 1998 on an actual basis and $9.8 million for the nine months ended September 30, 1998 on a pro forma basis. At September 30, 1998, we had an accumulated deficit of $14.0 million. The net losses and accumulated deficit resulted from our lack of substantial revenues, the costs of the significant operating infrastructure and other costs incurred for the development and initial rollout of our vertical trade communities. Because of our aggressive expansion plans, we expect to incur significant operating losses for the foreseeable future. Although we have experienced revenue growth in recent periods, such growth may not be sustainable and, therefore, these recent periods should not be considered indicative of future performance. We

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS may never achieve significant revenues or profitability, or if we achieve significant revenues they may not be sustained.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1997 and September 30, 1998

  Revenues. Revenues increased from $551,000 for the nine months ended September 30, 1997 to $1.9 million for the nine months ended September 30, 1998. The increase in revenues was due primarily to an increase in the number of advertisers as a result of our marketing efforts and the increase in the number of vertical trade communities from 16 as of September 30, 1997 to 29 as of September 30, 1998. Advertising revenues, including the development of the storefronts, accounted for the majority of revenues for the periods ended September 30, 1997 and September 30, 1998. At September 30, 1998, we had deferred revenues of $1.5 million. We expect that advertising revenue will continue to account for a substantial share of revenues for the foreseeable future.

  Editorial and Operational Expenses. Editorial and operational expenses primarily consist of Internet connection charges, Web site equipment leasing costs, depreciation, salaries and benefits of operating and editorial personnel and other related operating costs. Editorial and operational expenses increased from $674,000 for the nine months ended September 30, 1997 to $2.1 million for the nine months ended September 30, 1998. The increases were primarily related to the increased number of personnel and amount of equipment required to maintain our increased number of vertical trade communities.

  Product Development Expenses. Product development expenses consist primarily of salaries and benefits, consulting expenses and related equipment. Product development expenses increased from $451,000 as of September 30, 1997 to $798,000 for the nine months ended September 30, 1998. This was primarily due to the increased staffing and the associated costs related to enhancing the features, content and functionality of our vertical trade communities, as well as increasing the overall number of trade communities. To date, we have charged to expense all of the product development costs as such costs have been incurred. We believe that continued investment in product development is critical to attaining our strategic objectives, and therefore expect product development expenses to increase significantly in absolute dollars.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and commissions for sales and marketing personnel, advertising, travel and entertainment, and costs of attending trade shows. Sales and marketing expenses increased from $1.3 million for the nine months ended September 30, 1997 to $4.4 million for the nine months ended September 30, 1998. This was primarily due to the increase in the number of sales and marketing personnel, increased sales commissions and increased expenses related to the promotion of our vertical trade communities. We expect that the sales and marketing expenses will continue to grow significantly, as we continue to pursue an aggressive growth strategy and hire additional sales/marketing personnel.

  General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related costs for our executive, administrative, finance, human

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS resources and business development personnel, as well as support services and professional service fees. General and administrative expenses increased from $891,000 for the nine months ended September 30, 1997 to $2.9 million for the nine months ended September 30, 1998. The increase in general and administrative expenses was primarily due to increases in the number of personnel to support the growth of our business. We expect to incur additional general and administrative expenses as additional personnel are hired and additional expenses are incurred. These expenses would relate to the growth of the business and our operations as a public company.

  Interest, Net. Interest income net of expense includes income from our cash and cash equivalents and from investments and expenses related to our financing obligations. Interest income net of interest expense increased from an expense of $29,000 for the nine months ended September 30, 1997 to income of $15,000 for the nine months ended September 30, 1998. The increase was primarily due to a higher investment balance as a result of our sale of preferred stock, which was partially offset by increased interest expense due to borrowings on our line of credit, and increased amounts of capital lease obligations in May and June of 1998. Currently, we invest our cash balances in money market funds.

 Inception Period and Years ended December 31, 1996 and December 31, 1997

  Revenues. Revenues were $16,000 for the Inception Period, $285,000 for the year ended December 31, 1996 and $792,000 for the year ended December 31, 1997. The increases in advertising revenues were due to the increase in the number of advertisers on our vertical trade communities and the increase in the number of vertical trade communities.

  Editorial and Operational Expenses. Editorial and operational expenses were $24,000 for the Inception Period, $214,000 for the year ended December 31, 1996 and $1.1 million for the year ended December 31, 1997. The increases were primarily related to the increased number of personnel and amount of equipment required to maintain our increased number of vertical trade communities.

  Product Development Expenses. Product development expenses were $22,000 for the Inception Period, $214,000 for the year ended December 31, 1996 and $711,000 for the year ended December 31, 1997. This was primarily due to the increased staffing and the associated costs related to enhancing the features, content and functionality of our vertical trade communities, as well as increasing the overall number of trade communities.

  Sales and Marketing Expenses. Sales and marketing expenses were $148,000 for the Inception Period, $268,000 for the year ended December 31, 1996 and $2.3 million for the year ended December 31, 1997. These increases were primarily due to the increased sales force, participation in additional tradeshows, and other marketing programs. We expect that sales and marketing expenses will continue to increase as we expand our direct sales force, hire additional marketing personnel and increase expenditures for marketing and promotional activities.

  General and Administrative Expenses. General and administrative expenses were $33,000 for the Inception Period, $292,000 for the year ended December 31, 1996 and $1.4 million for the year ended December 31, 1997. These increases were due primarily to increased

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS staffing levels, higher facility costs and professional fees to support the growth of our infrastructure. We expect to hire additional support personnel and will incur additional costs related to being a public company, including directors and officer's insurance, investor relations programs and other related professional fees.

  Interest, Net. Interest income net of expense consists primarily of interest expense on our line of credit and capital lease obligations. We incurred net interest expense of $1,000 for the Inception Period, $6,000 for the years ended December 31, 1996 and $115,000 for the year ended December 31, 1997. Currently, we invest our cash balances in money market funds.

  Income Taxes. As of December 31, 1997, we had approximately $4.1 million of federal net operating loss carryforwards and $3.9 million of state net operating loss carryforwards for tax reporting purposes to offset future taxable income. Our federal net operating loss carryforwards expire beginning 2012 and our state net operating loss carryforwards expire beginning 2000. Due to the change in our ownership interest in 1997 and 1998, our net operating loss carryforwards are expected to be subject to certain limitations or annual restrictions. See Note 12 of Notes to the Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain statement of operations data for the quarters ended March 31, 1997, June 30, 1997, September 30, 1997 and December 31, 1997; and March 31, 1998 and June 30, 1998 and September 30, 1998. The information for each quarter has been prepared on substantially the same basis as the audited statements included in other parts of this prospectus and, in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and the results of the interim periods are not indicative of results of any future period.

                                                          THREE MONTHS ENDED
                         -----------------------------------------------------------------------------------------
                         MARCH 31,  JUNE 30,   SEPTEMBER 30, DECEMBER 31,   MARCH 31,    JUNE 30,    SEPTEMBER 30,
                           1997       1997         1997          1997         1998         1998          1998
                         ---------  ---------  ------------- ------------  -----------  -----------  -------------
Revenues................ $ 163,263  $ 196,561   $   190,824  $   241,174   $   377,371  $   587,422   $   897,006
Operating loss..........  (551,416)  (907,733)   (1,354,081)  (1,850,453)   (2,008,935)  (2,885,803)   (3,454,845)
Interest income
 (expense)..............    (2,778)   (12,493)      (13,913)     (85,922)      (75,934)      14,291        76,809
                         ---------  ---------   -----------  -----------   -----------  -----------   -----------
Net loss................ $(514,194) $(920,226)  $(1,367,994) $(1,936,375)  $(2,084,869) $(2,871,512)  $(3,378,036)
                         =========  =========   ===========  ===========   ===========  ===========   ===========

  Our operating results have varied on a quarterly basis during our short operating history and may fluctuate significantly in the future. In addition, the results of any quarter do not indicate results to be expected for a full fiscal year. Finally, as a result of the foregoing factors, our annual or quarterly results of operations may be below the expectations of public market analysts or investors, in which case the market price of the common stock could be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Since our inception, we have primarily financed our operations through the private placement of our preferred stock, borrowings

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS under a line of credit arrangement with a commercial bank and capital equipment leases. To date we have raised approximately $19.2 million from the sale of preferred stock. At September 30, 1998, we had approximately $3.8 million in cash and cash equivalents. We have had significant negative cash flows from operating activities for each fiscal and quarterly period to date. Net cash used in operating activities was $48,000 for the Inception Period, $663,000 for the year ended December 31, 1996, $3.9 million for the year ended December 31, 1997; and was $2.3 million for the nine months ended September 30, 1997 and $6.7 million for the nine months ended September 30, 1998. Cash used in operating activities from inception through September 30, 1998 consisted primarily of net operating losses and increases in accounts receivable and prepaid expenses, which were partially offset by increases in deferred revenues, accrued expenses, and accounts payable.

  Net cash used in investing activities was $57,000 for the Inception Period, $64,000 for the year ended December 31, 1996, $320,000 for the year ended December 31, 1997; and was $148,000 for the nine months ended September 30, 1997 and $2.8 million for the nine months ended September 30, 1998. Net cash used in investing activities in these periods consisted primarily of capital expenditures for purchased software, office equipment and leasehold improvements. Net cash provided by (used in) financing activities was $136,000 for the Inception Period, $1.0 million for the year ended December 31, 1996 and $4.6 million for the year ended December 31, 1997; and was $2.3 million for the nine months ended September 30, 1997 and $12.5 million for the nine months ended September 30, 1998. Cash provided by financing activities consisted primarily of sales of our preferred stock, which was partially offset by payment on our capital lease obligations.

  We have a line of credit arrangement with a commercial bank for $500,000. As of September 30, 1998, there were no borrowings under the line of credit. The facility bears interest at the bank's prime rate of interest plus 1.5%. Any borrowings under the line of credit will be secured by most of our assets.

  We believe that the net proceeds from the offering, together with our existing cash and cash equivalents, will be sufficient to meet our working capital and capital expenditures requirements for at least the next 12 months. Thereafter, we may be required to raise additional funds. We may also be required to raise additional financing before such time. If additional funds are raised through the issuance of equity securities, our existing shareholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if available, such financing may not be on terms favorable to us or shareholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition or results of operations.

  In November 1998, we issued a convertible note to ICG in an aggregate principal amount of $5.0 million. The convertible note is required to be repaid in six months, or upon the closing of the offering if earlier. At ICG's option, it can convert the principal balance of the convertible note into our common stock at the initial public offering price. In connection with the issuance of the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
convertible note, we granted ICG warrants to purchase     shares of our common
stock at the initial public offering price.

  In November, 1998, we issued a note to Progress Bank in an aggregate principal amount of $2.0 million. The note is required to be repaid in six months or upon the closing of the offering, if earlier. In connection with the
issuance of the note, we granted Progress Bank warrants to purchase     shares
of our common stock at the initial public offering price. We valued the warrants at the date of grant to ICG and Progress Bank and will amortize the cost over the period we expect the warrants to be outstanding.

YEAR 2000 COMPLIANCE

  We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. We are currently in the process of analyzing whether our systems are Year 2000 compliant. We expect to resolve Year 2000 compliance issues primarily through normal upgrades of our software or, when necessary, through replacement of existing software with Year 2000 compliant applications. The cost of these upgrades or replacements is not expected to be material to our financial position or results of operations. However, such upgrades and replacements may not be completed on schedule or within estimated costs or may not successfully address our Year 2000 compliance issues. In addition, we are in the process of seeking verification from our key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are presently compliant, to provide a description of their plans to become so. If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

ACQUISITIONS

  In September 1998, we acquired all of the outstanding capital stock of RF GlobalNet for $1.8 million in cash. Also in September 1998, we acquired all of the outstanding capital stock of Informatrix for 90,000 shares of our common stock (pre-split) (and up to 22,500 of additional shares of our common stock (pre-split) if Informatrix achieves certain sales targets through December
1998). See "Certain Transactions." These sales targets were met for the period ended September 30, 1998 and we will be required to issue 4,290 additional shares of common stock (pre-split) pursuant to this arrangement.

  We have reported pro forma results of operations as if we had consummated the acquisition of RF GlobalNet on January 1, 1997 and the acquisition of Informatrix on October 17, 1997 (inception date). The pro forma net loss for the year ended December 31, 1997 was $5.8 million compared to the actual net loss of $4.8 million. The increase in the net loss results from the net losses of the acquired companies and the pro forma amortization of the goodwill associated with the acquisitions. The pro forma net loss for the nine months ended September 30, 1998 was $9.8 million compared to the actual net loss of $8.3 million. The increase in the net loss is primarily related to the losses of the companies acquired and the pro forma amortization of the goodwill associated with the acquisitions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, Financial Accounting Standards Board ("FASB") issued "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 will have no impact on our results of operations, financial position or cash flows.

  In June 1997, FASB issued "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have an impact on our results of operations, financial position or cash flows.

  In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits", which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 is not expected to have an impact on our results of operations, financial position or cash flows.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect this standard to have a material effect on our capitalization policy.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." Position 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this standard is not expected to have a significant impact on our results of operations, financial position or cash flows.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As we do not currently engage or plan to engage in derivative or hedging activities, there will be no impact to our results of operations, financial position or cash flows upon the adoption of this standard.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  OUR BUSINESS


  We are the largest creator, owner and operator of targeted business-to-business communities of commerce ("vertical trade communities") on the Internet. Our vertical trade communities are Web sites that act as industry specific comprehensive sources of information, interaction and e-commerce. Vertical trade communities combine:

 . product information;

 . requests for proposals ("RFPs");

 . discussion forums;

 . e-commerce opportunities;

 . industry news;

 . directories;

 . classifieds;

 . job listings;

 . online professional education courses; and

 . virtual trade shows.

  Each vertical trade community is individually branded, focuses on one industrial sector and caters to individuals with similar professional interests. We designed each of our vertical trade communities to attract technical and purchasing professionals with highly specialized product and specification requirements, and purchasing authority or influence.

INDUSTRY OVERVIEW

 Growth of the Internet, Online Advertising and E-Commerce

  The Internet has emerged as a mass communications and commerce medium enabling millions of people worldwide to share information, create community among individuals with similar interests and conduct business electronically. International Data Corporation projects that the number of Internet users will grow from 100 million in 1998 to 320 million in 2002. In addition to its emergence as a mass communications medium, the Internet has features and functions that are unavailable in traditional media, which enable online merchants to communicate effectively with customers and advertisers to target users with specific needs and interests.

  As a result, the Internet has emerged as an attractive medium for advertising and e-commerce. Jupiter Communications estimates that Internet advertising will grow from $1.9 billion in 1998 to $7.7 billion in 2002. Forrester Research projects that business-to-business Internet advertising will grow from $290 million in 1998 to $2.6 billion in 2002.

  Along with the impressive overall growth of the Internet, business-to-business usage is also growing rapidly, as businesses are increasingly leveraging the Internet's ability to reach highly targeted audiences globally, deliver personalized content and open new distribution channels. Forrester forecasts that business-to-business e-commerce will grow from $17.0 billion in 1998 to $327 billion in 2002. Of that amount, Forrester forecasts that the value of goods and services purchased through online business auctions will increase from $8.7 billion in 1998 to $52.6 billion in 2002.

  Traditionally, companies have employed a variety of well-recognized media in business-to-business advertising, information delivery and communications to identify, qualify and facilitate commerce opportunities. Of the media serving the business-to-business community,

                                                                    OUR BUSINESS

Veronis, Suhler & Associates estimates that magazines/trade journals are expected to generate revenues of $10.8 billion in 1998, and trade shows are expected to generate revenues of $8.0 billion in 1998. Other media used by buyers and sellers include, buyer's guides, direct mail and catalogs. In many industries, particularly in highly specialized, technically-oriented industries, these media have performed a variety of functions in the distribution channel to enable buyers and sellers to meet, exchange information and ultimately conduct business with one another.

 Need for Online Vertical Trade Communities

  While traditional media have historically served a valuable purpose in facilitating commerce, information delivery, and communications between buyers and sellers, they have inherent inefficiencies, including the following:

 . Trade magazines have limited circulation and are not published in real-time;

 . Trade shows are held infrequently and are expensive for attendees and exhibitors;

 . Buyer's guides are cumbersome to search through and provide limited depth of vendor content;

 . Direct mail responses generally provide limited information from the prospective customer, and

 . Trade journals advertising can be cost prohibitive for smaller advertisers.

  The Internet provides a new medium to meet the specific needs of businesses and professionals through vertical trade communities. These vertical trade communities provide avenues for highly targeted content and services. In addition, e-commerce is a natural extension of these communities, a function not easily replicated through traditional media.

OUR SOLUTION

  Our solutions transfer traditional "off-line" trade services to the Internet. We operate a portfolio of vertical trade communities targeted at separate industrial sectors to provide businesses and professionals with high quality content, community and commerce that include the following attributes:

 . Comprehensive content, functionality and features: The editors of our vertical trade communities provide valuable information on products, technology, industry regulations, news and management. We archive historical content, enabling users to research through large databases of information. We also operate RFP posting/response areas, real-time discussion forums, bulletin boards and career centers.

 . Active community participation: We provide features and services such as "Ask the Experts," discussion forums, bulletin boards and career centers to foster active community participation among our users. We believe that active community participation creates loyalty and affinity among our users.

 . Targeted cost-effective medium for business-to-business advertising: The concentrated audiences of vertical trade communities permit us to command premium advertising rates. Comparative statistics show that advertisers pay more for targeted ads than for general ones. We also are able to attract small to mid-sized advertisers due to our cost-effective advertising reach and highly targeted user base.

 . High quality sales leads: Our vertical trade communities generate high quality sales leads that are timely and effective and contain

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

 detailed buyer information. Robust sales leads left by buyers allow sellers to respond more effectively.

 . Connects buyers and sellers globally: Vertical trade communities provide an online market place that we believe will allow buyers and sellers worldwide to exchange information, source products and execute online transactions.

  We believe that targeted content, focused audiences and robust sales leads, combined with our interactive platform, create a premier marketplace for e-commerce.

OUR STRATEGIES

  Our objective is to continue to be the world's leading creator, owner and operator of targeted business-to-business communities of commerce. Our key strategies to achieve our objective include:

 Expand User Base and Enhance User Experience with New Features, Functionality and Content

  We intend to continue increasing the number of users that visit each community by:

 . introducing additional services and features that appeal to the specific needs of professionals using the Internet;

 . continuing to direct users to our vertical trade communities through alliances with our strategic partners;

 . providing professionals the opportunity to buy products online that satisfy their product-sourcing needs; and

 . creating brand awareness through industry trade shows, conferences, advertising campaigns with trade publications and alliances with key industry trade associations.

  As our user base grows, we anticipate advertisers and suppliers will find our vertical trade communities an attractive cost-effective medium for advertising and sales.

 Establish and Expand Multiple Revenue Streams

 . Advertising. To date, most of our revenues have been derived from selling storefronts to the industry suppliers of our vertical trade communities. We also have sold, and intend to grow our sales of, banner advertisements, sponsorships and push e-mail.

 . E-commerce. We believe that e-commerce is a natural extension of our vertical trade communities. By creating a medium where business users interact, exchange information and source products, we will be able to create significant potential for users to buy products online and for us to generate fees on such transactions. We intend to expand our partnerships with merchants, software vendors and service providers to integrate their products and services into the vertical trade community. We expect to receive a transaction fee for selling books, software and other related items in our marketplace.

 . Career Services. We sell sponsorships in our career center and charge employers to post help wanted advertisements. We believe recruiters and employers specializing in each industry are natural advertisers and sponsors in this area.

 . Education. We have partnered with content providers for various engineering courses, and are paid a transaction fee for every

                                                                    OUR BUSINESS
 student taking the course. With the acquisition of RF GlobalNet, we acquired technology that allows professionals to complete educational courses over the Internet. We are in the process of scaling this technology with other vertical trade communities and expect to form partnerships with courseware providers for industry professionals.

 Continue to Identify and Rapidly Develop New Vertical Trade Communities

  We intend to expand our portfolio of vertical trade communities by building and launching new vertical trade communities in industry segments that we believe possess significant opportunities for advertising and e-commerce.

  We determine whether or not a potential vertical trade community fits our strategy by looking for specific industry characteristics including:

 . a substantial number of buyers and suppliers;

 . a high degree of fragmentation on both the supply and demand sides;

 . defined target audiences (e.g. chemical engineers) with similar product and informational needs;

 . meaningful growth in trade advertising spending;

 . significant new product introductions;

 . online access;

 . growth in trade show attendance; and

 . international components both on the buyer and supplier side.

 Leverage the Benefits of a Portfolio Approach

  We believe that operating a portfolio of vertical trade communities permits us to:

 . offer a comprehensive, consistent set of features and functionality;

 . attract a large business-to-business audience, in aggregate, making our individual sites appealing to a broad array of advertisers and e-commerce suppliers; and

 . leverage infrastructure, technology, marketing and management resources to achieve economies of scale.

 Form Strategic Alliances for Distribution, Technology, and New Services

  To extend our vertical trade community brands and increase visits to our vertical trade communities, we intend to form additional strategic partnerships with navigational service providers and other distribution channel partners.

 Pursue Strategic Acquisitions

  We intend to pursue acquisitions of companies that operate vertical trade communities which would fit into our portfolio, as well as companies that possess certain complementary technologies.

 Expand Globally

  We believe that the anticipated growth of Internet usage internationally presents significant opportunities to extend the global reach of our communities. For the nine month period ended September 30, 1998, more than 25% of the visits to our vertical trade communities originated outside the United States. As is shown by their usage levels, international users represent significant opportunity to our domestic advertisers,

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

providing both sources of leads and, eventually, purchasers of their products and services. Our vertical trade communities also provide foreign advertisers access to our targeted audience in the United States. We intend to pursue the localization of our vertical trade communities through strategic partnerships.

OUR VERTICAL TRADE COMMUNITIES

  We operate 29 vertical trade communities in seven major industry groups: environment and utility; electronics; services; telecommunications; process industries; life sciences; and food and packaging.

                                                                    OUR BUSINESS

    As of October 31, 1998, we had established the following vertical trade communities:

                             ENVIRONMENT & UTILITY

                         WATER ONLINE (wateronline.com)
         Municipal Water Supply and Municipal and Wastewater Treatment

                     POLLUTION ONLINE (pollutiononline.com)
                          Industrial Pollution Control

                      SOLID WASTE ONLINE (solidwaste.com)
                            Disposal of Solid Waste

                 PULP AND PAPER ONLINE (pulpandpaperonline.com)
           Manufacturing, Processing and Treatment of Pulp and Paper

                         POWER ONLINE (poweronline.com)
Power generation, Electric Utility Deregulation, Emissions Control, Alternative
                       Fuels, Power Industry Legislation

                     PUBLIC WORKS ONLINE (publicworks.com)
         Services Public Works and Municipal Maintenance Professionals

                                  ELECTRONICS

                     COMPUTER OEM ONLINE (computeroem.com)
   Design and Manufacturing of Computers and Computerized Electronics Devices

                MEDICAL DESIGN ONLINE (medicaldesignonline.com)
            Design, Manufacturing and Procurement of Medical Devices

              TEST AND MEASUREMENT ONLINE (testandmeasurement.com)
 Design, Manufacturing and Procurement of Test, Measurement, Data Acquisition,
                  Data Analysis and Instrumentation Equipment

                                    SERVICES

             PROPERTY AND CASUALTY ONLINE (propertyandcasualty.com)
                        Property and Casualty Insurance

                               TELECOMMUNICATIONS

                         RF GLOBALNET (rfglobalnet.com)
Information, Bookstore and Educational Center for Radio Frequency, Wireless and
                              Microwave Engineers

               WIRELESS DESIGN ONLINE (wirelessdesignonline.com)
    Design and Development of Wireless Communications Systems and Equipment

                     PHOTONICS ONLINE (photonicsonline.com)
 Design and Manufacturing of Lasers, Optics, Optoelectronics, Fiber Optics and
                                Imaging Devices

                  FIBER OPTICS ONLINE (fiberopticsonline.com)
      Design and Production of Fiber Optic Networks and Network Components

OUR BUSINESS

                               PROCESS INDUSTRIES

                      CHEMICAL ONLINE (chemicalonline.com)
                     Manufacturing and Processing Chemicals

                PHARMACEUTICAL ONLINE (pharmaceuticalonline.com)
            Development, Design and Manufacturing of Pharmaceuticals

                 SEMICONDUCTOR ONLINE (semiconductoronline.com)
     Applications, Manufacturing and Processing of Semiconductor Components

                   HYDROCARBON ONLINE (hydrocarbononline.com)
                   Processing Hydrocarbons and Petrochemicals

                PAINT AND COATINGS ONLINE (paintandcoatings.com)
 Manufacturing and Production of Paint Coatings, Inks and Thick Film Printable
                                   Conductors

                          FOOD ONLINE (foodonline.com)
                 Manufacturing and Processing of Food Products

            ADHESIVES AND SEALANTS ONLINE (adhesivesandsealants.com) Manufacturing and Production of Adhesive, Sealant, and Grout Materials

                                 LIFE SCIENCES

                   BIORESEARCH ONLINE (bioresearchonline.com)
  Provides information on Drug Discovery, Research and Development, University Industry Collaborations and Regulatory Issues Relating to Worldwide Bioresearch
                               and Life Sciences

               LABORATORY NETWORK ONLINE (laboratorynetwork.com)
  Production and Manufacturing of Laboratory Equipment, Chemicals and Supplies

                               FOOD AND PACKAGING

              FOOD INGREDIENTS ONLINE (foodingredientsonline.com)
           Manufacturing and Processing of Food Products Ingredients

                    PACKAGING NETWORK (packagingnetwork.com)
  Production, Purchase, Design and Marketing of Packaging for all Consumer and
                              Industrial Products

                      BEVERAGE ONLINE (beverageonline.com)
  Production and Procurement of Equipment used in the Production of Beverages

                        BAKERY ONLINE (bakeryonline.com)
                Production and Procurement of Baking Ingredients

                        DAIRY NETWORK (dairynetwork.com)
           Production, Procurement and Distribution of Dairy Products

               MEAT AND POULTRY ONLINE (meatandpoultryonline.com)
     Production, Procurement and Distribution of Meat and Poultry Products

                                                                    OUR BUSINESS

                         [GRAPHIC SHOWING HOME PAGE FOR
                  CHEMICAL ONLINE VERTICAL TRADE COMMUNITIES.]

OUR BUSINESS

FEATURES OF OUR VERTICAL TRADE COMMUNITIES

  Listed below is a selection of features of a vertical trade community, which correspond to the home page illustrated on the opposite page.

 . Online Buyer's Guide and Search Engine--Comprehensive buyer's guide fully searchable by product name and supplier. In response to a key word search, companies serving the industry are listed with storefront advertisers presented first. Links to company storefronts allow users to research advertisers' products and services, and send direct inquiries to advertisers about pricing, delivery and product specifications (i.e., ultimately submit sales leads).

 . Marketplace--Advertisers' storefronts listed alphabetically with descriptions of products and services and direct links to storefronts.

 . News and Analysis--Current news and commentary by the vertical trade community's editorial team. Includes feature articles and product case studies; daily update of press releases and news stories targeted to each respective industry.

 . Products--Comprehensive resource for industry professionals with information on the latest products in the industry. Site editors act as third parties with objective analysis of products and their uses.

 . Community--Suite of interactive features: real-time discussion forums for industry professionals; bulletin boards; trade show information and other useful industry events.

 . Resources--"Freeware" and demo-software download library; industry association guides; links to virtual trade shows we operate.

 . Career Center--Resume postings for job seekers, help-wanted listings and career support material.

 . Requests for Proposals/Quotations/Bids--Internationally posted projects open to bid.

RECENT ENHANCEMENTS

  We have created a series of products and services for users of our vertical trade communities.

  Auctions: Through ONSALE and others, we plan to launch online industrial auctions for each vertical trade community. New and used equipment, products and services will be listed on the co-branded sites for auction. We will receive a fixed percentage of each transaction based on transaction size.

  Education/Training: We offer a series of products in the continuing professional education, licensing/certification maintenance, and skills upgrade markets, specifically:

 . online courses/courseware: books, software, focused content and research available for use or purchase in conjunction with reputable courses offered by third party vendors;

 . online instruction: forum or live chat based educational products and services, including real time testing for license and certification maintenance; and

 . company-specific: customized intranet or extranet-based educational/training services for specific clients by vertical trade community.

  Career Center: Career centers currently active on each of our vertical trade communities include such services as: resume bundling (selling or offering certain groups of candidate types to specific employers for a fee), and career planning/assistance (market reports on companies a candidate is investigating, resume software, salary surveys, etc.).

                                                                    OUR BUSINESS

  "Push" Newsletters: We offer subscription-based e-mail services with specific content focus. Subscribers are able to receive e-mail-based newsletters on topics of interest to them.

PLANNED SERVICES

  We plan to offer the following services:

  E-commerce: As part of our long term strategy, we plan to provide a broad array of commerce-related services for our advertisers and users of our vertical trade communities, specifically:

 . online stores: through simple-to-use store creation software we plan to offer any current or future advertiser an interactive platform to sell certain products in easy to manage environments;

 . catalog-platforms: we plan to work with current and future advertisers as well as industry-specific distributors to create and populate Internet-based catalogs; and

 . classifieds: we plan to launch classified sections in each vertical trade community listing individual products and a path to the specific seller.

  E-mail Service: We plan to offer free e-mail accounts to users/registrants in each vertical trade community. We expect that the actual address will be indicative of the specific vertical trade community (e.g., mark@poweronline.com). We believe that this service will be provided by a third-party partner, and will be supported by the sale of advertising and sponsorships on the e-mail pages.

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

                 [GRAPHIC OF A CUSTOMER STOREFRONT WITH A BRIEF
     DESCRIPTION OF THE RELATED BENEFITS TIED TO TEXT UNDER FEATURES OF OUR
                                  STOREFRONTS]

                                                                    OUR BUSINESS

FEATURES OF OUR STOREFRONTS

  The following are descriptions of the features of a typical advertiser's storefront which correspond to the boxes on the storefront on the opposite page.

 . Corporate Profile--Information on advertiser's background and overview of its products.

 . Need to Contact Us?--Enables buyers and specifiers to request further information via e-mail. Requests are often regarded as sales leads by advertisers. Requests are typically for product pricing and other inquiries about the advertiser's products.

 . Career Center--Advertisers list open employment opportunities.

 . Purchase Online--Advertisers with e-commerce capabilities sell their products online.

 . Associated Articles--Feature articles, case studies and other informational materials about the advertiser.

 . Products and Press Releases--Feature new product announcements and advertiser-issued press releases.

 . Auction--Advertiser's products offered for sale via competitive auctions.

 . For More Information--Hyperlinked gateway into advertiser's Web site.

OUR BUSINESS

CASE STUDIES OF THREE VERTICAL TRADE COMMUNITIES

  Set forth below is certain information about three of our fastest growing vertical trade communities:

  WATER ONLINE (WWW.WATERONLINE.COM)

  Target Audience:       Engineers and environmental managers in the water and
                         wastewater industry in the United States and around the world.

  History: Our first vertical trade community, launched in October 1995; currently, the largest Internet community for the water and wastewater industry.

  Editorial Director:    Ian Lisk has two decades of experience as editor of
                         two of the industry's trade publications.

                                                                       October
                                                                        1998
  Usage and Advertising Statistics:                                    -------
   . Unique Visits:                                                    83,006
   . Storefront Advertisers:                                              237
   . Sales Leads:                                                       2,816

  CHEMICAL ONLINE (WWW.CHEMICALONLINE.COM)

  Target Audience:       Engineers and environmental managers in the chemical
                         processing industry in the United States and around the world.

  History: Our fourth vertical trade community, launched in May 1997; currently, the largest Internet community for the chemical processing industry.

  Editorial Director:    Nick Basta has 17 years of experience as editor with
                         McGraw Hill's Chemical Engineering magazine.

                                                                       October
                                                                        1998
  Usage and Advertising Statistics:                                    -------
   . Unique Visits:                                                    49,011
   . Storefront Advertisers:                                              138
   . Sales Leads:                                                       1,660

                                                                    OUR BUSINESS

  WIRELESS DESIGN ONLINE (WWW.WIRELESSDESIGNONLINE.COM)

  Target Audience:       Engineers and business managers involved in the
                         design of wireless electronic components in the United States and around the world.

  History: Our tenth vertical trade community, launched in September 1997.

  Managing Editor:       Rob Keenan, formerly associate editor with Penton
                         Publishing's Wireless System Design.

                                                                       October
                                                                        1998
  Usage and Advertising Statistics:                                    -------
   . Unique Visits:                                                     2,816
   . Storefront Advertisers:                                               30
   . Sales Leads:                                                         888

                               ----------------

STRATEGIC ALLIANCES AND ACQUISITIONS

  We have recently entered into the following strategic alliances:

 Excite Agreement

  We have entered into a three-year renewable sponsorship agreement with Excite, a leading Internet navigational service provider, to build and operate an industrial "channel" on the Excite service for each of up to 30 of our vertical trade communities. These channels are highlighted summaries of much of the content and features of the home page of each of VerticalNet's individual vertical trade communities, and provide a preview of the content and services offered on each vertical trade community. For an annual fee, Excite will deliver guaranteed minimum performance levels for exposures (or impressions) in each year. In connection with the Excite agreement, we and Excite have committed to provide advertising on each others' Web sites.

 Junglee Agreement

  We have an agreement with Junglee Corp., a subsidiary of Amazon.com, which allows our visitors to utilize Junglee's technology in order to easily compare product price and features from various suppliers and complete transactions online.

 ONSALE Agreement

  We have an agreement with ONSALE, a market-leading provider of online auctions and retail sales services. We intend to launch auction sites together with ONSALE aimed at the buyer and seller community of a particular vertical trade community. To the extent products are sold through an online auction, we will receive a percentage of the sale price.

  As part of our strategy to acquire vertical trade communities we recently completed the following acquisitions:

 RF GlobalNet

  We acquired RF GlobalNet on September 1, 1998. RF GlobalNet operates the vertical trade community, rfglobalnet.com, that caters to professionals in the radio frequency and wireless communications industry.

 Informatrix

  We acquired Informatrix on September 30, 1998. Informatrix operates the vertical trade community, propertyandcasualty.com, that

OUR BUSINESS                           44
caters to professionals in the insurance industry. We believe that the fragmented nature of the insurance industry provides us a platform into an industry with attractive demographics.

 Motorola

  In October 1998, we entered into an agreement with Motorola pursuant to which we provide intranet-based educational services to engineers at Motorola. The courses in our course portfolio are available via the internet and/or Motorola's corporate Intranet to authorized students registered by Motorola.

CUSTOMERS

  As of October 31, 1998, more than 500 companies advertised in one or more of our vertical trade communities. Advertising customers purchase storefront advertisements, which can be found in the marketplace section of every vertical trade community. As of October 31, 1998, the current advertisers have purchased a total of 1,274 storefronts across our portfolio of vertical trade communities. We sold advertisements to the following customers, among others, as of October 31, 1998:

   Asea Brown Boveri Ltd.
   Bailey-Fisher & Porter
   BetzDearborn Inc.
   Calgon Corporation
   Canon U.S.A., Semiconductor
   Culligan Water Technologies, Inc.
   Dresser Instruments Division
   Rosemont Analytical
   FMC Corporation
   Hewlett-Packard Company
   Ionics, Incorporated
   ITT Standard
   Koch Industries
   Milltronics, Inc.
   Motorola, Inc.
   Nokia Group, Inc.
   Osmonics, Inc.
   Richardson Electronics, Ltd.
   Schlumberger Industries
   Siemens Microelectronics, Inc.
   U.S. Filter
   Waterlink
   Wheelabrator Air Pollution Control, Inc.
   Zurich-American Insurance Group

  For the years ended December 31, 1996, December 31, 1997 and the nine months ended September 30, 1998, no single customer accounted for more than 10% of our revenues.

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                                                                    OUR BUSINESS

SALES AND MARKETING

 Sales and Distribution

  We use a variety of programs to stimulate demand for our products, including telesales, a direct sales force and reseller arrangements with advertising agencies.

  Direct Sales. Our direct sales force targets organizations that sell the products and services that are utilized and purchased by the audiences that comprise the vertical trade communities. As of October 31, 1998, we had 34 direct sales and support personnel. We often employ individuals with a background in advertising sales with trade publishing companies.

  Telesales. We currently maintain an in-house telesales group for use in customer prospecting, lead generation and lead follow-up. As of October 31, 1998, we had 11 persons in our telesales group and we are expanding the products sold by the group, such as job listings, banner advertisements and other sponsorship opportunities.

  International. We intend to market our products and services to international markets directly over the Internet, as well as through resellers and affiliate relationships. Currently, we derive less than 3% of revenues from international customers. For the nine month period ended September 30, 1998, more than 25% of the visits to our vertical trade communities originated outside the United States. We believe that the large percentage of international users are attractive to advertisers who want to reach customers globally. See "--Our Strategy--Establish and Expand Multiple Revenue Streams."

 Marketing

  We use a variety of marketing programs to increase brand awareness. Our marketing goals are to create and enhance the awareness of each branded vertical trade community as a destination for professionals in each industry sector and to promote the VerticalNet brand with suppliers, media buyers, and interactive services companies. Our marketing strategy for each contains a mix of print advertising, outbound e-mail, telemarketing, new media banner campaigns, trade shows and direct mail. We also participate in industry specific events, industry association activities and strategic partnerships with interactive services companies. We believe that forming strategic marketing alliances with partners in the Internet, print publishing and industry associations will be important for rapid market penetration.

TECHNOLOGY

  We have developed and implemented a broad array of technologies including site management, search, customer interaction and transaction processing systems using a combination of our own proprietary technologies and commercially available, licensed technologies. Our current strategy is to license commercially available technology whenever possible rather than seek internally developed systems.

  Scalability. The scalable structure of our hardware and software is designed to allow for rapid deployment of multiple vertical trade communities while maintaining desired user performance standards. In the rapidly changing Internet environment, the ability to update an application to stay current with new technologies is important. The system's template technology and modular database design allow for the addition, modification, or replacement of server based applications in a cost-efficient and expeditious manner.

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

  Reliability and Security. We use CheckPoint's Firewall-1 software to protect our Web servers. We also use Netscape software as our Web server. Our production machines are located at ICon CMT Corp., which provides a professional data center hosting facility and redundant high-bandwidth connectivity to the Internet. ICon provides monitoring 24 hours a day, seven days a week and support supplementing our system administrators.

  We maintain most of our computer systems in two Web-hosting facilities in New Jersey.

  We have developed our own content and Web site management tools to facilitate the maintenance and updating of our vertical trade communities. This technology results in the separation of the page look and feel from the individual data elements and their associated database lookups, thus reducing software updates for Web site changes and minimizing the engineering required to maintain a growing amount of vertical trade communities, documents and applications.

PROPRIETARY RIGHTS

  Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely generally on copyright, trademark, and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors, and customers. Despite such protections, a third party could, without authorization, copy or otherwise appropriate information from our vertical trade community sites. Our agreements with employees, consultants and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

  We rely upon license agreements for the majority of our content and technology. Such license agreements may not continue to be available to us on acceptable terms, or at all. We do not, however, believe that we are dependent upon any single licensor of technology or content.

  We have applied for numerous trademarks, none of which have been issued to date. We currently have two pending applications for trademarks. Generally, our domain names for our vertical trade communities are not protectible as trademarks due to the fact that they are too generic. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, our efforts to protect our intellectual property rights through copyright, trademark, and trade secret laws may not be effective to prevent misappropriation of our content, and our failure to protect our proprietary rights could materially adversely affect our business, financial condition and operating results. See "Risk Factors--Intellectual Property."

  There have been substantial amounts of litigation in the computer industry regarding intellectual property assets. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, or we may counterclaim against such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, diversion of management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or

                                                                    OUR BUSINESS
licensing agreements, any of which could have a material adverse effect upon our business, financial condition and operating results. Such royalty and licensing agreements, if required, may not be available in terms acceptable to us or not at all. See "Risk Factors--Intellectual Property."

COMPETITION

  The market for vertical trade communities is new and rapidly evolving. Competition for advertising, e-commerce and business users is intense and is expected to increase significantly in the future. Technological barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create vertical trade communities on the Internet are targeted advertising, functionality and features, real-time information access, quality sales leads, detailed user information, global reach and business user affinity and loyalty. Several companies are primarily focused on operating business-to-business trade communities on the Internet, but most existing online competition is ancillary to the traditional business of trade publishers, industry and trade associations and directory companies. We will likely face intensified competition in the future from traditional trade publishers, such as McGraw Hill and Reed Elsevier, directory registry companies, such as Thomas Register, as well as from Internet navigational service companies, trade associations and e-commerce technology suppliers. Further, our potential competitors may develop vertical trade communities that are equal or superior to ours. We also compete with traditional forms of business-to-business advertising and commerce, such as trade magazines, trade shows, and trade associations for advertisers and advertising revenue. We believe that the principal competitive factors in attracting advertisers include the demographics of our users, our ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium offered by us. We believe that the number of business-to-business Internet companies relying on Internet-based advertising revenue will increase greatly in the future, which would increase pricing pressure on our advertising rates.

EMPLOYEES

  As of October 31, 1998, we had 150 full-time employees. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

PROPERTIES

  Our corporate headquarters are located at 2 Walnut Grove Drive in an office facility in Horsham, Pennsylvania, where we lease approximately 13,343 square feet. We also maintain a sales and editorial office in Parsippany, New Jersey, under a lease that expires July 15, 1999. We also lease a corporate facility in Washington, D.C. under a lease that expires April 14, 2000 and a sales and editorial office in Deerfield, Illinois under a lease that expires July 31, 2001. We also lease a corporate office for RF GlobalNet in Boulder, Colorado, under a lease that expires February 28, 1999. We believe that our current facilities are adequate for our current needs.

LEGAL PROCEEDINGS

  We are not a party to any material legal proceedings.

OUR BUSINESS

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

      NAME                    AGE                  POSITION
      ----                    ---                  --------
   DIRECTORS AND EXECUTIVE
    OFFICERS
   -----------------------
                                  President, Chief Executive Officer and
   Mark L. Walsh.............  44 Director
                                  Senior Vice President, Co-Founder and
   Michael J. Hagan..........  35 Director
   Michael P. McNulty........  35 Senior Vice President, Co-Founder
   Barry E. Wynkoop..........  47 Senior Vice President
   Gene S. Godick............  33 Vice President and Chief Financial Officer
   Douglas A. Alexander......  37 Chairman of the Board and Director
   Jeffrey C. Ballowe........  43 Director
   Walter W. Buckley, III....  38 Director
   Matthew J. Warta..........  29 Director

   KEY EMPLOYEES
   -------------
   C.H. Low..................  38 Vice President and Chief Technology Officer
   Mario V. Shaffer..........  36 Vice President of New Business Development
   George Jankovic...........  31 Vice President of Product Development
   Nicholas Basta............  44 Vice President of Editorial Services

  MARK L. WALSH has served as our President and Chief Executive Officer and as one of our directors since August 1997. Prior to joining us, he was the Senior Vice President and corporate officer at America Online, Inc. ("AOL") from 1995 to 1997. He founded and managed AOL Enterprise, the business-to-business division of AOL. Prior to his position with AOL, Mr. Walsh was the President of GEnie, General Electric's online service from 1994 to 1995. He also was the President of Information Kinetics, Inc., a venture capital backed interactive information company focusing on the recruitment and classified advertising market from 1993 to 1994. He received his MBA from Harvard Business School and B.A. from Union College of Schenectady, N.Y. He is the past chairman of the Interactive Services Association. Mr. Walsh is currently a board member of the Information Industry Association, a 500 member-company trade group for the business information market.

  MICHAEL J. HAGAN co-founded VerticalNet in 1995 and currently serves as our Senior Vice President of Merger and Acquisitions and Product Development. He also serves as one of our directors. Prior to our founding, Mr. Hagan was Vice President and Senior Manager at Merrill Lynch Asset Management from 1990 to 1995. He served at Merrill Lynch in the areas of finance, technology and accounting. Prior to that time, Mr. Hagan worked for Bristol Myers Squibb from 1988 to 1990. Mr. Hagan received a B.S. from St. Joseph's University and is a Certified Public Accountant.

  MICHAEL P. MCNULTY co-founded VerticalNet in 1995 and currently serves as one of our Senior Vice Presidents. Prior to 1995, Mr. McNulty worked from 1985 to 1995 in the trade publishing industry. He held both sales and sales management positions for various industry leaders, including the Raben Publishing Company, Scranton Gillete Communications, and the PennWell Publishing Company. Mr. McNulty received a B.S. from St. Joseph's University.

                                                                      MANAGEMENT

  BARRY E. WYNKOOP has served as our Senior Vice President of Sales and Market Development since August 1998. Prior to joining us, Mr. Wynkoop worked for Bell Atlantic Corporation. From 1993 to 1998 he was the Vice President of Marketing, National Accounts and Customer Services, for Bell Atlantic Directory Services, Inc. From 1991 to 1993, he was the Vice President and General Manager of Bell Atlantic Mobile Services, Inc.'s New England division. Mr. Wynkoop served as the General Manager for U.S. Sales for the GEC Business Systems Group of General Electric Company plc, from 1986 to 1991. From 1983 to 1986, Mr. Wynkoop served as the Vice President of U.S. Operations for Krone GmbH, a West German telecommunications manufacturer, and from 1973 to 1983 he held several positions, ultimately becoming Director of Marketing from 1979 to 1983, for Phelps Dodge Corporation, an industrial copper mining and fabricating company. Mr. Wynkoop received a B.A. from Iona College, and graduated from the Program for Management Development at the Harvard Business School.

  GENE S. GODICK has served as our Vice President of Finance and Chief Financial Officer since June 1998. Prior to joining us, he worked from 1997 until 1998 as a senior manager at KPMG Peat Marwick LLP, where he worked in their information, communications and entertainment practice, with a focus on high technology companies. During 1997, prior to joining KPMG Peat Marwick, Mr. Godick provided consulting services advising companies on financing and turnaround strategies. Prior thereto, Mr. Godick served as CFO of Industrial Construction, Inc. ("Industrial") from 1994 until 1996, and as President and CFO of Industrial from 1996 until 1997. Industrial filed for Chapter 7 bankruptcy in May 1997. From 1987 until 1994, Mr. Godick was an accountant and manager for Arthur Andersen LLP's Enterprise Group, which provided services to emerging growth companies in high technology, biotechnology and software. Mr. Godick also serves on the board of directors of Novasoft Information Technology Corp. Mr. Godick received a B.S. from Villanova University and is a Certified Public Accountant.

  DOUGLAS A. ALEXANDER has served as one of our directors since September 1996 and has served as the Chairman of the Board since 1997. Mr. Alexander is a Managing Director of ICG. He co-founded Reality Online, Inc. in 1986 and later sold it to Reuters in 1994. Reality Online developed financial planning tools and online services aimed at the individual investor and then later became a provider of Internet solutions to the retail brokerage industry. Prior to co-founding Reality Online, Mr. Alexander was a partner with Strategic Management Group, a corporate training firm. Mr. Alexander sits on the boards of several Internet companies including DejaNews, Linkshare, and SageMaker. Mr. Alexander was also chairman of WiseWire, which was sold to Lycos, Inc. in April 1998. Mr. Alexander received a B.A.S. from the University of Pennsylvania and B.S. from the Wharton School of Business.

  JEFFREY C. BALLOWE has served as one of our directors since July 1998. Mr. Ballowe retired at the end of 1997 from Ziff-Davis, Inc., where during his 11 years at the company he worked to transform Ziff-Davis into an international, integrated media company. At Ziff-Davis he held several magazine publishing roles, including Publisher of PC Magazine and a number of corporate posts in which he was responsible for establishing Ziff-Davis's

MANAGEMENT

European operations, managing Ziff-Davis's largest magazine group, launching Ziff-Davis's Internet publications, creating ZDNet, and launching ZDTV. At his retirement he was President, Interactive Media and Development Group, in charge of Ziff-Davis's Internet publications, ZDNet, ZDTV, and all development at the company. His development activities included spearheading Ziff-Davis's and Softbank's investments in Yahoo!, USWeb, Gamespot, and Herring Communications. Prior to joining Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Currently Mr. Ballowe is Chairman of DejaNews,Inc. and serves as a director on the boards of USWeb, Personalogic, Inc. and Xoom.com, Inc. He received an MBA from the University of Chicago, a master's degree from the University of Wisconsin-Madison and a bachelor's degree from Lawrence University.

  WALTER W. BUCKLEY, III has served as one of our directors since 1996. Mr. Buckley is a co-founder and the President and CEO of ICG. Prior to co-founding ICG, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions. Prior to joining Safeguard, Mr. Buckley was President and co-founder of Centralized Management Systems, Inc., a medical supply company, which was sold in 1987. Prior thereto, he was a commercial loan officer at CoreStates Bank, N.A. Mr. Buckley sits on the boards of ICG, Sky/Alland Marketing, Who? Vision Systems, Inc., Syncra Software, Inc. and e-Chemicals, Inc. Mr. Buckley received his B.A. from the University of North Carolina, Chapel Hill.

  MATTHEW J. WARTA has served as one of our directors of since June 1998. In his current position, Mr. Warta is a Director, of Koch Ventures, Inc., a subsidiary of Koch Industries, Inc. ("Koch") where he is responsible for investing in and managing the firm's applied technology investments. From 1996 through 1997, he was with Koch's Capital Services Group, where he provided advisory services on mergers and acquisitions, strategic consulting, and corporate partnering to various Koch companies. Prior to joining Koch, Mr. Warta worked as a management consultant at Deloitte & Touche Consulting Group from 1995 to 1996, where he provided strategic and operational consulting services to clients. Prior thereto, Mr. Warta served as an account executive for Valentine Radford Communications, Inc., an advertising and marketing agency in Kansas City, Missouri. Mr. Warta received an MBA and a B.S. from the University of Kansas.

  C.H. LOW has served as our Vice President and Chief Technology Officer of Product Development and Engineering since February 1998. From 1988 to 1998 he was Senior Vice President with Reality Online, a Reuters company, where he was responsible for designing and developing over 30 projects and gained expertise in defining host data systems, features and architectures. Previously, Mr. Low was co-owner of Gnosis, Inc., where he developed a job-shop manufacturing control system for small to medium sized companies. Mr. Low received a B.A.S. from the University of Pennsylvania and a B.S. from the Wharton School of Business.

  MARIO V. SHAFFER has served as our Vice President of Business Development since May 1998. From 1995 to 1998 he served as Group Director of Marketing and Business Development at America Online Internet Service where he was responsible for membership marketing and strategic relationships. Previously, Mr. Shaffer was Vice President of ContentWare, Inc. From 1992 to 1994, he was Director of Business

                                                                      MANAGEMENT

Development of EON Corporation and from 1988 to 1992 he was regional sales manager of R. R. Donnelley & Sons Co. Mr. Shaffer received a B.A. from the College of William and Mary.

  GEORGE JANKOVIC has served as our Vice President of Product Development since September 1998. Prior to joining the Company, he was President and founder of RF Globalnet, which we acquired in September 1998. Prior to founding RF Globalnet, Mr. Jankovic was Director of Business Development and Marketing Manager for Boulder Microwave Technology Inc. (now part of Ansoft Corp.), a start-up focused on CAE software for RF engineers. Mr. Jankovic holds a M.S.E.E. degree from University of Colorado at Boulder.

  NICHOLAS BASTA has served as our Vice President of Editorial Services since June 1997. Mr. Basta was a senior editor and conference manager at McGraw-Hill, Inc. where he was employed since 1980. Prior to joining us, he launched the Chemputers Conferences, a semi-annual meeting on trends in software and information technology for the chemical process industries. During 1990, he was an adjunct professor at the Columbia University School of Journalism and remains an adjunct teacher at the New School for Social Research in New York. Since 1980, Mr. Basta has been a contributing editor for several trade publications and has published several career guides. Mr. Basta received a B.S.E. from Princeton University.

CLASSES OF THE BOARD

  Our Board of Directors are divided into three classes that serve staggered
three-year terms. Class I consists of Messrs.        and        ; Class II of
Messrs.        and        ; and Class III of Messrs.        and        .

COMMITTEES OF THE BOARD OF DIRECTORS

  The board of directors recently created a compensation committee and an audit committee. The compensation committee of the board of directors evaluates our compensation policies and administers our stock option plan. The members of the compensation committee are Messrs. Alexander and Warta. The audit committee will review the scope of our audit, the engagement of our independent auditors and their audit reports. The audit committee will also meet with the financial staff to review accounting procedures and reports. The audit committee currently consists solely of Mr. Buckley. We intend to appoint another board member to the audit committee.

DIRECTOR COMPENSATION

  We do not pay directors cash compensation, however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our equity compensation plan. See "--Stock Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth information for the fiscal year ended December 31, 1997 concerning compensation we paid to the executive officers we employed during such fiscal year.

MANAGEMENT

                        SUMMARY COMPENSATION TABLE(/1/)

                                             ANNUAL COMPENSATION
                                           -----------------------
                                           FISCAL                  OTHER ANNUAL
       NAME AND PRINCIPAL POSITION          YEAR   SALARY   BONUS  COMPENSATION
       ---------------------------         ------ -------- ------- ------------
Mark L. Walsh, President and Chief
 Executive Officer(2).....................  1997  $ 70,833 $33,333     --
Michael J. Hagan, Senior Vice President...  1997  $101,933 $   --      --
Michael P. McNulty, Senior Vice
 President................................  1997  $101,516 $   --      --

--------
(1) This table lists executive officers who were employed by us in 1997. We expect that in 1998, we will employ at least four additional executive officers who will receive more than $100,000 in compensation in 1998.
(2) Mr. Walsh commenced employment with us in August, 1997.

STOCK OPTION INFORMATION

  The following table sets forth certain information concerning option exercises by executive officers named in the Summary Compensation Table during 1997.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                       NUMBER OF SECURITIES               VALUE OF UNEXERCISED IN-
                                                      UNDERLYING UNEXERCISED                THE-MONEY OPTIONS AT
                            SHARES                 OPTIONS AT FISCAL YEAR END(#)           FISCAL YEAR-END ($)(1)
                          ACQUIRED ON     VALUE    ----------------------------------     -------------------------
  NAME                   EXERCISED (#) REALIZED($)  EXERCISABLE        UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
  ----                   ------------- ----------- --------------     ---------------     ----------- -------------
Mark L. Walsh...........      --           --                     --                  --      --           --
Michael J. Hagan........      --           --                     --                  --      --           --
Michael P. McNulty......      --           --                     --                  --      --           --

--------
(1) Based on an assumed initial public offering price of $   per share, minus
    the exercise price, multiplied by the number of shares underlying the option.

STOCK OPTION PLAN

  We have adopted the Amended and Restated 1996 Equity Compensation Plan, effective as of December 18, 1996. The plan provides for grants of incentive stock options, nonqualified stock options, and restricted stock to our designated employees, advisors and consultants, and to non-employee directors. By encouraging stock ownership, we seek to motivate such individuals to contribute materially to our success.

  General. Subject to adjustment in certain circumstances as discussed below,
the plan authorizes up to     shares of common stock for issuance pursuant to
the terms of the plan; no more than     shares in the aggregate may be subject
to grants made to any individual in any calendar year. If and to the extent options granted under the plan expire or are terminated for any reason without being exercised, or shares of restricted stock are forfeited, the shares of common stock subject to such grant will again be available for purposes of the plan.

  Administration of the Plan. The plan is administered and interpreted by the compensation committee (the "Committee") of the board of directors, consisting of not less than two persons appointed by the Board of Directors from among its members, each of

                                                                      MANAGEMENT
whom must be a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, and related Treasury regulations. The Committee has the sole authority to:

 (1) determine the individuals to whom grants shall be made under the plan;

 (2) determine the type, size and terms of the grants to be made to each such individual, set forth in the "Granting Instrument;"

 (3) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting;

 (4) determine the total number of shares of common stock available for grants; and

 (5) deal with any other matters arising under the plan.

  The Committee may require that a Grantee execute a shareholder's agreement, with such terms as the Committee deems appropriate. See "Committees of the Board of Directors."

  Grants. Grants under the Plan may consist of (1) options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code, (2) so-called "nonqualified stock options" that are not intended to so qualify ("NQSOs"), and (3) restricted stock.

  Eligibility for Participation. Grants may be made to any of our employees (including officers and directors) or employees of any of our subsidiaries and to any non-employee member of the board of directors. Key consultants and advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not in connection with the offer or sale of
securities in a capital-raising transaction. As of      , 1998,    options were
outstanding under the plan.

  Options. ISOs may be granted only to employees. NQSOs may be granted to employees, non-employee directors, and key advisors. The exercise price of common stock subject to an option shall be determined by the Committee, and may be equal to, greater than, or less than the fair market value but in no event less than 80% of fair market value; provided that (a) the exercise price of an ISO shall be equal to or greater than the fair market value of a share of common stock on the date such ISO is granted and (b) the exercise price of an ISO granted to an employee who owns more than 10% of the common stock may not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant. The participant may pay the exercise price:

 (1) in cash;

 (2) with the approval of the Committee, by delivering shares of common stock owned by the Grantee and having a fair market value on the date of exercise equal to the Exercise Price; or

 (3) by such other method as the Committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

  Options vest according to the terms and conditions determined by the Committee and specified in the grant instrument.

MANAGEMENT

  The Committee will determine the term of each option; provided, however, that the term may not exceed ten years from the date of grant, and the term of an ISO granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

  Restricted Stock. The number of shares granted to each participant shall be determined by the Committee, subject to the maximum limit described above. Grants of restricted stock will be made subject to such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the Committee may determine in its sole discretion, which shall remain in force during a restricted period set by the Committee (the "Restricted Period"). If the grantee ceases to be employed by us during the Restriction Period or if any other conditions are not met, the restricted stock grant will terminate as to all shares covered by the grant as to which the restrictions have not lapsed, and those shares must be immediately returned to us.

  Amendment and Termination of the Plan. The Committee may amend or terminate the plan at any time; provided, however, that, it may not make any amendment that requires stockholder approval pursuant to Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code without stockholder approval. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Committee or extended by the Committee with approval of the stockholders.

  Adjustment Provisions. Subject to the change of control provisions below, in the event of certain transactions identified in the plan, the Committee may appropriately adjust:

 (1) the maximum number of shares available for grants;

 (2) the maximum number of shares that any participant may be granted in any year;

 (3) the number of shares covered by outstanding grants;

 (4) the kind of shares issued under the plan; and

 (5) the price per share or the applicable market value of such grants.

  Change of Control. In the event of a change of control, the Committee may determine that (1) all outstanding options shall immediately vest, and (2) the restrictions and conditions on all outstanding restricted stock shall immediately lapse. Upon a Change of Control where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the Committee determines otherwise, all outstanding grants shall be assumed by or replaced with comparable options or stock by the surviving corporation. In addition, the Committee may (a) require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options, and/or (b) after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options.

                                                                     MANAGEMENT

  A "Change of control" is defined to have occurred if:

 (1) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than persons who are our shareholders of the effective date of the plan) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of common stock representing more than 50% of the voting power of the then-outstanding shares of common stock; or

 (2) the shareholders or the directors, as appropriate, approve:

   (a) any merger or consolidation of us with another corporation where the shareholders, immediately prior to such transaction, will not beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

   (b) the sale or other disposition of all or substantially all our assets;
       or

   (c) our liquidation or dissolution.

  Section 162(m). Under Section 162(m) of the Internal Revenue Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1.0 million paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the plan and the value of shares received when the shares of restricted stock became transferable (or such other time when income is recognized). An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The plan has been approved by stockholders and is intended to make grants of options thereunder meet the requirements of "performance-based compensation." Awards of restricted stock generally will not qualify as "performance-based compensation."

EMPLOYMENT AGREEMENTS

  In August 1997, we executed an employment letter (the "Walsh Letter") with Mark L. Walsh, whereby Mr. Walsh is employed as our President and Chief Executive Officer. Pursuant to the Walsh Letter, Mr. Walsh receives a base salary of $200,000 per year, and a bonus of up to $100,000 per year based on our attainment of certain performance objectives. In connection with the Walsh
Letter, we granted Mr. Walsh stock options to purchase     shares of common
stock. The Walsh Letter provides that if Mr. Walsh is terminated for any reason other than for cause, he is entitled to a severance payment equivalent to one year of his base salary. ICG has guaranteed up to $500,000 of any such severance payment.

  In July 1998, we executed an employment offer letter (the "Wynkoop Letter") with Barry Wynkoop, whereby Mr. Wynkoop is employed as our Senior Vice President of Sales and Market Development. Pursuant to the Wynkoop Letter, Mr. Wynkoop is entitled to receive an annual salary of $175,000, and a bonus of up to $100,000: 30% of it being attributable to us

MANAGEMENT
meeting certain overall revenue and margin objectives and 70% of it being attributable to our attainment of certain annual sales targets. The Wynkoop
Letter grants Mr. Wynkoop stock options to purchase   shares of common stock.
The Wynkoop Letter provides that if Mr. Wynkoop is terminated for any reason other than for cause, he is entitled to a severance payment equal to six months of his base salary.

                                                                      MANAGEMENT

                              CERTAIN TRANSACTIONS
  Both Michael J. Hagan and Michael P. McNulty were involved in our founding and organization and may be considered as our promoters. Described below are items of value received by each of Mr. Hagan and Mr. McNulty. At our inception
in July 1995, we issued     shares of common stock to Mr. Hagan and     shares
of common stock to Mr. McNulty. Mr. Hagan and Mr. McNulty each contributed a nominal amount of capital for our initial capitalization. In January 1998, each of Mr. Hagan and Mr. McNulty received an incentive stock option grant under the
equity compensation plan to purchase     shares of common stock.

  In 1996, we borrowed an aggregate principal amount of $100,000 evidenced by three unsecured term notes from certain shareholders. One of the notes was held by a member of our board of directors who also serves as an officer and director of ICG. The notes bore interest at a rate of 7%. The notes were to mature on February 2001, however, all of the Notes were repaid in full, including interest of $15,771, in May 1998.

  During 1996 and 1997, ICG made loans to us, pursuant to a total of 15 demand notes, in an aggregate principal amount of $3.2 million and interest of $28,803. We have subsequently either repaid these loans or exchanged them for shares of our capital stock in subsequent financings.

  In 1997, ICG guaranteed repayment of up to $2.0 million of a line of credit with our bank under the line of credit agreement. We repaid all amounts outstanding under this facility in May 1998 and consequently, our bank released the guarantee from ICG.

  In 1997, in connection with our entering into an employment letter agreement with Mark L. Walsh, ICG guaranteed the payment of approximately $500,000 in potential severance payments in the event his employment is terminated for any reason other than cause. See "Management--Employment Agreements."

  During 1997, we entered into a $250,000 Web site development contract with Informatrix. In addition, under the contract we were to maintain the Web site for $20,000 per month. In connection with this contract, we advanced Informatrix $160,000 in 1997, as evidenced by a demand note. During the nine months ended September 30, 1998, we advanced an additional $550,000 to Informatrix as part of the demand note. Mr. McNulty's brother was a member of the board of directors of Informatrix. Subsequently, in September 1998, we acquired all of the outstanding capital stock of Informatrix for 90,000 shares of our common stock (pre-split) (and up to 22,500 of additional shares of our common stock (pre-split) to the former Informatrix shareholders if Informatrix achieves certain sales targets through December 1998). These sales targets were met for the period ended September 30, 1998 and we will be required to issue 4,290 additional shares of common stock (pre-split) pursuant to this arrangement. In connection with the acquisition, we canceled the account receivable and the note receivable from Informatrix.

  In May 1998, we issued warrants to ICG that will, in the aggregate, entitle
ICG to purchase     shares of common stock at $    per share. We issued the
warrants in connection with certain guarantees of our bank debt by ICG. Such warrants are currently exercisable, and will expire on November 30, 2008. The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants are subject to adjustment upon the occurrence of certain events, including

CERTAIN TRANSACTIONS
stock splits, stock dividends, reorganization, recapitalization, merger or sale of all or substantially all of our assets. All shares of common stock issuable upon exercise of all warrants are subject to certain registration rights. See "Description of Capital Stock--Registration Rights."

  In July 1998, Mr. Hagan sold an
aggregate of     shares of common stock to one of our shareholders for an
aggregate purchase price of $250,000, or $   per share.

  In July 1998, Mr. McNulty sold an aggregate of     shares of common stock to
one of our shareholders for an aggregate purchase price of $250,000, or $   per
share.

  Since inception, we have issued, in private placement transactions, shares of
preferred stock that will convert into an aggregate of     shares of common
stock upon or immediately before the closing of the offering. The holders of such converted shares of common stock are entitled to certain demand and piggy-back registration rights. See "Description of Capital Stock--Registration Rights."
The following table sets forth information about our preferred stock.

                                               SERIES B     SERIES C     SERIES D
                          SERIES A PREFERRED  PREFERRED    PREFERRED     PREFERRED
                          ------------------ ------------ ------------ -------------
Date of issuance........    September 1996      July 1997 October 1997 May/June 1998
Shares of preferred
 stock issued...........         1,000,000      5,030,181      301,978     8,888,889
Aggregate purchase price
 for preferred stock....      $1.0 million   $2.0 million     $200,000 $16.0 million
Shares of common stock
 to be received upon
 conversion.............

  ICG owns all of the shares of Series A Preferred Stock, all of the shares of Series B Preferred Stock and 2,222,223 shares of Series D Preferred Stock. The purchase price for the shares of Series A, Series B and Series D Preferred Stock was paid by ICG in cash and/or by the exchange of the principal amount plus accrued interest of notes. Douglas A. Alexander, our Chairman of the Board, is a Managing Director of ICG. He joined our board of directors in September 1996 after the completion of the issuance of the Series A Preferred Stock.

  In November 1998 we issued a $5.0 million convertible note to ICG. In connection with the issuance of the convertible note, we issued warrants to
purchase    shares of common stock at the initial public offering price per share.
                                       59                   CERTAIN TRANSACTIONS

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth information with respect to beneficial ownership of the common stock as of October 31, 1998:

 (1) by each person who beneficially owns more than 5% of the common stock;

 (2) by each of our executive officers and directors; and

 (3) by all executive officers and directors as a group.

                            NUMBER OF SHARES OF       PERCENT OF OWNERSHIP
                               COMMON STOCK      ------------------------------
NAME OF BENEFICIAL OWNER   BENEFICIALLY OWNED(1) BEFORE OFFERING AFTER OFFERING
------------------------   --------------------- --------------- --------------
Internet Capital Group,
 LLC(2)...................                            49.0%
Koch Ventures, Inc.(3)....                             6.9
Wheatley Partners,
 L.P.(4)..................                             6.9
Mark L. Walsh(5)..........                             1.4
Michael J. Hagan..........                             4.8
Michael P. McNulty........                             3.9
Douglas A. Alexander(6)...                             1.3
Jeffrey C. Ballowe........          --                   *
Walter W. Buckley, III....                               *
Matthew J. Warta..........          --                   *
*All executive officers
 and directors as a group
 (10 persons)(2)(5)(6)....                            11.3%

--------
 * Less than 1%
(1) Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. All figures include shares of common stock issuable upon the exercise of options or warrants exercisable within 60 days of October 31, 1998.
(2) The address of the shareholder is 800 Safeguard Building, 435 Devon Park
    Drive, Wayne, PA 19087. Includes     shares of common stock issuable upon
    the exercise of warrants exercisable within 60 days of October 31, 1998.
(3) The address of the shareholder is 4111 East 37th Street North, Wichita, KS 67220.
(4) The address of the shareholder is 21st Century Communications Partners, 767 Fifth Avenue, 45th Floor, New York, NY 10153. Includes shares held by Wheatley Foreign Partners, L.P.
(5) Includes        shares of common stock issuable upon the exercise of stock options exercisable within 60 days of October 31, 1998.
(6) Includes        shares of common stock issuable upon the exercise of stock options exercisable within 60 days of October 31, 1998.

PRINCIPAL SHAREHOLDERS

                         DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 40,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

  Holders of the common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote, except with respect to the election of directors in which case shareholders are entitled to multiply the number of shares held of record by the number of directors to be elected and distribute such number of votes for one or among two or more nominees.

  There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

PREFERRED STOCK

  Our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 40,000,000 shares of preferred stock. No shares of preferred stock are outstanding and we have no plans to issue a new series of preferred stock. Our board of directors may, without shareholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock.

COMMON STOCK WARRANTS

  We have warrants outstanding for the purchase of      shares of our common
stock with a weighted average exercise price of     per share.

  Warrants issued to ICG on May 12, 1998 will, in the aggregate, entitle ICG to purchase shares of common stock at $ per share. Warrants issued to Progress Capital, Inc. on May 12, 1998 will entitle Progress Capital to
purchase        shares of common stock for $    per share. Such warrants are
currently exercisable, and expire on November 30, 2008.

  Additional warrants to purchase      shares of common stock at $   per share
were issued on March 31, 1998 to Progress Capital. Such Warrants are currently exercisable, and expire April 1, 2007.

  Additional warrants to purchase   shares of common stock at the initial
public offering price per share were issued to ICG in November, 1998.

  Additional warrants to purchase   shares of common stock at the initial
public offering price per share were issued to Progress Bank in November, 1998.

                                                   DESCRIPTION OF CAPITAL STOCK

  The exercise price and number of shares of common stock issuable upon the exercise of each of the aforementioned warrants are subject to adjustment upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger, or sale of all or substantially all of our assets. All warrants and shares of stock issuable upon exercise of all warrants are subject to certain registration rights as described under "Registration Rights" below.


CLASSIFIED BOARD OF DIRECTORS

  Our bylaws, as amended and restated, divide our board of directors into three classes, with regular three-year staggered terms and initial terms of three years for the class I directors, two years for the class II directors and one year for the class III directors.

SHAREHOLDER ACTION BY WRITTEN CONSENT

  Our bylaws provide that any action that may be taken at a meeting of the shareholders may be taken without a meeting if:

 (1) such action is authorized by the unanimous written consent of all shareholders entitled to vote at a meeting for such purposes; or

 (2) such action is authorized by written consent of such number of shareholders required by law who are entitled to vote thereon at a meeting of the shareholders or of a class of shareholders.

SPECIAL MEETINGS

  Our bylaws provide that special meetings of our shareholders may be called only by the board or by our president. This provision may make it more difficult for shareholders to take action opposed by the board.

AMENDMENTS TO OUR BYLAWS

  Our bylaws provide that the vote of a majority of all directors or the vote of the majority of the outstanding stock entitled to vote is required to alter, amend or repeal our bylaws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 1741 of the PBCL provides the power to indemnify any officer or director acting in his capacity as our representative who was or is a party or is threatened to be made a party to any action or proceeding against expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding whether the action was instituted by a third party or arose by or in our right. Generally, the only limitation on our ability to indemnify our officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness.

  Our bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right (a derivative action) by reason of the fact that such director or officer is or was serving as our director, officer or employee or, at our request, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or

DESCRIPTION OF CAPITAL STOCK
recklessness. Our bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

  Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

LIMITATION OF LIABILITY

  Our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

 (1) for any breach of such person's duty of loyalty;

 (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

 (3) for the payment of unlawful dividends and certain other actions prohibited by Pennsylvania corporate law; and

 (4) for any transaction resulting in receipt by such person of an improper personal benefit.

  We maintain directors and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the articles of incorporation or our bylaws.

PENNSYLVANIA CONTROL-SHARE ACQUISITIONS LAW

  Generally, subchapters 25E, F, G, H, I and J of the PBCL place certain procedural requirements and establish certain restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a certain percentage of votes in an election of directors. Subchapter 25E of the PBCL provides generally that, if a company were involved in a "control transaction," shareholders of the company would have the right to demand from a "controlling person or group" payment of the fair value of their shares. For purposes of subchapter 25E, a "controlling person or group" is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which shareholders of the company would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group.

  In general, Subchapter 25F of the PBCL delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and us. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of at least 20% of our voting shares.

  In general, Subchapter 25G of the PBCL suspends the voting rights of the "control shares" of a shareholder that acquires for the first time 20% or more, 33 1/3% or more, or 50% or more of a company's shares entitled to be

                                                   DESCRIPTION OF CAPITAL STOCK
voted in an election of directors. The voting rights of the control shares generally remain suspended until such time as the "disinterested" shareholders of the company vote to restore the voting power of the acquiring shareholder.

  Subchapter 25H of the PBCL provides in certain circumstances for the recovery by a company of profits made upon the sale of its common stock by a "controlling person or group" if the sale occurs within 18 months after the controlling person or group became such and the common stock was acquired during such 18 month period or within 24 months prior thereto. In general, for purposes of Subchapter 25H, a "controlling person or group" is a person or group that:

 (1) has acquired;

 (2) offered to acquire; or

 (3) publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that shareholders of the company would be entitled to cast in the election of directors.

  If the disinterested shareholders of a company vote to restore the voting power of a shareholder who acquires control shares subject to Subchapter 25G, such company would then be subject to subchapters 25I and J of the PBCL. Subchapter 25I generally provides for a minimum severance payment to certain employees terminated within two years of such approval. Subchapter 25J, in general, prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

  The foregoing descriptions of certain subchapters of the PBCL do not purport to be complete.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The ability of the board of directors to establish the rights of, and to issue, substantial amounts of Preferred Stock without the need for shareholder approval, which Preferred Stock, among other things, may be used to create voting impediments with respect to any changes in control or to dilute the stock ownership of holders of common stock seeking to obtain control, may have the effect of discouraging, delaying or preventing a change in control. See "Risk Factors--Control by Management and Existing Shareholders; Anti-Takeover Provisions," "--Common Stock" and "--Preferred Stock."

REGISTRATION RIGHTS

  After the consummation of the offering, the holders (the "Holders") of
shares of common stock and warrants to purchase      shares of common stock
(the "Registrable Securities") or their transferees, will be entitled to certain registration rights with respect to the Registrable Securities. These rights are provided under the terms of the Registrable Securities and agreements between us and the Holders. Such agreements and Registrable Securities provide, in certain instances, demand registration rights (the
"Demand Registration Rights"), however, Holders of      of these shares will be
restricted from exercising such rights until 180 days after the date of this prospectus. In addition, pursuant to these agreements, the Holders are entitled, subject to certain limitations, to require us to include their Registrable Securities in future registration statements we file under the Securities Act of 1933 (the "Piggyback Registration Rights"), however, Holders
of      of these shares will be restricted from exercising such rights until
180 days after the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

In accordance with the terms of such Piggyback Registration Rights, we have elected to exclude all Registrable Securities from the offering. The Holders also are entitled, subject to certain limitations, to require us to register their Registrable Securities on a Registration Statement on Form S-3 once we are eligible to use a Form S-3 in connection with such registrations (the "S-3
Registration Rights"), however, Holders of        of these shares will be
restricted from exercising such rights until 180 days after the date of this prospectus. Registration of shares of common stock pursuant to the exercise of Demand Registration Rights, Piggyback Registration Rights or S-3 Registration Rights under the Securities Act of 1933 would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration. "Risk Factors--Shares Eligible for Future Sale" and "Shares Eligible for Future Sale."

TRANSFER AGENT

  The transfer agent for our common stock is        .

CREATION OF SUBSIDIARIES

  Immediately prior to the consummation of the offering, we will form a wholly
owned subsidiary,       , a Delaware corporation, to which it will transfer
the proceeds of the offering.

  In addition, after the offering, we intend to form another wholly owned
subsidiary,       , a Delaware corporation, and transfer our intangible assets to this subsidiary.
                                      65           DESCRIPTION OF CAPITAL STOCK

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

  Of the      shares to be outstanding after the offering (assuming that the
Underwriters do not exercise their over-allotment option), the      shares of
common stock offered hereby and an additional      shares of common stock will
be freely tradeable without restriction in the public market unless such shares are held by "affiliates", as that term is defined in Rule 144(a) under the Securities Act of 1933. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The
remaining      shares of common stock to be outstanding after the offering are
"restricted securities" under the Securities Act of 1933 and may be sold in the public market upon the expiration of certain holding periods under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144.

  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of our common stock (approximately shares immediately following the offering), or (2) the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

  In addition, as of        , 1998, there were outstanding warrants to purchase
       shares of common stock and options to purchase        shares of common
stock, of which        options were fully vested and exercisable. An additional
       shares were reserved for issuance under our equity compensation plan. We intend to register the shares of common stock issued, issuable or reserved for issuance under the plan as soon as practicable following the date of this prospectus.

  Certain holders of        shares of common stock and holders of warrants to
purchase        shares of common stock are entitled to certain registration rights with respect to such shares for resale under the Securities Act. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the common stock. Such rights may not be exercised prior to the expiration of 180 days from the date of this prospectus. See "Description of Capital Stock--Registration Rights."

SHARES ELIGIBLE FOR FUTURE SALE

LOCK-UP ARRANGEMENTS

  Along with our officers and directors, and certain other shareholders, we have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc.

                                                 SHARES ELIGIBLE FOR FUTURE SALE

                                  UNDERWRITING

  Under the terms of, and subject to the conditions in, the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement (the "Registration Statement") of which this prospectus is a part, the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc., Hambrecht & Quist LLC and Volpe Brown Whelan & Company, LLC are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from us the respective number of shares of common stock set forth opposite its name below:

                                                                    NUMBER OF
                                                                    SHARES OF
  UNDERWRITERS                                                     COMMON STOCK
  ------------                                                     ------------
    Lehman Brothers Inc...........................................
    Hambrecht & Quist LLC.........................................
    Volpe Brown Whelan & Company, LLC.............................
                                                                       ----
      Total.......................................................
                                                                       ====

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of common stock are subject to certain conditions, and that if any of the foregoing shares of common stock are purchased by the Underwriters pursuant to an Underwriting Agreement, then all of the shares of common stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement, must be so purchased.

  We have been advised by the Representatives that the Underwriters proposed to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain selected dealers (who may include the Underwriters) at such public offering price less a
selling concession not in excess of $   per share. The Underwriters may allow,
and the selected dealers may reallow, a concession not in excess of $   per
share to certain brokers and dealers. After the offering, the offering price and other selling terms may be changed by the Underwriters.

  We have granted to the Underwriters an option to purchase up to an aggregate
of     additional shares of common stock, exercisable solely to cover over-
allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such Underwriter's initial commitment as indicated in the preceding table and we will be obligated, pursuant to such over-allotment option, to sell such shares of common stock to the Underwriters.

  We have agreed that, without the prior consent of Lehman Brothers Inc., we will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for any such shares of common stock for a period of 180

UNDERWRITING
days from the date of this prospectus. All of our executive officers and directors and certain other shareholders have agreed pursuant to lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for any such shares for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

  Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the Representatives and us. Among the factors to be considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, will be our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Application has been made to have the common stock approved for quotation on the Nasdaq National Market under the symbol "VERT."

  We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute, under certain circumstances, to payments that the Underwriters may be required to make in respect thereof.

  Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of common stock. As an exception to these rules, the Representative are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

  If the Underwriters create a short position in the common stock in connection with the offering (i.e., they sell more shares than are set forth on the cover page of this prospectus), the Representatives may reduce that short position by purchasing common stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein. The Underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

  The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of common stock in the open market to reduce the Underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

                                                                    UNDERWRITING

  Neither we nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Any offers in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the relevant province of Canada in which such sale is made.

  Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover hereof.

  The Representatives have informed us that they do not intend to confirm the sales of shares of common stock offered hereby to any accounts over which they exercise discretionary authority.

  At our request, the Underwriters have reserved up to        shares of common
stock offered hereby for sale to certain of our officers, directors, employees, business associates and related parties at the initial public offering price set forth on the cover page of this prospectus. Such persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares.

                                    EXPERTS

  The financial statements and schedule of VerticalNet, Inc. as of December 31, 1996 and 1997 and for the period from July 28, 1995 (inception) through December 31, 1995 and for the years ended December 31, 1996 and 1997, the financial statements of Boulder Interactive Technology Services Co. as of December 31, 1996 and 1997 and for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, and the financial statements of Informatrix Worldwide, Inc. as of December 31, 1997 and for the period from October 15, 1997 (inception) through December 31, 1997, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS


  The validity of the common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Chadbourne & Parke LLP, New York, New York.

UNDERWRITING/EXPERTS/LEGAL MATTERS

                             ADDITIONAL INFORMATION

  We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Our common stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains all information filed electronically by the Company. The address of the Commission's Web site is (http://www.sec.gov.).

  This prospectus constitutes a part of a registration statement on Form S-1 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by us with the Commission under the Securities Act, with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the Registration Statement. Certain parts of the Registration Statement omitted in accordance with the rules and regulations of the Commission. We refer to the Registration Statement and to the exhibits to such Registration Statement for further information with respect to the Company and the securities offered in this prospectus. Copies of the Registration Statement and the exhibits to such Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                          REPORTS TO SECURITY HOLDERS

  We intend to distribute to our shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                              ADDITIONAL INFORMATION/REPORTS TO SECURITY HOLDERS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Audited Financial Statements:
  VerticalNet, Inc.
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets at December 31, 1996 and 1997 and September
   30, 1998 (unaudited)...................................................  F-3
  Consolidated Statements of Operations for the period from July 28, 1995
   (inception) through December 31, 1995, the years ended December 31,
   1996 and 1997, and the nine months ended September 30, 1997 (unaudited)
   and 1998 (unaudited)...................................................  F-4
  Consolidated Statements of Shareholders' Equity (Deficit) for the period from July 28, 1995 (inception) through December 31, 1995, the years ended December 31, 1996 and 1997, and the nine months ended September
   30, 1998 (unaudited)...................................................  F-5
  Consolidated Statements of Cash Flows for the period from July 28, 1995
   (inception) through December 31, 1995, the years ended December 31,
   1996 and 1997, and the nine months ended September 30, 1997 (unaudited)
   and 1998 (unaudited)...................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
Boulder Interactive Technology Services Company
  Independent Auditors' Report............................................ F-23
  Balance Sheets at December 31, 1996 and 1997............................ F-24
  Statements of Operations for the period from March 22, 1996 (inception)
   through December 31, 1996 and the year ended December 31, 1997......... F-25
  Statements of Shareholders' Equity for the period from March 22, 1996
   (inception) through December 31, 1996 and the year ended December 31,
   1997................................................................... F-26
  Statements of Cash Flows for the period from March 22, 1996 (inception)
   through December 31, 1996 and the year ended December 31, 1997......... F-27
  Notes to Financial Statements........................................... F-28
Informatrix Worldwide, Inc.
  Independent Auditors' Report............................................ F-33
  Balance Sheets at December 31, 1997 and September 30, 1998 (unaudited).. F-34
  Statements of Operations for the period from October 15, 1997
   (inception) through December 31, 1997 and the nine months ended
   September 30, 1998 (unaudited)......................................... F-35
  Statements of Shareholders' Deficit for the period from October 15, 1997
   (inception) through December 31, 1997 and the nine months ended
   September 30, 1998 (unaudited)......................................... F-36
  Statements of Cash Flows for the period from October 15, 1997
   (inception) through December 31, 1997 and the nine months ended
   September 30, 1998 (unaudited)......................................... F-37
  Notes to Financial Statements........................................... F-38
Unaudited Pro Forma Combined Financial Statements
  VerticalNet, Inc. and subsidiaries
  Unaudited Pro Forma Financial Information Basis of Presentation......... F-42
  Unaudited Pro Forma Combined Statement of Operations for the year ended
   December 31, 1997...................................................... F-43
  Unaudited Pro Forma Combined Statement of Operations for the nine months ended
   September 30, 1998..................................................... F-44
  Notes to Pro Forma Condensed Combined Financial Statements.............. F-45

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
VerticalNet, Inc.:

  We have audited the accompanying consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from July 28, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VerticalNet, Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for the period from July 28, 1995 (inception) through December 31, 1995 and for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

August 21, 1998
Philadelphia, Pennsylvania

                               VERTICALNET, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                               1996         1997          1998           1998
                           ------------ ------------  -------------  -------------
                                                       (UNAUDITED)    (PRO FORMA)
                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash
   equivalents...........   $  329,451  $   754,716   $  3,793,964   $ 10,793,964
  Accounts receivable,
   net of allowance for
   doubtful accounts of
   $18,575, $30,000,
   $58,066 and $58,066,
   respectively..........      178,942      607,611      1,064,777      1,064,777
  Loan receivable, net of
   allowance of $80,000
   and $0 in 1997 and
   1998, respectively....          --        84,086          3,500          3,500
  Prepaid expenses.......        6,474      145,678        335,011        335,011
                            ----------  -----------   ------------   ------------
    Total current as-
     sets................      514,867    1,592,091      5,197,252     12,197,252
                            ----------  -----------   ------------   ------------
Property and equipment,
 net.....................      106,409      491,853      1,003,541      1,003,541
Goodwill and other intan-
 gibles, net of accumu-
 lated amortization of
 $103,565 and $103,565 in
 1998 and pro forma, re-
 spectively..............          --           --       2,663,640      2,663,640
Deferred charges and
 other assets............       15,927       20,143        293,811        493,811
                            ----------  -----------   ------------   ------------
    Total assets.........   $  637,203  $ 2,104,087   $  9,158,244   $ 16,358,244
                            ==========  ===========   ============   ============
LIABILITIES AND SHARE-
 HOLDERS' EQUITY (DEFI-
 CIT)
Current liabilities:
  Current portion of
   long-term debt........   $   26,515  $   150,856   $    301,570    $   301,570
  Convertible notes......          --           --             --       7,000,000
  Line of credit.........          --     2,500,000            --             --
  Accounts payable.......       98,045      607,479      1,209,966      1,209,966
  Accrued expenses.......       23,879      158,936      1,056,901      1,056,901
  Deferred revenues......      216,433      710,393      1,506,878      1,506,878
                            ----------  -----------   ------------   ------------
    Total current liabil-
     ities...............      364,872    4,127,664      4,075,315     11,075,315
                            ----------  -----------   ------------   ------------
Long-term debt, net of
 current portion.........      167,067      399,948        374,128        374,128
                            ----------  -----------   ------------   ------------
Commitments and contin-
 gencies (Note 8)
Shareholders' Equity
 (Deficit):
  Preferred stock Series
   A, B, C, and D: $.01
   par value, 40,000,000
   shares authorized,
   1,000,000, 6,332,159,
   15,221,048 and 0
   shares issued and
   outstanding in 1996,
   1997, 1998, and
   proforma,
   respectively..........       10,000       63,322        152,211            --
  Common stock $.01 par
   value, 40,000,000
   shares authorized
   4,927,386, 4,927,386,
   5,128,497, and
   24,111,445 shares
   issued and outstanding
   in 1996, 1997, 1998,
   and pro forma,
   respectively..........       49,274       49,274         51,285        241,115
  Additional paid-in
   capital...............    1,025,812    3,222,490     18,737,739     18,900,120
  Deferred compensation..          --           --        (139,406)      (139,406)
  Accumulated deficit....     (919,822)  (5,698,611)   (14,033,028)   (14,033,028)
                            ----------  -----------   ------------   ------------
                               165,264   (2,363,525)     4,768,801      4,968,801
  Treasury stock at cost,
   314,514 shares........      (60,000)     (60,000)       (60,000)       (60,000)
                            ----------  -----------   ------------   ------------
    Total shareholders'
     equity (deficit)....      105,264   (2,423,525)     4,708,801      4,908,801
                            ----------  -----------   ------------   ------------
    Total liabilities and
     shareholders' equity
     (deficit)...........   $  637,203  $ 2,104,087   $  9,158,244   $ 16,358,244
                            ==========  ===========   ============   ============

                See accompanying notes to financial statements.

                               VERTICALNET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          JULY 28, 1995
                           (INCEPTION)         YEAR ENDED            NINE MONTHS ENDED
                         TO DECEMBER 31,      DECEMBER 31,             SEPTEMBER 30,
                         --------------- -----------------------  ------------------------
                              1995          1996        1997         1997         1998
                         --------------- ----------  -----------  -----------  -----------
                                                                        (UNAUDITED)
REVENUES................   $   15,642    $  285,140  $   791,822  $   550,648  $ 1,861,799
                           ----------    ----------  -----------  -----------  -----------
COSTS AND EXPENSES:
Editorial and
 operational............       23,949       213,544    1,055,725      673,784    2,100,885
Product development.....       21,550       213,926      711,292      451,008      797,815
Sales and marketing.....      147,609       268,417    2,300,365    1,348,318    4,405,407
General and
 administrative.........       32,656       291,660    1,388,123      890,768    2,907,275
                           ----------    ----------  -----------  -----------  -----------
Operating loss..........     (210,122)     (702,407)  (4,663,683)  (2,813,230)  (8,349,583)
                           ----------    ----------  -----------  -----------  -----------
Interest and dividend
 income ................          --          7,491       10,999        7,714      164,535
Interest expense........         (853)      (13,931)    (126,105)     (36,898)    (149,369)
                           ----------    ----------  -----------  -----------  -----------
Interest, net...........         (853)       (6,440)    (115,106)     (29,184)      15,166
                           ----------    ----------  -----------  -----------  -----------
Net loss................   $ (210,975)   $ (708,847) $(4,778,789) $(2,842,414) $(8,334,417)
                           ----------    ----------  -----------  -----------  -----------
Basic and diluted net
 loss per share.........   $    (0.10)   $    (0.14) $     (0.97) $     (0.58) $     (1.68)
                           ==========    ==========  ===========  ===========  ===========
Weighted average shares
 outstanding used in
 per-share calculation
 (basic and diluted)....    2,137,521     5,032,624    4,927,384    4,927,384    4,973,705
                           ==========    ==========  ===========  ===========  ===========


                See accompanying notes to financial statements.

                               VERTICALNET, INC.


           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                      SERIES A          SERIES B         SERIES C        SERIES D
                      PREFERRED         PREFERRED       PREFERRED        PREFERRED       COMMON STOCK
                  ----------------- ----------------- -------------- ----------------- -----------------
                                                                                                         ADDITIONAL
                                                                                                           PAID-IN     DEFERRED
                   SHARES   AMOUNT   SHARES   AMOUNT  SHARES  AMOUNT  SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL   COMPENSATION
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- ----------- ------------
Balance, July
 28, 1995 (in-
 ception).......        --  $   --        --  $   --      --  $  --        --  $   --        --  $   --  $       --   $     --
Issuance of com-
 mon stock......        --      --        --      --      --     --        --      --  3,826,686  38,267      31,819        --
Net loss........        --      --        --      --      --     --        --      --        --      --          --         --
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Balance, Decem-
 ber 31, 1995...        --      --        --      --      --     --        --      --  3,826,686  38,267      31,819        --
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Issuance of com-
 mon stock......        --      --        --      --      --     --        --      --  1,100,700  11,007       3,993        --
Issuance of
 Series A
 preferred
 stock, net of
 issuance cost..  1,000,000  10,000       --      --      --     --        --      --        --      --      990,000        --
Repurchase of
 common stock...        --      --        --      --      --     --        --      --        --      --          --         --
Net loss........        --      --        --      --      --     --        --      --        --      --          --         --
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Balance, Decem-
 ber 31, 1996...  1,000,000  10,000       --      --      --     --        --      --  4,927,386  49,274   1,025,812        --
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Issuance of Se-
 ries B pre-
 ferred stock...        --      --  5,030,181  50,302     --     --        --      --        --      --    1,949,698        --
Issuance of Se-
 ries C pre-
 ferred stock...        --      --        --      --  301,978  3,020       --      --        --      --      196,980        --
Issuance of
 warrants in
 connection with
 debt
 financing......        --      --        --      --      --     --        --      --        --      --       50,000        --
Net loss........        --      --        --      --      --     --        --      --        --      --          --         --
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Balance, Decem-
 ber 31, 1997...  1,000,000  10,000 5,030,181  50,302 301,978  3,020       --      --  4,927,386  49,274   3,222,490        --
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Issuance of
 Series D
 preferred
 stock, net of
 transaction
 costs
 (unaudited)....        --      --        --      --      --     --  8,888,889  88,889       --      --   15,046,465        --
Issuance of
 common stock as
 consideration
 for private
 placement fees
 (unaudited)....        --      --        --      --      --     --        --      --    111,111   1,111     148,889        --
Issuance of
 fully vested
 options to non
 employees
 (unaudited)....        --      --        --      --      --     --        --      --        --      --       19,095        --
Consideration
 for purchase of
 Informatrix
 (unaudited)....        --      --        --      --      --     --        --      --     90,000     900     152,100        --
Unearned
 compensation
 (unaudited)....        --      --        --      --      --     --        --      --        --      --      148,700   (148,700)
Amortization of
 unearned
 compensation
 (unaudited)....        --      --        --      --      --     --        --      --        --      --          --       9,294
Net loss (unau-
 dited).........        --      --        --      --      --     --        --      --        --      --          --         --
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Balance, Septem-
 ber 30, 1998
 (unaudited)....  1,000,000 $10,000 5,030,181 $50,302 301,978 $3,020 8,888,889 $88,889 5,128,497 $51,285 $18,737,739  $(139,406)
                  --------- ------- --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------


                  ACCUMULATED   TREASURY  TOTAL SHAREHOLDERS'
                    DEFICIT      STOCK      EQUITY(DEFICIT)
                  ------------- --------- -------------------
Balance, July
 28, 1995 (in-
 ception).......  $        --   $    --       $       --
Issuance of com-
 mon stock......           --        --            70,086
Net loss........      (210,975)      --          (210,975)
                  ------------- --------- -------------------
Balance, Decem-
 ber 31, 1995...      (210,975)      --          (140,889)
                  ------------- --------- -------------------
Issuance of com-
 mon stock......           --        --            15,000
Issuance of
 Series A
 preferred
 stock, net of
 issuance cost..           --        --         1,000,000
Repurchase of
 common stock...           --    (60,000)         (60,000)
Net loss........      (708,847)      --          (708,847)
                  ------------- --------- -------------------
Balance, Decem-
 ber 31, 1996...      (919,822)  (60,000)         105,264
                  ------------- --------- -------------------
Issuance of Se-
 ries B pre-
 ferred stock...           --        --         2,000,000
Issuance of Se-
 ries C pre-
 ferred stock...           --        --           200,000
Issuance of
 warrants in
 connection with
 debt
 financing......           --        --            50,000
Net loss........    (4,778,789)      --        (4,778,789)
                  ------------- --------- -------------------
Balance, Decem-
 ber 31, 1997...    (5,698,611)  (60,000)      (2,423,525)
                  ------------- --------- -------------------
Issuance of
 Series D
 preferred
 stock, net of
 transaction
 costs
 (unaudited)....           --        --        15,135,354
Issuance of
 common stock as
 consideration
 for private
 placement fees
 (unaudited)....           --        --           150,000
Issuance of
 fully vested
 options to non
 employees
 (unaudited)....           --        --            19,095
Consideration
 for purchase of
 Informatrix
 (unaudited)....           --        --           153,000
Unearned
 compensation
 (unaudited)....           --        --               --
Amortization of
 unearned
 compensation
 (unaudited)....                                    9,294
Net loss (unau-
 dited).........    (8,334,417)      --        (8,334,417)
                  ------------- --------- -------------------
Balance, Septem-
 ber 30, 1998
 (unaudited)....  $(14,033,028) $(60,000)     $ 4,708,801
                  ------------- --------- -------------------

                See accompanying notes to financial statements.

                               VERTICALNET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           JULY 28, 1995
                            (INCEPTION)         YEAR ENDED            NINE MONTHS ENDED
                          TO DECEMBER 31,      DECEMBER 31,             SEPTEMBER 30,
                          --------------- -----------------------  ------------------------
                               1995          1996        1997         1997         1998
                          --------------- ----------  -----------  -----------  -----------
                                                                         (UNAUDITED)
Cash flows from operat-
 ing activities:
 Net loss...............     $(210,975)   $ (708,847) $(4,778,789) $(2,842,414) $(8,334,417)
                             ---------    ----------  -----------  -----------  -----------
 Adjustments to recon-
  cile net loss to net
  cash used in operating
  activities:
 Loss from disposal of
  fixed assets..........           --            --         3,278          --           --
 Depreciation, amortiza-
  tion and other noncash
  charges...............         6,137        62,142      388,058      183,444      411,712
 Change in assets:
  Accounts receivable...       (34,800)     (144,142)    (428,669)    (703,741)    (332,010)
  Prepaid expenses and
   other assets.........        (3,092)      (15,632)    (143,420)     (39,681)    (459,021)
 Change in liabilities:
  Accounts payable......        87,219        10,825      509,434      294,188      570,941
  Accrued expenses......        37,903       (14,024)     135,057       56,908      878,354
  Deferred revenues.....        69,333       147,100      493,960      733,220      579,915
                             ---------    ----------  -----------  -----------  -----------
Net cash used in operat-
 ing activities.........       (48,275)     (662,578)  (3,821,091)  (2,318,076)  (6,684,526)
                             ---------    ----------  -----------  -----------  -----------
Cash flows from invest-
 ing activities:
 Acquisitions, net of
  cash acquired.........           --            --           --           --    (1,858,389)
 Loan to Infomatrix
  prior to acquisition..           --            --           --           --      (550,914)
 Loan receivable........           --            --      (160,000)         --        (4,086)
 Capital expenditures...       (56,720)      (63,646)    (235,671)    (148,340)    (399,038)
                             ---------    ----------  -----------  -----------  -----------
Net cash used in invest-
 ing activities.........       (56,720)      (63,646)    (395,671)    (148,340)  (2,812,427)
                             ---------    ----------  -----------  -----------  -----------
Cash flows from financ-
 ing activities:
 Borrowings under line
  of credit.............           --            --     2,500,000      375,000          --
 Repayment of line of
  credit................           --            --           --           --    (2,500,000)
 Loans from related par-
  ties..................        15,914       100,000          --           --           --
 Loans from ICG.........           --            --     1,600,000      650,000    1,550,000
 Repayment of loans from
  related parties.......           --        (20,000)         --           --      (100,000)
 Principal payments on
  obligations under cap-
  ital leases...........          (139)       (2,182)     (48,834)     (43,130)    (122,909)
 Borrowings under long-
  term debt.............        50,000           --           --           --           --
 Repayment of long-term
  debt..................           --         (8,009)      (9,139)      (6,764)     (32,852)
 Repayment of loans from
  ICG...................           --            --      (950,000)         --           --
 Net proceeds from issu-
  ance of preferred
  stock.................           --      1,000,000    1,550,000    1,350,000   13,741,962
 Proceeds from issuance
  of common stock.......        70,086        15,000          --           --           --
 Repurchase of treasury
  stock.................           --        (60,000)         --           --           --
                             ---------    ----------  -----------  -----------  -----------
Net cash provided by fi-
 nancing activities.....       135,861     1,024,809    4,642,027    2,325,106   12,536,201
                             ---------    ----------  -----------  -----------  -----------
Net increase (decrease)
 in cash................        30,866       298,585      425,265     (141,310)   3,039,248
Cash and cash equiva-
 lents--beginning of pe-
 riod...................           --         30,866      329,451      329,451      754,716
                             ---------    ----------  -----------  -----------  -----------
Cash and cash equiva-
 lents--end of period...     $  30,866    $  329,451  $   754,716  $   188,141  $ 3,793,964
                             =========    ==========  ===========  ===========  ===========
Supplemental disclosure
 of cash flow informa-
 tion:
 Cash paid during the
  year for interest.....     $     853    $   13,931  $    52,925  $    17,483  $    57,079
                             =========    ==========  ===========  ===========  ===========
Supplemental schedule of
 noncash investing and
 financing activities:
 Equipment acquired un-
  der capital leases....     $   4,407    $   53,595  $   415,195  $   418,316  $   353,479
 Issuance of common
  stock as consideration
  for purchase of
  Informatrix...........     $     --     $      --   $       --   $       --   $   153,000
 Issuance of common
  stock as consideration
  of private placement
  fees..................     $     --     $      --   $       --   $       --   $   150,000
 Issuance of warrants in
  connection with debt
  financing.............     $     --     $      --   $    50,000  $       --   $       --
                             =========    ==========  ===========  ===========  ===========

                See accompanying notes to financial statements.

                               VERTICALNET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Company

  VerticalNet, Inc. (VerticalNet or the Company) is a creator, owner and operator of vertical trade communities, which are targeted business-to-business communities of commerce on the Internet. The Company's vertical trade communities are Web sites that act as industry-specific comprehensive sources of information, interaction and electronic commerce. Vertical trade communities combine product information; industry news; requests for proposals; directories; classifieds; job listings; discussion forums; a variety of electronic commerce opportunities for buyers and sellers; and other services, such as online professional education courses and virtual trade shows. Each trade community is individually branded, focuses on one industrial sector and caters to individuals with similar professional interest. The virtual trade communities are designed to attract technical and purchasing professionals with highly specialized product and specification requirements and purchasing authority or influence. The Company was founded on July 28, 1995 and currently operates 29 vertical trade communities in seven major industry groups: environment and utility; electronics; services; telecommunications; process industries; life sciences; and food and packaging.

  The Company currently generates substantially all of its revenue from Internet advertising including the development of "storefronts" (Web pages that focus on advertisers products and provide a link to the advertisers Web sites).

  The Company is a majority-owned subsidiary of the Internet Capital Group LLC
(ICG).

  The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, bank financing, or other sources of capital. During 1998 the Company sold an additional $15.2 million of its preferred stock. Management believes that its current funds combined with other available sources of funding will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1998. If financial resources are not sufficient, management has the intent and believes it has the ability to reduce expenditures as to not require additional financial resources if such resources are not available on terms acceptable to the Company.

 Unaudited Interim Financial Information

  The interim financial statements of the Company for the nine months ended September 30, 1997 and 1998, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 1998 and the results of its operations and its cash flows for the nine months ended September 30, 1997 and 1998. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

 Principles of Consolidation

  The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost, net of accumulated amortization and depreciation. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

      Computer equipment and purchased software......................... 3 years
      Office equipment and furniture.................................... 5 years
      Trade show equipment.............................................. 7 years
      Leasehold improvements............................................ 3 years

 Revenue and Editorial and Operational Expenses

  The Company's revenues are derived principally from advertising contracts which include the initial construction of storefronts. The advertising contracts do not extend beyond one year. Advertising revenues are recognized ratably over the period of the advertising contract.

  Revenues from educational courses are recognized in the period in which the course is completed and revenues from the sale of books are recognized in the period in which the books are shipped.

  Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. From July 28, 1995 (inception) through the year ended December 31, 1997, barter transactions have been immaterial. For the nine months ended September 30, 1998, the Company recognized $350,677 of advertising revenues from barter transactions.

  Editorial and operational expenses include editorial costs, which are principally payroll and related costs, the cost of purchased content and the costs for Internet related computer equipment.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

 Concentration of Credit Risk

  The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. No single customer accounted for greater than 10% of total revenues during the period from July 28, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997 and the nine month periods ended September 30, 1997 and 1998.

 Financial Instruments

  The Company's financial instruments principally consist of cash, accounts receivable, accounts payable, loans payable and capital lease obligations that are carried at cost which approximates fair value.

 Product Development

  Product development costs consists principally of salaries and related costs, which are charged to expense as incurred.

 Advertising Costs

  The Company charges advertising costs to expense as incurred. Advertising expense was approximately $38,000, $21,000 and $198,000 for the period from July 28, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997, respectively, and $126,000 and $1,315,000 for the nine months ended September 30, 1997 and 1998, respectively.

 Income Taxes

  The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

 Accounting for Impairment of Long-Lived Assets

  The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)


 Goodwill and Intangibles

  Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, estimated at 36 months. The Company periodically assesses the recoverability of goodwill, as well as other long-lived assets, based upon expectations of future undiscounted cash flows.

 Deferred Offering Costs

  At September 30, 1998, specific incremental cost directly attributable to the planned initial public offering (IPO) process has been deferred. These costs will be charged against additional paid-in-capital in connection with this offering.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock Options

  The Company accounts for the grant of employee options to purchase common stock in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). SFAS 123 gives companies the option to adopt the fair value method for expense recognition of employee stock options or to continue to account for stock options and stock-based awards using the intrinsic value method, as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25) and to make pro forma disclosures of net loss as if the fair value method had been applied. The Company elected to apply APB 25 to account for stock options and has disclosed the pro forma net loss as if the fair value method had been applied.

 Stock Splits

  In February 1996 and February 1997, the Company's Board of Directors authorized and implemented an 11,008 for one and a 4.7619 for one, stock split, respectively. All share amounts have been retroactively restated to reflect these events in the accompanying financial statements.

 Computation of Historical Net Loss Per Share and Pro Forma Net Loss Per Share

  The Company adopted Computation of Earnings Per Share, (SFAS No. 128), during the year ended December 31, 1997. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Dilutive earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

  Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including common equivalent shares from the convertible preferred stock (using the if-converted method), which will automatically convert into common stock upon an IPO as if converted at the original date of issuance, for both basic and diluted net loss per share, even though inclusion is antidilutive.

  The following table sets forth the computation of loss per share:

                                                                     YEARS ENDED            NINE MONTHS ENDED
                                                                     DECEMBER 31,             SEPTEMBER 30,
                                                                -----------------------  ------------------------
                                      JULY 28, 1995 (INCEPTION)
BASIC AND DILUTED NET LOSS PER SHARE    TO DECEMBER 31, 1995       1996        1997         1997         1998
------------------------------------  ------------------------- ----------  -----------  -----------  -----------
Numerator: Net loss......                    $ (210,975)        $ (708,847) $(4,778,789) $(2,842,414) $(8,334,417)
Denominator:
  Weighted-average shares
   outstanding basic and
   diluted...............                     2,137,521          5,032,624    4,927,384    4,927,384    4,973,705
Basic and diluted net
 loss per share..........                    $    (0.10)        $    (0.14) $     (0.97) $     (0.58) $     (1.68)
                                             ==========         ==========  ===========  ===========  ===========
PRO FORMA NET LOSS PER
 SHARE
Numerator: Net loss......                    $ (210,975)        $ (708,847) $(4,778,789) $(2,842,414) $(8,334,417)
Denominator:
  Weighted-average shares
   outstanding basic and
   diluted...............                     2,137,521          6,480,764   12,059,433   11,071,202   19,601,749
Basic and diluted net
 loss per share                              $    (0.10)        $    (0.11) $     (0.40) $     (0.26) $     (0.43)
                                             ==========         ==========  ===========  ===========  ===========

 Recent Accounting Pronouncements

  In June 1997 the Financial Accounting Standards Board (FASB) issued Reporting Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 had no impact on the Company's results of operations, financial position or cash flows, as the amount of comprehensive loss is the same as the net loss for all periods presented.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)


  In June 1997 the FASB issued Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will not have an impact on the Company's results of operations, financial position or cash flows.

  In February 1998 the FASB issued Employers' Disclosures about Pension and Other Postretirement Benefits (SFAS No. 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 will not have an impact on the Company's results of operations, financial position or cash flows.

  In March 1998 the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

  In April 1998 the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

  In June 1998 the FASB issued Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage or plan to engage in derivative or hedging activities, there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of this standard.

(2) UNAUDITED PRO FORMA BALANCE SHEET

  The Company is planning on filing a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of the Company's common stock

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

in connection with a proposed IPO. In addition, in November of 1998, the Company obtained a $5.0 million convertible note from ICG and a $2.0 million note from a bank.

  The unaudited pro forma balance sheet as of September 30, 1998 reflects:

  (a) The Company's capitalization, if the IPO is consummated under terms presently anticipated. Upon closing of the proposed IPO, all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock. The conversion of the convertible preferred stock has been reflected in the accompanying pro forma balance sheet as if it had occurred on September 30, 1998.

  (b) The convertible note from ICG and the note from a bank are more fully described in Note 4. In connection with these loans the Company issued warrants to purchase an aggregate of 200,000 shares of the Company's common stock.

(3) ACQUISITIONS

  In September 1998 the Company acquired all of the outstanding capital stock of Boulder Interactive Technology Services Company (BITC) for $1.8 million in cash. BITC operates a vertical trade community for professionals in the radio frequency and wireless communications industry. The acquisition was accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired of $1,864,173 was recorded as goodwill and is being amortized over 36 months.

  In September 1998 the Company acquired all of the outstanding capital stock of Informatrix Worldwide, Inc. (Informatrix) for 90,000 shares of the Company's common stock valued at $153,000. Informatrix operates a vertical community in the property and casualty insurance industry that caters to risk managers, agents, brokers and other professionals in the insurance industry. The acquisition was accounted for under the purchase method of accounting. The estimated excess of the purchase price over the fair value of the net assets acquired of $910,325 was recorded as goodwill and will be amortized over 36 months. The purchase agreement also provides for the Company to issue up to 22,500 additional shares of the Company's common stock to the Informatrix shareholders in the event that Informatrix achieves certain sales targets through December 1998. As of October 31,1998, the former shareholders of Informatrix earned 4,290 shares of common stock which was valued at $7,293. The additional consideration was accounted for as additional goodwill.

  The following unaudited pro forma financial information presents the combined results of operations of VerticalNet, BITC and Informatrix as if the acquisitions occurred on January 1, 1997, after giving effect to certain adjustments including amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had VerticalNet, BITC and Informatrix constituted a single entity during such periods.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)


                                          YEAR ENDED      NINE MONTHS ENDED
                                          DECEMBER 31,      SEPTEMBER 30,
                                         ------------- ------------------------
                                             1997         1997         1998
                                         ------------- -----------  -----------
  Revenues..............................  $ 1,118,030  $   779,458  $ 2,331,869
                                          ===========  ===========  ===========
  Net loss..............................  $(5,789,177) $(3,405,718) $(9,800,563)
                                          ===========  ===========  ===========
  Net loss per share....................  $     (1.17) $      (.69) $     (1.94)
                                          ===========  ===========  ===========

(4) PROPERTY AND EQUIPMENT

                                                DECEMBER 31,      SEPTEMBER 30,
                                             -------------------  -------------
                                               1996      1997         1998
                                             --------  ---------  -------------
                                                                   (UNAUDITED)
   Computer equipment and purchased soft-
    ware...................................  $148,028  $ 654,157   $ 1,409,196
   Office equipment and furniture..........     6,645    102,279       148,189
   Trade show equipment....................    19,605     34,079        40,587
   Leasehold improvements..................         0     29,401        43,198
                                             --------  ---------   -----------
                                              174,278    819,916     1,641,170
   Less: accumulated depreciation and amor-
    tization...............................   (67,869)  (328,063)     (637,629)
                                             --------  ---------   -----------
   Property and equipment, net.............  $106,409  $ 491,853   $ 1,003,541
                                             ========  =========   ===========

(5) LINE OF CREDIT

  The Company had a line of credit with a bank in the amount of $2,500,000 at December 31, 1997. Borrowings under the facility were collateralized by a security interest in all assets of the Company and required the Company to meet specified financial ratios. As of December 31, 1997, the Company was in technical default, as it did not meet the specified financial ratios. The bank waived these violations for the year ended December 31, 1997. The facility bears interest at prime plus 1.5% (10% at December 31, 1997). The weighted average interest rate for borrowings under this facility was 10% for the year ended December 31, 1997. In connection with obtaining these facilities, the Company issued warrants to purchase its common stock (Note 9). ICG has guaranteed repayment of $2.0 million under the line of credit agreement. The Company repaid all amounts outstanding under this facility in May 1998 and consequently, the guarantee from ICG was cancelled. Subsequently, the bank provided a $500,000 line of credit, which expires on June 30, 1999 and is collateralized by a security interest in all of the assets of the Company with an interest rate prime plus 1.5%.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)


(6) ACCRUED EXPENSES

                                                  DECEMBER 31,   SEPTEMBER 30,
                                                ---------------- -------------
                                                 1996     1997       1998
                                                ------- -------- -------------
                                                                  (UNAUDITED)
   Accrued compensation and related costs...... $   --  $ 90,833  $  699,226
   Accrued professional fees...................  14,500   25,698     282,499
   Other.......................................   9,379   42,405      75,176
                                                ------- --------  ----------
                                                $23,879 $158,936  $1,056,901
                                                ======= ========  ==========

(7) LONG-TERM DEBT

                                                 DECEMBER 31,      SEPTEMBER 30,
                                               ------------------  -------------
                                                 1996      1997        1998
                                               --------  --------  -------------
                                                                    (UNAUDITED)
   Term notes with related parties............ $100,000  $100,000    $    --
   Term bank note.............................   41,991    32,852         --
   Capital leases.............................   51,591   417,952     675,698
                                               --------  --------    --------
                                                193,582   550,804     675,698
   Less: current portion......................  (26,515) (150,856)   (301,570)
                                               --------  --------    --------
   Long-term debt............................. $167,067  $399,948    $374,128
                                               ========  ========    ========

  The Company had a term loan with another bank with an interest rate at prime plus 2.75% (11.25% at December 31, 1997) which was payable in 36 monthly installments. This note was repaid in May 1998.

  In May, June and July 1997, ICG lent an aggregate of $650,000 to the Company at a rate of 9.5%. These amounts were repaid on July 17, 1997.

  In October, November and December 1997, ICG lent an aggregate of $950,000 to the Company also at a rate of 9.5%. These amounts were repaid on December 30, 1997.

  In February, March and April 1998, ICG lent an aggregate of $1,550,000 to the Company, also at a rate of 9.5%. These amounts were repaid on May 11, 1998.

  The Company had three unsecured term notes due to shareholders with an interest rate of 7%. The notes were to mature on February 2001. One of the holders of these notes is a board member of ICG. These notes were repaid in May 1998.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)


  The Company has several capital leases on its equipment with lease terms ranging from three to five years. The interest rates implicit in the leases are 8% to 20%. At December 31, 1996, 1997 and September 30, 1998, the book value of assets held under capital leases were approximately $49,000, $300,000 and $494,000, respectively, and the aggregate remaining minimum lease payments at December 31, 1997 were approximately $474,000 including interest of approximately $56,000.

  At December 31, 1997, long-term debt will mature as follows:

      1998............................................................. $150,856
      1999.............................................................  162,019
      2000.............................................................  100,279
      2001.............................................................  125,340
      2002.............................................................   12,310
                                                                        --------
        Total.......................................................... $550,804
                                                                        ========

(8) COMMITMENTS AND CONTINGENCIES

  The Company leases its facilities under operating lease agreements expiring through 2001. Future minimum lease payments as of December 31, 1997 under the leases are as follows:

      1998............................................................. $170,604
      1999.............................................................  160,987
      2000.............................................................  124,700
      2001.............................................................    9,840
                                                                        ========

  Rent expense under the noncancelable operating leases was approximately $5,100, $24,300, and $81,200 for the period from July 28, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and December 31, 1997, respectively, and $78,000 and $228,000 for the nine months ended September 30, 1997 and 1998, respectively.

  On June 30, 1998, the Company entered into a three year Sponsorship Agreement with Excite, Inc. (Excite). The Sponsorship Agreement provides for the Company and Excite to sponsor and promote thirty co-branded Web pages and for each company to sell advertising on the Web pages. Excite has guaranteed a minimum number of advertising impressions for each of the three years. The agreement is cancelable by either party, as defined, and requires the Company to pay Excite $0.9 million, $2.0 million and $3.0 million, respectively, in year one, two and three under the agreement. Such payments will be charged to expense as the advertising impressions are provided by Excite. In addition, each Company will provide the other with $200,000 in barter advertising during the term of the Sponsorship Agreement.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

  The Company has entered into non-cancelable obligations with several content service providers and internet search engines. Under these agreements, exclusive of the Excite agreement discussed above, the Company's obligations are as follows:

      1998........................................................... $1,140,456
      1999...........................................................    137,978
      2000...........................................................     24,000
                                                                      ==========

  The Company has entered into employment agreements with several employees. The agreements are cancelable, but require severance upon termination. As of December 31, 1997, the Company would be required to pay approximately $950,000 in severance (of which $500,000 has been guaranteed by ICG) in the event that these employment agreements are cancelled. As part of the employment agreement with the Company's president and chief executive officer, the Company had committed to grant options to purchase 6% of the Company's common stock. Pursuant to this agreement, the Company granted $600,000, 383,137 and 451,483 options in October 1997, January 1998 and June 1998, respectively, at an exercise price of $0.41 and $1.35, respectively, which was the then fair value of the Company's common stock. At September 30, 1998, the Company has satisfied its obligations under this agreement.

  The Company is a party to legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.


(9) CAPITAL STOCK

  The Company's restated Certificate of Incorporation provides the Company with the authority to issue 40,000,000 shares of common stock and 40,000,000 shares of preferred stock.

 Preferred Stock

  In September 1996 the Company sold 1,000,000 shares of Series A preferred stock (Series A) for $1,000,000. In July 1997 the Company sold 5,030,181 shares of Series B preferred stock (Series B) for $2,000,000. In October 1997 the Company sold 301,978 shares of Series C preferred stock (Series C) for $200,000.

  On May 11, 1998 and June 10, 1998, the Company sold 7,777,778 and 1,111,111 shares of Series D preferred stock (Series D), respectively, for an aggregate amount of approximately $15.2 million. If the Company does not complete an IPO as defined, by May 1, 2000, the Series D has a cumulative dividend rate equal to 6% of the original purchase price ($1.80 per share) which is due and payable on May 1, 2000. Thereafter, the Series D cumulative dividends will continue to accrue and are payable quarterly until the closing of an IPO. The holders of the Series D preferred have demand and piggy-back registration rights as defined.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

  Holders of preferred stock have the option to convert such shares into shares of common stock on a 1:1 ratio, except for the Series A preferred stock which converts on a ratio of 4.7619:1. The conversion rate on a particular series of preferred stock is subject to an adjustment in the event that any additional common stock, or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price. Mandatory conversion occurs upon the closing of an IPO of the Company's common stock, as defined. The Series D is senior to the Company's Series A, Series B and Series C in liquidation and the holders of Series A, Series B and Series C are entitled to receive an amount equal to their respective redemption price prior to the distribution to the common shareholders.

  The preferred stock votes on an as if converted basis. The Series A, Series B and Series C, together have the right to elect two directors of the Company and the Series D holders have the right to elect two directors of the Company.

  Preferred stock consists of the following at December 31, 1996, 1997 and September 30, 1998:

                                                 DECEMBER 31,     SEPTEMBER 30,
                                              -------------------     1998
                        PER SHARE               1996      1997     (UNAUDITED)
                       LIQUIDATION            --------- --------- -------------
   PREFERRED CLASS        VALUE    AUTHORIZED      ISSUED AND OUTSTANDING
   ---------------     ----------- ---------- ---------------------------------
   Series A...........    $1.00     1,000,000 1,000,000 1,000,000   1,000,000
   Series B...........      .40     5,100,000        -- 5,030,181   5,030,181
   Series C...........      .67       400,000        --   301,978     301,978
   Series D...........     1.80     9,000,000        --        --   8,888,889
                                   ---------- --------- ---------  ----------
                                   15,500,000 1,000,000 6,332,159  15,221,048
                                   ========== ========= =========  ==========

 Common Stock

  At September 30, 1998, 18,982,948 shares of common stock are reserved for the conversion of preferred stock.

 Warrants

  On April 30, 1997, the Company issued a warrant to its bank (Note 5) to purchase 37,726 shares of common stock at a price $0.39 per share. The warrant expires on April 1, 2007.

  In connection with the Company obtaining additional financing from its bank, in December 1997, the Company issued to its bank a warrant to purchase a maximum of 150,989 shares of common stock at an exercise price of $0.66 per share. The exercise price and number of shares to be purchased are subject to adjustment, based upon the Company's next round of equity financing. The warrant expires on November 30, 2008.

  In December 1997 the Company issued a warrant to ICG, the Company's majority shareholder, to purchase a maximum 301,978 shares of common stock at an exercise price of $0.66 per share. In

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

March 1998 the Company issued an additional warrant to ICG to purchase a maximum of 150,989 shares of common stock at an exercise price of $0.66 per share. The warrants were issued in connection with certain guarantees of the Company's bank debt by ICG. The exercise price and number of shares are subject to adjustment, based upon the Company's next round of equity financing. The warrant expires on November 30, 2008.

  In May 1998 in connection with the Company's equity financing, the Company cancelled the warrants issued to ICG and its bank in December 1997 and issued new warrants to purchase an aggregate of 259,949 shares of common stock at an exercise price of $1.80 per share.

  The estimated fair value of the warrants issued to the Company's bank and ICG is $50,000 and was recorded as interest expense in the accompanying statement of operations for the year ended December 31, 1997.

(10) STOCK OPTION PLAN

  In December 1996 the Company's Board of Directors adopted the 1996 stock option plan (the Plan). A total of 1,200,000 shares of common stock were reserved for issuance under this Plan and this amount was increased to 3,600,000 in January 1998 and 3,950,000 in August 1998.

  The exercise price for the options is determined by the Board of Directors, but shall not be less than 100% of the fair market value of the common stock on the date the option is granted. Generally, the options vest over a four-year period after the date of grant and expire ten years after the date of grant. Option holders that terminate their employment with the Company generally forfeit all non-vested options. Employees, key advisors and non-employee directors of the Company are eligible to receive awards under the Plan.

  The following table summarizes the activity of the Company's stock option plan:

                                                                    WEIGHTED
                                                                    AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                      ---------  --------------
   Outstanding at January 1, 1997....................       --       $  --
   Options granted................................... 1,082,666        0.33
   Options cancelled.................................       --          --
                                                      ---------      ------
   Outstanding at December 31, 1997.................. 1,082,666        0.33
   Options granted................................... 2,738,620        1.02
   Options cancelled.................................  (101,500)       0.73
                                                      ---------      ------
   Outstanding at September 30, 1998 (unaudited)..... 3,719,786      $ 0.83
                                                      =========      ======

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)


  At December 31, 1997, there were no options exercisable under the Plan. At September 30, 1998, there were 589,450 options exercisable with a weighted average exercise price of $0.54 per share:

                                                          OPTIONS OUTSTANDING
                                                       -------------------------
                                          NUMBER         WEIGHTED AVERAGE
     EXERCISE                         OUTSTANDING AT   REMAINING CONTRACTUAL
       PRICE                         DECEMBER 31, 1997    LIFE (IN YEARS)
     --------                        ----------------- ---------------------
      $0.15........................        351,666               10
       0.41........................        731,000               10
                                         ---------
                                         1,082,666
                                         =========

  The Company applies APB 25 and related interpretations in accounting for its stock option plan. Had compensation cost been recognized pursuant to SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the year ended December 31, 1997:

Net loss:

  As reported...................................................... $(4,778,789)
  Pro forma........................................................ $(4,785,358)

  The per share weighted-average fair value of options issued by the Company during 1997 was $0.10.

  The following range of assumptions were used by the Company to determine the fair value of stock options granted using the minimum value option-price model:

      Dividend yield....................................................      0%
      Expected volatility...............................................      0%
      Average expected option life...................................... 5 years
      Risk-free interest rate...........................................    5.9%

(11) DEFINED CONTRIBUTION PLAN

  In 1997 the Company established a defined contribution plan for qualified employees as defined under the plan. Participants may contribute 1% to 15% of pre-tax compensation, as defined. Under the plan, the Company can make discretionary contributions. To date, the Company has not made any contributions to the plan.

(12) INCOME TAXES

  Prior to June 1996, the Company elected to be treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code (the Code). As a result, the Company's earnings for prior tax years and through September 12, 1996, the date of termination of

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

the Company's S Corporation status (the termination date) had been taxed for federal income tax purposes directly to the Company's shareholders, rather than to the Company.

  The components of the net deferred tax assets as of December 31, 1996 and 1997 consists of the following:

   DEFERRED TAX ASSETS:                                    1996        1997
   --------------------                                  ---------  -----------
   Net operating losses................................. $  52,803  $ 1,655,741
   Reserves.............................................       --       103,200
   Depreciation.........................................    14,921       42,856
   Deferred revenue and other...........................   128,603      287,979
                                                         ---------  -----------
                                                           196,327    2,089,776
   Valuation allowance..................................  (196,327)  (2,089,776)
                                                         ---------  -----------
                                                         $     --   $       --
                                                         =========  ===========

  Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 1996 and 1997.

  As of December 31, 1997, the Company has approximately $4,145,000 of net operating loss carryforwards for federal tax purposes. These carryforwards will begin expiring in 2012 if not utilized. In addition, the Company has net operating loss carryforwards in certain states with various expiration periods beginning in 2000.

  Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the Company's prior and current equity transactions, the Company's net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carrryforward period.

(13) INFORMATRIX WORLDWIDE, INC.

  During 1997 the Company entered into a $250,000 Web site development contract with Informatrix. In addition, under the contract the Company was to maintain the Web site for $20,000 per month, until either the Company or Informatrix terminated the agreement. The Company substantially completed all of its obligations under the development portion of the contract as of December 31, 1997, but deferred recognition of revenue until the amounts were deemed collectible from Informatrix. Such development costs were charged to expense, as incurred.

                               VERTICALNET, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)


  In addition, the Company advanced Informatrix $160,000 in 1997, as evidenced by a demand note. The Company had provided a reserve of $80,000 against this note. The note is unsecured and bears interest at prime plus 1.5% (10% at December 31, 1997).

  During the nine months ended September 30, 1998, the Company advanced an additional $555,000 to Informatrix.

(14) SUBSEQUENT EVENTS (UNAUDITED)

 Options Granted

  On November 11, 1998, the Company granted 225,500 options, with an exercise price of $1.70 per share.

 Banknote

  On November 25, 1998 the Company executed a $2.0 million note with a bank. The note has an interest rate of prime plus 1.5% and matures at the earlier of March 31, 1999 or the completion of the Company's next financing. In connection with the loan, the Company issued warrants to purchase 40,000 shares of the Company's common stock. The exercise price of the warrants will be equal to the price in the Company's next financing as defined.

 ICG Convertible Note

  On November 25, 1998, ICG lent the Company $5.0 million in the form of a convertible note. The note matures on the earlier of (i) closing of an IPO or
(ii) closing of the next round of private equity financing or (iii) May 31, 1999. In addition, ICG has the right to convert the convertible note into shares of the Company's common stock at the price per share of common stock in the IPO or the price per share in the next round of financing, whichever occurs first. In connection with the loan, the Company issued warrants to purchase 160,000 shares of the Company's common stock. The exercise price of the warrants will be equal to the price in the Company's next round financing as defined.

 Initial Public Offering

  In November 1998 the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed IPO.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Boulder Interactive Technology Services Company:

  We have audited the accompanying balance sheets of Boulder Interactive Technology Services Company d/b/a Microwave Online Services Company and RF Globalnet as of December 31, 1996 and 1997 and the related statements of operations, shareholders' equity and cash flows for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boulder Interactive Technology Services Company d/b/a Microwave Online Services Company and RF Globalnet as of December 31, 1996 and 1997, and the results of its operations and its cash flow for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

August 21, 1998
Philadelphia, Pennsylvania

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
            D/B/A MICROWAVE ONLINE SERVICES COMPANY AND RF GLOBALNET

                                 BALANCE SHEETS


                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1997
                                                      ------------ ------------
ASSETS
Current assets:
  Cash...............................................  $  60,657    $  99,035
  Accounts receivable................................        --        66,277
                                                       ---------    ---------
    Total current assets.............................     60,657      165,312
                                                       ---------    ---------
Property and equipment, net..........................     15,119       19,185
Other assets.........................................      4,331        3,208
                                                       ---------    ---------
    Total assets.....................................  $  80,107    $ 187,705
                                                       =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable--shareholder..........................     13,852          --
  Accounts payable...................................         91       14,108
  Accrued expenses...................................     19,255        7,806
  Deferred revenues..................................        --        85,909
                                                       ---------    ---------
    Total current liabilities........................     33,198      107,823
                                                       ---------    ---------
Commitments and contingencies (note 3)
Shareholders' equity:
  Common stock $.01 par value, 10,000,000 shares au-
   thorized, 324,148 and 518,000 shares issued and
   outstanding in 1996 and 1997, respectively........      3,241        5,180
  Additional paid-in capital.........................    196,167      388,080
  Accumulated deficit................................   (152,499)    (313,378)
                                                       ---------    ---------
    Total shareholders' equity.......................     46,909       79,882
                                                       ---------    ---------
    Total liabilities and shareholders' equity.......  $  80,107    $ 187,705
                                                       =========    =========


                See accompanying notes to financial statements.

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
            D/B/A MICROWAVE ONLINE SERVICES COMPANY AND RF GLOBALNET

                            STATEMENTS OF OPERATIONS


                                                      PERIOD FROM
                                                     MARCH 22, 1996
                                                      (INCEPTION)
                                                        THROUGH      YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996          1997
                                                     -------------- ------------
REVENUES............................................   $  14,661     $ 326,208
COSTS AND EXPENSES:
Editorial and operational...........................      16,738       157,645
Sales and marketing.................................      34,274        78,218
General and administrative..........................     117,010       252,811
                                                       ---------     ---------
Operating loss......................................    (153,361)     (162,466)
Interest income, net of interest expense............         862         1,587
                                                       ---------     ---------
Net loss............................................   $(152,499)    $(160,879)
                                                       =========     =========



                See accompanying notes to financial statements.

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
            D/B/A MICROWAVE ONLINE SERVICES COMPANY AND RF GLOBALNET

                       STATEMENT OF SHAREHOLDERS' EQUITY

                               COMMON STOCK
                              --------------
                                             ADDITIONAL
                                              PAID-IN   ACCUMULATED
                              SHARES  AMOUNT  CAPITAL     DEFICIT     TOTAL
                              ------- ------ ---------- ----------- ---------
Issuance of common stock, at
 par value................... 126,000 $1,260  $    --    $     --   $   1,260
Issuance of common stock..... 198,148  1,981   196,167         --     198,148
Net loss.....................     --     --        --     (152,499)  (152,499)
                              ------- ------  --------   ---------  ---------
Balance at December 31,
 1996........................ 324,148  3,241   196,167    (152,499)    46,909
Issuance of common stock..... 193,852  1,939   191,913                193,852
Net loss.....................     --     --        --     (160,879)  (160,879)
                              ------- ------  --------   ---------  ---------
Balance at December 31,
 1997........................ 518,000 $5,180  $388,080   $(313,378) $  79,882
                              ======= ======  ========   =========  =========



                See accompanying notes to financial statements.

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
            D/B/A MICROWAVE ONLINE SERVICES COMPANY AND RF GLOBALNET

                            STATEMENTS OF CASH FLOWS


                                                     PERIOD FROM
                                                    MARCH 22, 1996
                                                     (INCEPTION)
                                                       THROUGH      YEAR ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1996          1997
                                                    -------------- ------------
Cash flows from operating activities:
 Net loss..........................................   $(152,499)    $(160,879)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization....................       2,792         9,077
  Change in assets:
    Accounts receivable............................         --        (66,277)
    Prepaid expenses and other assets..............      (4,757)          510
  Change in liabilities:
    Accounts payable...............................          91        14,017
    Accrued expenses...............................      19,255       (11,449)
    Deferred revenues..............................         --         85,909
                                                      ---------     ---------
Net cash used in operating activities..............    (135,118)     (129,092)
                                                      ---------     ---------
Cash flows from investing activities:
 Capital expenditures..............................     (17,485)      (12,530)
                                                      ---------     ---------
Net cash used in investing activities..............     (17,485)      (12,530)
                                                      ---------     ---------
Cash flows from financing activities:
 Increase in note payable--shareholder.............      13,852           --
 Proceeds from issuance of common stock............     199,408       180,000
                                                      ---------     ---------
Net cash provided by financing activities..........     213,260       180,000
                                                      ---------     ---------
Net increase in cash...............................      60,657        38,378
Cash--beginning of period..........................         --         60,657
                                                      ---------     ---------
Cash--end of period................................   $  60,657     $  99,035
                                                      =========     =========
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest..........   $       2     $      13
                                                      =========     =========
Supplemental schedule of noncash investing and fi-
 nancing activities:
 Issuance of stock in repayment of note payable....   $     --        $13,852
                                                      =========     =========


                See accompanying notes to financial statements.

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    D/B/A MICROWAVE ONLINE SERVICES COMPANY

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Boulder Interactive Technology Services Company (d/b/a Microwave Online Services Company and RF Globalnet) (the Company) was formed in March 1996. The Company operates a Vertical trade community for professionals in the radio frequency and wireless communications industry. This Web Site gives engineers access to the latest product and technical information, leading edge education resources, expert-hosted technical forums and career opportunities in the field.

 Property and Equipment

  Property and equipment are stated at cost, net of depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (three to five years).

 Revenue and Cost Recognition

  The Company's advertising revenues are derived principally from advertising contracts which generally do not extend beyond one year. Advertising revenues are recognized ratably over the term of the contract. Online courses, book sales and other revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenues until those obligations are satisfied.

  Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. Revenue recorded under barter transactions for the year ended December 31, 1997 was $30,000.

  Editorial and operational expenses include editorial costs,which are principally payroll and related costs, the cost of purchased content and the costs for Internet related computer equipment.

 Concentration of Credit Risk

  The Company does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. No single customer accounted for greater than 10% of total revenues for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997.

 Advertising Costs

  The Company expenses advertising costs as incurred. For the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, advertising expense was approximately $1,600 and $34,000, respectively.

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    D/B/A MICROWAVE ONLINE SERVICES COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Income Taxes

  Effective January 1, 1998, the Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Accounting for Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

  The Company's financial instruments principally consist of cash, accounts receivable, accounts payable and a loan payable that are carried at cost which approximates fair value.

 Recent Accounting Pronouncements

  In June 1997 the Financial Accounting Standards Board (FASB) issued Reporting Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 had no impact on the Company's results of operations, financial position or cash flows.

  In June 1997 the FASB issued Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which establishes standards for reporting information about operating

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    D/B/A MICROWAVE ONLINE SERVICES COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will not have an impact on the Company's results of operations, financial position or cash flows.

  In February l998 the FASB issued Employers' Disclosures about Pension and Other Postretirement Benefits (SFAS No. 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 will not have an impact on the Company's results of operations, financial position or cash flows.

  In March l998 the American Institute of Certified Public Accounts (AICPA) issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

  In April 1998 the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

 Stock Options

  The Company accounts for the grant of employee options to purchase common stock in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). This statement gives companies the option to adopt the fair value method for expense recognition of employee stock options or to continue to account for stock options and stock-based awards using the intrinsic value method, as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25), and to make pro forma disclosures of net loss as if the fair value method had been applied. The Company elected to apply APB 25 to account for stock options and disclose the pro forma net loss as if the fair value method had been applied (Note 5).

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    D/B/A MICROWAVE ONLINE SERVICES COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(2) PROPERTY AND EQUIPMENT

  Property and equipment is summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
   Computer equipment and purchased software................. $17,013  $ 29,543
   Office equipment and furniture............................     472       472
                                                              -------  --------
                                                               17,485    30,015
   Less: accumulated depreciation............................  (2,366)  (10,830)
                                                              -------  --------
   Property and equipment, net............................... $15,119  $ 19,185
                                                              =======  ========

(3) COMMITMENTS AND CONTINGENCIES

  The Company leases its facility under an operating lease agreement expiring in 1999. Future minimum lease payments as of December 31, 1997 under the lease is as follows:

     1998............................................................... $18,600
     1999...............................................................   3,200
                                                                         =======

  Rent expense under this noncancelable operating lease was approximately $7,600 and $17,000 for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively.

  In addition, the Company has an advertising commitment from the period August 1998 through December 1998, totaling approximately $10,000.

(4) STOCK OPTION PLAN

  In July 1998 the Company's Board of Directors adopted the 1998 stock option plan (the 1998 Plan). A total of 80,000 shares of common stock were reserved for issuance under this Plan.

  The exercise price and the vesting period for the options is determined by the Board of Directors. All options expire ten years after the date of grant. On January 8, 1998, options for 9,750 shares of common stock were granted, outside of the 1998 Plan, at an exercise price of $0.60 that vested immediately. On July 2, 1998, options for 15,832 shares of common stock were granted at an exercise price of $0.60, under the 1998 Plan, that vest over a four-year period. Compensation expense of $47,700 was recorded by the Company in July 1998 in connection with the options granted on July 2, 1998 as the vesting on these options was accelerated due to the Company being acquired in September 1998 (Note 6).

(5) INCOME TAXES

  The Company elected "C" corporation status in March 1998, effective on January 1, 1998. Prior to that election, the Company was an "S" corporation.

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    D/B/A MICROWAVE ONLINE SERVICES COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(6) SUBSEQUENT EVENT

  On September 1, 1998, the Company was acquired by VerticalNet, Inc. (VerticalNet). Under the terms of that transaction, VerticalNet acquired all of the outstanding stock of the Company in exchange for approximately $1.8 million in cash.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Informatrix Worldwide, Inc.:

  We have audited the accompanying balance sheet of Informatrix Worldwide, Inc. as of December 31, 1997 and the related statements of operations, shareholders' deficit and cash flows for the period from October 15, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Informatrix Worldwide, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the period from October 15, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

August 21, 1998
Philadelphia, Pennsylvania

                          INFORMATRIX WORLDWIDE, INC.

                                 BALANCE SHEETS
              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash..............................................  $   6,196    $       --
  Accounts receivable...............................        --          53,200
  Officer loan receivable...........................      3,500          3,500
                                                      ---------    -----------
    Total current assets............................      9,696         56,700
                                                      ---------    -----------
  Computer equipment, net...........................     27,020         19,856
  Other assets......................................      1,003          1,003
                                                      ---------    -----------
    Total assets....................................  $  37,719    $    77,559
                                                      =========    ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.............  $  17,750    $    38,964
  Accounts payable to related party.................    250,000        430,000
  Current portion of lease obligation...............      8,298          9,336
  Loans payable to related party....................    160,000        751,994
  Deferred revenues.................................        --         106,725
                                                      ---------    -----------
    Total current liabilities.......................    436,048      1,337,019
                                                      ---------    -----------
  Lease obligation, net of current portion..........     19,052         11,915
                                                      ---------    -----------
Commitments and contingencies
Shareholders' deficit:
  Common stock no par value, 200 shares authorized,
   issued and
   outstanding......................................        --             --
  Accumulated deficit...............................   (417,381)    (1,271,375)
                                                      ---------    -----------
    Total shareholders' deficit.....................   (417,381)    (1,271,375)
                                                      ---------    -----------
    Total liabilities and shareholders' deficit.....  $  37,719    $    77,559
                                                      =========    ===========


                See accompanying notes to financial statements.

                          INFORMATRIX WORLDWIDE, INC.

                            STATEMENTS OF OPERATIONS

                                                  OCTOBER 15, 1997 NINE  MONTHS
                                                   (INCEPTION) TO      ENDED
                                                    DECEMBER 31,   SEPTEMBER 30,
                                                        1997           1998
                                                  ---------------- -------------
                                                                    (UNAUDITED)
REVENUES.........................................    $     --        $  32,442
                                                     ---------       ---------
COST AND EXPENSES:
Editorial and operational........................       20,948         253,503
Product development..............................      279,144          75,766
Sales and marketing..............................       85,408         426,058
General and administrative.......................       29,162          93,131
                                                     ---------       ---------
Operating loss...................................     (414,662)       (816,016)
Interest expense.................................       (2,719)        (37,978)
                                                     ---------       ---------
Net loss.........................................    $(417,381)      $(853,994)
                                                     =========       =========




                See accompanying notes to financial statements.

                          INFORMATRIX WORLDWIDE, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                        COMMON STOCK
                                        ------------- ACCUMULATED
                                        SHARES AMOUNT   DEFICIT       TOTAL
                                        ------ ------ -----------  -----------
 Issuance of common stock, October
  15, 1997 (inception)...............    200    $--   $       --   $       --
 Net loss............................    --      --      (417,381)    (417,381)
                                         ---    ----  -----------  -----------
 Balance at December 31, 1997........    200     --      (417,381)    (417,381)
                                         ---    ----  -----------  -----------
 Net loss (unaudited)................    --      --      (853,994)    (853,994)
                                         ---    ----  -----------  -----------
 Balance at September 30, 1998 (unau-
  dited).............................    200    $--   $(1,271,375) $(1,271,375)
                                         ===    ====  ===========  ===========





                See accompanying notes to financial statements.

                          INFORMATRIX WORLDWIDE, INC.

                            STATEMENTS OF CASH FLOWS

                                                 OCTOBER 15, 1997  NINE MONTHS
                                                  (INCEPTION) TO      ENDED
                                                   DECEMBER 31,   SEPTEMBER 30,
                                                       1997           1998
                                                 ---------------- -------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
 Net loss.......................................    $(417,381)      $(853,994)
                                                    ---------       ---------
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization.................        1,592           7,164
  Change in assets:
    Accounts receivable.........................          --          (53,200)
    Officer loan receivable.....................       (3,500)            --
    Other assets................................       (1,003)            --
  Change in liabilities:
    Accounts payable and accrued expenses.......       17,750          21,214
    Accounts payable to related party...........      250,000         180,000
    Deferred revenues...........................          --          106,725
                                                    ---------       ---------
Net cash used in operating activities...........     (152,542)       (592,091)
                                                    ---------       ---------
Cash flows from financing activities:
 Issuance of common stock.......................          --              --
 Loans from related party.......................      160,000         591,994
 Payment of capital lease.......................       (1,262)         (6,099)
                                                    ---------       ---------
Net cash provided by financing activities.......      158,738         585,895
                                                    ---------       ---------
Net decrease in cash............................        6,196          (6,196)
Cash at beginning of period.....................          --            6,196
                                                    ---------       ---------
Cash at end of period...........................    $   6,196       $     --
                                                    =========       =========
Supplemental disclosure of cash flow informa-
 tion:
 Cash paid during the year for interest.........    $     746       $   2,957
                                                    =========       =========
Supplemental schedule of noncash investing and
 financing activities:
 Equipment acquired under capital leases........    $  28,612       $     --
                                                    =========       =========


                See accompanying notes to financial statements.

                          INFORMATRIX WORLDWIDE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 IS UNAUDITED)

(1) ORGANIZATION

  Informatrix Worldwide, Inc. (the Company) was formed in October 15, 1997. The Company operates a vertical trade community in the property and casualty insurance industry that caters to risk managers, agents, brokers and other professionals in the insurance industry. A vertical trade community is a Web site that acts as a source of information and dialogue for a particular vertical market.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Computer Equipment

  Computer equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (three years). Expenditures for maintenance and repairs are charged to expense as incurred.

 Revenue and Cost Recognition

  The Company's advertising revenues are derived principally from advertising contracts which generally do not extend beyond one year. Advertising revenues are recognized ratably over the term of the contract.

  Editorial and operational costs include editorial costs which are principally payroll and related costs.

 Product Development

  Product development costs consists principally of salaries and related costs, which are expensed as incurred.

 Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense was $0 for the period from October 15, 1997 (inception) to December 31, 1997 and approximately $57,126 for the nine months ended September 30, 1998.

 Income Taxes

  Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial

                          INFORMATRIX WORLDWIDE, INC.

         (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 IS UNAUDITED)

statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

  No federal or state income taxes are due as of December 31, 1997. The net deferred tax asset, primarily related to net operating losses, is fully offset by a valuation allowance at December 31, 1997.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

  The Company's financial instruments principally consist of cash, accounts receivable, accounts payable, loans payable and capital asset obligations that are carried at cost which approximates fair value.

 Recent Accounting Pronouncements

  In June 1997 the Financial Accounting Standards Board (FASB) issued Reporting Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 had no impact on the Company's results of operations, financial position or cash flows.

  In the June 1997 FASB issued Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will not have an impact on the Company's results of operations, financial position or cash flows.

  In February l998 FASB issued SFAS No. 132, Employers' Disclosures about Pension and Other Postretirement Benefits (SFAS No. 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The

                          INFORMATRIX WORLDWIDE, INC.

         (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 IS UNAUDITED)

adoption of SFAS No. 132 will not have an impact on the Company's results of operations, financial position or cash flows.

  In March l998 the American Institute of Certified Public Accounts (AICPA) issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

  In April 1998 the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position, or cash flows.

(3) PROPERTY AND EQUIPMENT

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
   Computer equipment under capital leases...........   $28,612       $28,612
   Less: accumulated depreciation....................    (1,592)       (8,756)
                                                        -------       -------
   Property and equipment, net.......................   $27,020       $19,856
                                                        =======       =======

  Amortization expense of equipment under capital lease is included in depreciation expense.

(4) CAPITAL LEASE OBLIGATION

  The Company leases its computer equipment under a capital lease agreement expiring in 2000. Future minimum lease payments as of December 31, 1997 under the lease are as follows:

     1998............................................................... $12,039
     1999...............................................................  12,039
     2000...............................................................  10,032
                                                                         -------
     Minimum lease payments.............................................  34,110
     Less: amounts representing interest................................   6,760
                                                                         -------
     Present value of minimum lease payments............................  27,350
     Less: current portion..............................................   8,298
                                                                         -------
     Long-term portion.................................................. $19,052
                                                                         =======

                          INFORMATRIX WORLDWIDE, INC.

         (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 IS UNAUDITED)

(5) DEBT-RELATED PARTY

  The Company was acquired by VerticalNet, Inc. (VerticalNet) on September 30, 1998 (Note 7). At December 31, 1997, the Company had borrowed $160,000 from VerticalNet and a total of $715,000 as of September 30, 1998. The interest rate on the debt was prime plus 1.5% percent and the debt was payable on demand.

  The Company also had an accounts payable balance due to VerticalNet of $250,000 at December 31, 1997 and $430,000 at September 30, 1998 for certain Web site development and maintenance services.

(6) RELATED PARTY TRANSACTIONS

  The Company paid approximately $29,800 and $63,700 for the period from October 15, 1997 (inception) through December 31, 1997 and the nine months ended September 30, 1998, respectively, for consulting services to an entity whose shareholders are also shareholders of the Company.

  The Company paid $39,700 and $122,000 for the period from October 15, 1997 (inception) through December 31, 1997 and the nine months ended September 30, 1998, respectively, for advertising services to an entity whose shareholders are also shareholders of the Company.

  The Company recorded $250,000 in product development expense for Web site development services provided by VerticalNet during the period from October 15, 1997 (inception) through December 31, 1997. In addition, the Company recorded $180,000 in cost of revenues for Web site maintenance services provided by VerticalNet for the nine months ended September 30, 1998.

(7) SUBSEQUENT EVENT

  On September 30, 1998, the Company was acquired by VerticalNet. Under the terms of that transaction, VerticalNet acquired all of the outstanding stock of the Company in exchange for 90,000 shares of common stock of VerticalNet.

UNAUDITED PRO FORMA FINANCIAL INFORMATION BASIS OF PRESENTATION

  The following unaudited pro forma data is filed herewith: Unaudited condensed combined pro forma statements of operations for the year ended December 31, 1997 and nine months ended September 30, 1998.

  The unaudited condensed combined pro forma statements of operations reflect the acquisitions of Boulder Interactive Technology Services Company (BITC) as if it occurred on January 1, 1997 and Informatrix as if it had occurred on its inception of October 15, 1997. Since the pro forma financial statements which follow are based upon the financial condition and operating results of the BITC and Informatrix during periods when they were not under the control or management of VerticalNet, Inc. (VerticalNet), the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed as of January 1, 1997 nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of VerticalNet, BITC and Informatrix. The condensed combined pro forma financial statements should be read in conjunction with the historical audited financial statements of VerticalNet and the notes thereto, as well as the audited historical financial statements of BITC and Informatrix and the notes thereto included elsewhere in this prospectus. The acquisitions have been accounted for by the purchase method of accounting. A pro forma balance sheet as of September 30, 1998 has not been presented herein since both acquisitions were completed in September of 1998 and have been reflected in VerticalNet's consolidated balance sheet as of September 30, 1998 appearing elsewhere herein.

                    VERTICALNET, INC., BITC AND INFORMATRIX

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                              PRO FORMA      PRO FORMA
                         VERTICALNET    BITC     INFORMATRIX ADJUSTMENTS     COMBINED
                         -----------  ---------  ----------- -----------    -----------
REVENUES................ $   791,822  $ 326,208   $     --    $     --      $ 1,118,030
                         -----------  ---------   ---------   ---------     -----------
COST AND EXPENSES:
Editorial and opera-
 tional ................   1,055,725    157,645      20,948         --        1,234,318
Product development.....     711,292        --      279,144    (250,000)(a)     740,436
Sales and marketing.....   2,300,365     78,218      85,408         --        2,463,991
General and administra-
 tive...................   1,388,123    252,811      29,162     684,102 (b)   2,354,198
                         -----------  ---------   ---------   ---------     -----------
Operating loss..........  (4,663,683)  (162,466)   (414,662)   (434,102)     (5,674,913)
                         -----------  ---------   ---------   ---------     -----------
Interest income, net of
 interest expense.......    (115,106)     1,587      (2,719)      1,974 (c)    (114,264)
                         -----------  ---------   ---------   ---------     -----------
Net loss................ $(4,778,789) $(160,879)  $(417,381)  $(432,128)    $(5,789,177)
                         ===========  =========   =========   =========     ===========
Pro forma net loss per
 share:
  Basic and diluted..... $     (0.97)                                       $     (1.17)
                         ===========                                        ===========
  Weighted average
   shares outstanding
   (basic and diluted)..   4,927,384                                          4,946,134
                         ===========                                        ===========




  See accompanying notes to Pro Forma Condensed Combined Financial Statements

                    VERTICALNET, INC., BITC AND INFORMATRIX

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                              PRO FORMA      PRO FORMA
                          VERTICALNET    BITC    INFORMATRIX ADJUSTMENTS      COMBINED
                          -----------  --------  ----------- -----------    ------------
REVENUES................  $1,861,799   $437,628   $ 32,442    $    --       $  2,331,869
                          ----------   --------   --------    --------      ------------
COSTS AND EXPENSES:
Editorial and operation-
 al.....................   2,100,885    121,726    253,503    (180,000)(d)     2,296,114
Product development.....     797,815        --      75,766         --            873,581
Sales and marketing.....   4,405,407    123,542    426,058         --          4,955,007
General and administra-
 tive...................   2,907,275    327,879     93,131     691,801 (e)     4,020,086
                          ----------   --------   --------    --------      ------------
Operating loss..........  (8,349,583)  (135,519)  (816,016)   (511,801)       (9,812,919)
                          ----------   --------   --------    --------      ------------
Interest income, net of
 interest expense.......      15,166        143    (37,978)     35,025 (f)        12,356
                          ----------   --------   --------    --------      ------------
Net loss................  (8,334,417)  (135,376)  (853,994)   (476,776)       (9,800,563)
                          ==========   ========   ========    ========      ============
Pro forma net loss per
 share:
  Basic and diluted.....  $    (1.68)                                       $      (1.94)
                          ==========                                        ============
  Weighted average
   shares outstanding
   (basic and diluted)..   4,973,705                                           5,063,375
                          ==========                                        ============




  See accompanying notes to Pro Forma Condensed Combined Financial Statements

                    VERTICALNET, INC., BITC AND INFORMATRIX

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 give effect to the acquisition of BITC as if it had occurred on January 1, 1997 and Informatrix as if has occurred on its inception of October 15, 1997.

  The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of their fair value. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as VerticalNet finalizes its allocation of its purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effects of the acquisition.

2. PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS CONSIST OF:

  The pro forma statement of operations adjustments for the year ended December 31, 1997 consist of:

  (a) Product development expense has been adjusted to reflect the elimination of the costs charged by VerticalNet to Informatrix to develop Informatrix's vertical trade community.

  (b) General and administrative expense has been adjusted to reflect the amortization of goodwill associated with the acquisitions which has an estimated useful life of 36 months.

  (c) Interest expense has been adjusted to reflect the elimination of the interest expense incurred by Informatrix on indebtedness to VerticalNet.

  The pro forma statement of operations adjustments for the nine months ended September 30, 1998 consist of:

  (d) Cost of editorial and operational has been adjusted to reflect the elimination of the costs charged by VerticalNet to Informatrix to maintain Informatrix's vertical trade community.

  (e) General and administrative expense has been adjusted to reflect the amortization of goodwill associated with the the acquisitions which has an estimated useful life of 36 months.

  (f) Interest expense has been adjusted to reflect the elimination of the interest expense incurred by Informatrix on indebtedness to VerticalNet.

  (g) No income tax provision is required due to the Company's current tax loss and the inability of the Company to currently use the benefits of the net operating loss carryforward.

                 [GRAPHIC SHOWING THE LOGOS OF THE 29 VERTICAL
                       TRADE COMMUNITIES THAT WE OPERATE]

                                     SHARES

            [LOGO]             VERTICALNET, INC.

                                  COMMON STOCK

                                  -----------

                                   PROSPECTUS
                                        , 1999

                                  -----------

                                LEHMAN BROTHERS

                               HAMBRECHT & QUIST

                          VOLPE BROWN WHELAN & COMPANY

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock being registered, all of which will be paid by the Company:

     Registration fee................................................... $8,850
     NASD filing fee....................................................  3,500
     Transfer agent and registrar fees..................................
     Printing and engraving.............................................
     Legal fees.........................................................
     Blue sky fees and expenses.........................................
     Nasdaq National Market listing fee.................................
     Accounting fees....................................................
     Miscellaneous......................................................
                                                                         ------
       Total............................................................  $
                                                                         ======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Amended and Restated Articles of Incorporation provide that pursuant to and to the extent permitted by Pennsylvania law, the Company's directors shall not be personally liable for monetary damages for breach of any duty owed to the Company and its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director, the provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws. The Company's Amended and Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law. Pennsylvania law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

  In general, any officer or director of the Company shall be indemnified by the Company against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Company, if the officer or director acted in good faith, and in the manner believed to be in or not opposed to the Company's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that
(i) such person is not otherwise indemnified and (ii) such indemnifications not prohibited by Pennsylvania law or any other applicable law.

  Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Company shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Company.

  Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by the Company as authorized by our Bylaws.

  The indemnification and advancement of expenses provided by, or granted
pursuant to Article   of our Bylaws is not deemed exclusive of any other rights
to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

  The Board of Directors has the power to authorize the Company to purchase and maintain insurance on behalf of the Company and others to the extent that power to do so has not been prohibited by the Pennsylvania law, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Company to indemnify a
director or officer under Article   of our Bylaws is a contract between the
Company and such director or officer and no modification or repeal of our Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

  The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since its inception in July 1995, the Company has issued and sold unregistered securities in the transactions described below. Share amounts have been restated to give effect to all of the Company's stock splits.

 Shares of Common Stock

  1. In September 1995, the Company issued     shares of Common Stock to Mr.
McNulty in an organizational subscription for an aggregate purchase price of $255.

  2. In September 1995, the Company issued     shares of Common Stock to Mr.
Hagan in an organizational subscription for an aggregate purchase price of $255.

  3. In October and November of 1995, the Company issued an aggregate of shares of Common Stock to four investors for an aggregate purchase price of $60,000.

  4. In November 1995, the Company issued     shares of Common Stock to one
investor for an aggregate purchase price of $70.

  5. In January 1996, the Company issued     shares of Common Stock to one
investor for an aggregate purchase price of $    .

  6. In January 1996, the Company issued     shares of Common Stock to one
investor for an aggregate purchase price of $    .

  7. In January and February 1996, the Company issued an aggregate of
shares of Common Stock to five investors, including     shares to Mr. Buckley,
a director of the Company, for an aggregate purchase price of $110,000.

  8. In June 1998, the Company issued     shares of Common Stock to Lehman
Brothers Inc. in consideration for services rendered as private placement agent in the Series D private placement.

 Shares of Series A Preferred Stock

  9. In September 1996, the Company issued 1,000,000 shares of Series A Preferred Stock to ICG for an aggregate purchase price of $1,000,000, which
shares will be automatically converted into      shares of Common Stock upon or
immediately prior to the consummation of the Offering.

 Shares of Series B Preferred Stock

  10. In July 1997, the Company issued 5,030,181 shares of Series B Preferred Stock to ICG for an aggregate purchase price of $2,000,000, which shares will
be automatically converted into      shares of Common Stock upon or immediately
prior to the consummation of the Offering.

 Shares of Series C Preferred Stock

  11. In October 1997, the Company issued 301,978 shares of Series C Preferred Stock to one accredited investor for an aggregate purchase price of $200,000,
which shares will be automatically converted into      shares of Common Stock
upon or immediately prior to the consummation of the Offering.

 Shares of Series D Preferred Stock

  12. From May 1998 to June 1998, the Company issued 8,888,889 shares of Series D Preferred Stock to various accredited investors, including 1,666,667 shares to Koch Ventures, Inc., 1,536,162 shares to Wheatley Partners, L.P., and 2,222,223 shares to ICG, for an aggregate purchase price of $16,000,000, which shares will be automatically
converted into     shares of Common Stock upon or immediately prior to the
consummation of the Offering.

 Warrants to Purchase Common Stock

  13. In May 1998, the Company granted Warrants to purchase an aggregate of
shares of Common Stock for a purchase price of     per share to ICG in
connection with certain guarantees of the Company's bank debt by ICG.

  14. In April 1997, the Company granted Warrants to purchase an aggregate of
    shares of Common Stock for a purchase price of     per share to Progress in
connection with Progress' provision of a line of credit.

  15.  In December 1997, the Company granted Warrants to purchase an aggregate
of     shares of Common Stock for a purchase price of     per share to Progress
in connection with Progress' extension of additional credit.

 Options to Purchase Common Stock

  16. The Company from time to time has granted stock options to employees, directors and consultants. The following table sets forth certain information regarding such grants:

                                                       NO. OF       RANGE OF
                                                       SHARES    EXERCISE PRICES
                                                     ----------- ---------------
     1995...........................................        None
     1996...........................................        None
     1997........................................... 1,378,803.6  $.14 to $ .41
     1998...........................................   1,894,733  $.41 to $1.35

  The Company believes that the issuance of shares and grants of options described above did not involve a public offering and were exempt from registration under Section 4(2) of the Securities Act because such issuances and grants were made to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and because each such person was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates and are contained in stock option agreements evidencing the securities described above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as part of this registration statement:

                                    EXHIBITS

   EXHIBIT
   NUMBER  DESCRIPTION
   ------- -----------
     1     Underwriting Agreement


     3.1   Amended and Restated Articles of Incorporation


     3.2   Amended and Restated Bylaws


     5 Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the shares of Common Stock being registered


    10.1   Amended and Restated 1996 Equity Compensation Plan


    10.2   Employment Agreement with Mark L. Walsh


    10.3   Employment Agreement with Barry E. Wynkoop


    10.4   Share Purchase Agreement dated September 1, 1998, between Boulder
           Interactive Technology Services Co. and VerticalNet, Inc.


    10.5   Agreement and Plan of Merger dated September 30, 1998, among
           VerticalNet, Inc., Informatrix Acquisition Corp., Informatrix
           Worldwide, Inc., and the Stockholders of Informatrix Worldwide, Inc.


    10.6   ONSALE & VerticalNet Letter Agreement dated June 4, 1998, between
           ONSALE, Inc. and VerticalNet, Inc.+


    10.7   Sponsorship Agreement dated June 30, 1998, between Excite!, Inc. and
           VerticalNet, Inc.+


    10.8   Comparison Shopping Service Subscription Agreement dated September
            , 1998, between Junglee Corp. and VerticalNet, Inc.+


    21     Subsidiaries


    23.1*  Consent of KPMG Peat Marwick LLP


    23.2 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto)


    24.1   Power of Attorney (included on signature page to this Registration
           Statement)


    27*    Financial Data Schedule

--------
*Filed herewith
+ Portions of this Exhibit have been omitted and filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 under the Act.

  (b) Except as follows, financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

                               VERTICALNET, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
           PERIOD FROM JULY 28, 1995 (INCEPTION) TO DECEMBER 31, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                            BALANCE AT THE  CHARGED TO            BALANCE AT THE
                           BEGINNING OF THE COSTS AND               END OF THE
DESCRIPTION                     PERIOD       EXPENSES  WRITE-OFFS      YEAR
-----------                ---------------- ---------- ---------- --------------
ALLOWANCE FOR DOUBTFUL
 ACCOUNTS:
Period from July 28, 1995
 (inception) to
 December 31, 1995.......      $   --        $   --      $ --        $   --
Year ended December 31,
 1996....................      $   --        $18,575     $ --        $18,575
Year ended December 31,
 1997....................      $18,575       $11,425     $ --        $30,000

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HORSHAM, PENNSYLVANIA ON NOVEMBER 27, 1998.

                                          Verticalnet, Inc.

                                                    /s / Mark L. Walsh
                                          By: _________________________________
                                                       MARK L. WALSH
                                                         PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

  Each person in so signing also makes, constitutes and appoints Mark L. Walsh and Gene S. Godick, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

                 NAME                           CAPACITY                 DATE
                 ----                           --------                 ----

          /s/ Mark L. Walsh            President and Chief         November 27, 1998
______________________________________  Executive Officer
            MARK L. WALSH               (principal executive
                                        officer)

         /s/ Michael J. Hagan          Senior Vice President and   November 27, 1998
______________________________________  Director
           MICHAEL J. HAGAN

          /s/ Gene S. Godick           Vice President and Chief    November 27, 1998
______________________________________  Financial Officer
            GENE S. GODICK              (principal financial and
                                        accounting officer)

       /s/ Douglas A. Alexander        Director                    November 27, 1998
______________________________________
         DOUGLAS A. ALEXANDER

        /s/ Jeffrey C. Ballowe         Director                    November 27, 1998
______________________________________
          JEFFREY C. BALLOWE

      /s/ Walter W. Buckley, III       Director                    November 27, 1998
______________________________________
        WALTER W. BUCKLEY, III

         /s/ Matthew J. Warta          Director                    November 27, 1998
______________________________________
           MATTHEW J. WARTA